UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement

☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SELECTIVE INSURANCE GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

40 Wantage Avenue

Branchville, New Jersey 07890

March 29, 2023

NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS
AND PROXY STATEMENT

Wednesday, May 3, 2023

9:00 AM Eastern Time

Attending the Annual Meeting

The 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Selective Insurance Group, Inc. (“Selective” and “we”) will be held on Wednesday, May 3, 2023, at 9:00 AM Eastern Time. The Annual Meeting will be a virtual meeting held exclusively via live audiocast.

To attend, vote, and submit questions during the Annual Meeting, please visit http://www.virtualshareholdermeeting.com/SIGI2023 and enter the 16-digit control number included on your Notice of Internet Availability or proxy card.

If you requested printed copies of the proxy materials, we encourage you to vote your shares by phone, by mail, or online in advance to ensure your vote will be represented at the Annual Meeting. Even if you plan to attend the Annual Meeting virtually, we encourage you to vote your shares in advance.

At the Annual Meeting, we will ask stockholders to:

1.	Elect 13 directors named in the accompanying Proxy Statement for a one-year term expiring in 2024;

2.	Approve, on an advisory basis, the 2022 compensation of Selective’s named executive officers;

3.	Vote, on an advisory basis, on the frequency of an advisory vote on the compensation of Selective’s named executive officers; and

4.	Ratify the appointment of KPMG LLP as Selective’s independent registered public accounting firm for the fiscal year ending December 31, 2023.

We plan a brief business meeting focused on these items and will attend to any other business properly brought before the Annual Meeting and its adjournments, postponements, or continuations, if any. After the Annual Meeting, we will offer time for your questions. Enclosed for your review in anticipation of the Annual Meeting is Selective’s 2022 Annual Report to Stockholders.

The Board of Directors recommends that you vote: (i) “FOR” each of the director nominees in Proposal 1; (ii) “FOR” Proposal 2; (iii) “ONE YEAR” for Proposal 3; and (iv) “FOR” Proposal 4. These proposals are further described in the Proxy Statement.

Selective stockholders of record as of the close of business on Tuesday, March 7, 2023, are entitled to notice of, and the right to vote at, the Annual Meeting and any adjournment, postponement, or continuation thereof.

YOUR VOTE IS IMPORTANT. VOTE YOUR SHARES BY (I) CALLING THE TOLL-FREE TELEPHONE NUMBER LISTED ON THE PROXY CARD, (II) ACCESSING THE INTERNET WEBSITE LISTED ON THE PROXY CARD, OR (III) COMPLETING, DATING, AND SIGNING THE PROXY CARD AND RETURNING IT IN THE ENCLOSED ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE ANNUAL MEETING THROUGH THE PROCESSES DESCRIBED IN THE PROXY STATEMENT. IF YOU HOLD SHARES THROUGH A BROKER OR OTHER CUSTODIAN, PLEASE SEE THE VOTING INSTRUCTIONS PROVIDED TO YOU BY THAT BROKER OR CUSTODIAN.

Very truly yours,

John J. Marchioni

Chairman of the Board, President and Chief Executive Officer

By Order of the Board of Directors:

Robyn P. Turner
Corporate Secretary

-i-

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This Proxy Statement contains forward-looking statements within the meaning of federal securities laws. Forward-looking statements may be identified by words like “anticipate,” “expect,” “project,” “believe,” “plan,” “may,” “estimate,” “intend,” and other similar words. We base these forward-looking statements on our beliefs, assumptions, and estimates using information available to us at the time. They are not intended to be guarantees of future events or performance. Factors that may cause actual results to differ materially from forward-looking statements in this Proxy Statement can be found in our most recent Annual Report on Form 10-K filed with the SEC and in our subsequent filings with the SEC, including under the headings “Risk Factors” and “Forward-Looking Statements.”

We caution you not to unduly rely on any of our forward-looking statements. We disclaim any intention or obligation to publicly update or revise any forward-looking statements, except as required by law. This cautionary statement applies to all forward-looking statements contained in this document.

WEBSITES

Website addresses referenced in this Proxy Statement are provided for convenience only, and the content on the referenced websites does not constitute a part of, and is specifically not incorporated by reference into, this Proxy Statement.

PROXY STATEMENT

FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD WEDNESDAY, MAY 3, 2023

GENERAL INFORMATION ABOUT SELECTIVE’S ANNUAL MEETING

WHEN AND WHERE IS THE ANNUAL MEETING?

The 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Selective Insurance Group, Inc. (“Selective,” “we,” “us,” and “our”) will be held virtually on Wednesday, May 3, 2023, at 9:00 AM Eastern Time exclusively via live audiocast. The Annual Meeting will not have a physical location, and you will not be able to attend the meeting in person. You can participate, vote, and submit your questions online during the Annual Meeting by visiting http://www.virtualshareholdermeeting.com/SIGI2023 and entering the 16-digit control number on your proxy card. See below for additional information regarding the virtual meeting format.

WHEN IS THIS PROXY STATEMENT BEING MAILED?

This Proxy Statement and proxy card are first being mailed or given to Selective stockholders on or about March 29, 2023.

WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

Anyone who owned Selective common stock as of the close of business on March 7, 2023 (the “Record Date”) is entitled to one vote per share owned. There were 60,491,997 shares of Selective common stock outstanding at the close of business on the Record Date.

WHO IS SOLICITING MY PROXY TO VOTE MY SHARES AND WHEN?

Selective’s Board of Directors (the “Board of Directors” or the “Board”) is soliciting your proxy, meaning your authorization for our named proxies, Cynthia S. Nicholson and J. Brian Thebault, to vote your shares. Unless revoked by you, your proxy will be effective for the Annual Meeting and its adjournments, postponements, or continuations, if any.

WHAT IS THE COST OF SOLICITING PROXIES AND WHO IS PAYING FOR THE COST?

Selective is bearing the entire cost of soliciting proxies. Proxies will be solicited principally through the mail and by email. They also may be solicited in person, in writing, by telephone, text message, email, or facsimile, or otherwise by directors or employees, including officers of Selective or a Selective subsidiary, who will receive no additional compensation for these efforts. Selective has engaged Innisfree M&A Incorporated, a proxy solicitation firm (“Innisfree”), to assist in soliciting proxies and distributing proxy materials. Innisfree will provide such services for an estimated fee of approximately $16,500, plus expenses. Selective will reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for reasonable expenses they incur in sending proxy materials to their customers or principals who are the beneficial owners of shares of Selective common stock.

WHAT ARE THE REQUIREMENTS FOR BUSINESS TO BE CONDUCTED AT THE ANNUAL MEETING?

For business to be conducted at the Annual Meeting, owners of 30,246,000 shares of Selective common stock (a majority of the issued and outstanding shares entitled to vote), constituting a quorum, must be in attendance by virtual participation or represented by proxy. Our common stock is our only class of voting securities.

HOW DO STOCKHOLDERS ATTEND THE VIRTUAL ANNUAL MEETING?

The Annual Meeting will be held exclusively via live audiocast, allowing meeting attendance from any location in the world. We are pleased to use virtual stockholder meeting technology to provide ready access and cost savings for Selective and its stockholders.

To be admitted to the Annual Meeting at http://www.virtualshareholdermeeting.com/SIGI2023, you must enter the 16-digit control number on the proxy card you previously received. You can vote online, submit your questions, and examine Selective’s stockholder list by following the instructions provided on the meeting website during the Annual Meeting.

The meeting will begin promptly at 9:00 AM Eastern Time on May 3, 2023. Online access will start at 8:45 AM Eastern Time. We encourage you to access the meeting website before the start time to ensure sufficient time to complete the check-in procedures. If you are not a stockholder, you may still access the meeting website as a guest, but you will not be able to vote, ask questions, or view the stockholder list.

The virtual meeting platform is fully supported across internet browsers (Microsoft Edge, Mozilla Firefox, Google Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. You will be able to test the system before the Annual Meeting starts. If you encounter any technical difficulties logging onto http://www.virtualshareholdermeeting.com/SIGI2023 or during the Annual Meeting, a toll-free number and international number will be available on the meeting website to help you. Technicians will be ready to assist you with any technical difficulties, beginning at 8:45 AM Eastern Time through the conclusion of the Annual Meeting.

HOW DO STOCKHOLDERS ASK QUESTIONS AT THE ANNUAL MEETING?

The Annual Meeting will include a question and answer session. We will answer questions relevant to Selective and meeting matters submitted in accordance with the meeting rules posted on the meeting website (http://www.virtualshareholdermeeting.com/SIGI2023). Stockholders can submit written questions via the Internet at any time during the Annual Meeting by following the instructions that will be available on the meeting website. Stockholders must have their control number to ask a question. In order to answer questions from as many stockholders as possible, each stockholder is limited to two questions. Substantially similar questions will be grouped and answered once to avoid repetition and allow more time for other questions. To ensure the meeting is conducted fairly for all stockholders, the Chairperson of the Annual Meeting may exercise broad discretion in recognizing stockholders wishing to participate, the order that questions are addressed, and the amount of time devoted to any one question. By virtually attending the Annual Meeting, stockholders agree to abide by the agenda and procedures for the Annual Meeting.

PROPOSALS FOR STOCKHOLDER VOTE AND APPROVAL REQUIREMENTS

Management is presenting four proposals for a stockholder vote.

PROPOSAL 1.	ELECTION OF DIRECTORS

DIRECTORS ARE SUBJECT TO ANNUAL ELECTION BY THE STOCKHOLDERS. THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE FOLLOWING 13 DIRECTOR NOMINEES FOR A TERM OF ONE YEAR:

AINAR D. AIJALA, JR.	STEPHEN C. MILLS
LISA ROJAS BACUS	H. ELIZABETH MITCHELL
TERRENCE W. CAVANAUGH	CYNTHIA S. NICHOLSON
WOLE C. COAXUM	JOHN S. SCHEID
ROBERT KELLY DOHERTY	J. BRIAN THEBAULT
JOHN J. MARCHIONI	PHILIP H. URBAN
THOMAS A. MCCARTHY

You can find information about the director nominees, Selective’s Board of Directors, its committees, and other related matters in the section entitled, “Information about Proposal 1” of this Proxy Statement.

New Jersey law and Selective’s By-Laws govern the vote on Proposal 1, on which you may:

◾	Vote “FOR” all of the director nominees;

◾	Vote “AGAINST” all of the director nominees;

◾	Vote “FOR” or “AGAINST” specific director nominees; or

◾	Abstain from voting for all or specific director nominees.

Under our By-Laws and assuming a quorum is present, a director nominee in an uncontested election must be elected by a majority of votes cast. A majority exists when the number of votes cast “For” a director nominee exceeds the number of votes cast “Against” the director nominee. A director nominee who fails to receive a majority of votes cast in an uncontested election is required to tender their resignation from the Board of Directors within five days following the certification of the election results. In that event, (i) the Corporate Governance and Nominating Committee must recommend to the Board of Directors whether it should accept the resignation, and (ii) the Board of Directors must decide whether to accept the resignation and disclose its decision-making process.

Stockholders may not cumulate their votes. Abstentions and broker non-votes will not be taken into account in determining the outcome of the vote.

PROPOSAL 2.	APPROVAL, ON AN ADVISORY BASIS, OF THE 2022 COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE 2022 COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS DISCLOSED IN THIS PROXY STATEMENT.

You can find information about the compensation of our named executive officers in the section entitled, “Executive Compensation” and about Proposal 2 in the section entitled, “Information about Proposal 2” of this Proxy Statement.

New Jersey law and Selective’s By-Laws govern the vote on Proposal 2, on which you may:

◾	Vote “FOR” Proposal 2;

◾	Vote “AGAINST” Proposal 2; or

◾	Abstain from voting on Proposal 2.

Assuming a quorum is present, Proposal 2 will pass if approved by an affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions and broker non-votes will not be taken into account in determining the outcome of the vote.

PROPOSAL 3.	ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

THE BOARD RECOMMENDS THAT YOU VOTE FOR “ONE YEAR” AS THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

You can find information about Proposal 3 in the section entitled, “Information about Proposal 3” of this Proxy Statement.

New Jersey law and Selective’s By-Laws govern the vote on Proposal 3, on which you may:

◾	Vote “ONE YEAR” in favor of an advisory vote on executive compensation being held every year;

◾	Vote “TWO YEARS” in favor of an advisory vote on executive compensation being held every two years;

◾	Vote “THREE YEARS” in favor of an advisory vote on executive compensation being held every three years; or

◾	Abstain from voting.

Assuming a quorum is present, the Proposal 3 selection that receives the most votes cast will be deemed the stockholders’ selection. Abstentions and broker non-votes will not be taken into account in determining the outcome of the vote.

PROPOSAL 4.	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023.

You can find information about Selective’s relationship with KPMG LLP in the section entitled, “Information about Proposal 4” of this Proxy Statement. New Jersey law and Selective’s By-Laws govern the vote on Proposal 4, on which you may:

◾	Vote “FOR” Proposal 4;

◾	Vote “AGAINST” Proposal 4; or

◾	Abstain from voting on Proposal 4.

Assuming a quorum is present, Proposal 4 will pass if it receives an affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions will not be taken into account in determining the outcome of the vote. Proposal 4 is considered a “routine” matter on which brokers may cast a vote.

OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING

The Board of Directors is unaware of any other business to be presented for a vote at the Annual Meeting. If any other matters are properly presented for a vote, the individuals named as proxies will have discretionary authority to vote on such matters according to their best judgment to the extent permitted by applicable law and rules and regulations of Nasdaq Stock Market (“Nasdaq”) and the U.S. Securities and Exchange Commission (the “SEC”).

The Chairperson of the Annual Meeting may refuse to allow the presentation of a proposal or nominee for the Board of Directors if the proposal or nominee is not properly submitted. The requirements for submitting proposals and director nominations for the Annual Meeting are detailed in Selective’s By-Laws.

VOTING AND PROXY PROCEDURE

HOW DO I VOTE?

If you are the record holder of your shares, you can vote in four ways:

1.	BY MAIL (PROXY CARD MUST BE RECEIVED BEFORE THE ANNUAL MEETING):

◾	Mark your voting instructions on your proxy card;

◾	Sign your name exactly as it appears on your proxy card;

◾	Date your proxy card; and

◾	Mail your proxy card to us in the provided postage-paid envelope.

Timing is important, so please mail your proxy card promptly. We must receive it before the beginning of the Annual Meeting. If you do not give voting instructions on your signed and mailed proxy card, the named proxies will vote your shares: (i) “FOR” each of the director nominees in Proposal 1; (ii) “FOR” Proposal 2; (iii) “ONE YEAR” for Proposal 3; and (iv) “FOR” Proposal 4.

2.	BY TELEPHONE (MAY BE DONE AT ANY TIME UNTIL TUESDAY, MAY 2, 2023, AT 11:59 PM EASTERN TIME):

◾	Call the toll-free number on your proxy card; and

◾	Follow the instructions on your proxy card and the voice prompts.

IF YOU VOTE BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

3.	BY INTERNET (MAY BE DONE AT ANY TIME UNTIL TUESDAY, MAY 2, 2023, AT 11:59 PM EASTERN TIME):

◾	Go to the website listed on your proxy card; and

◾	Follow the instructions on your proxy card and the website.

IF YOU VOTE BY INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

4.	BY VIRTUAL PARTICIPATION (MAY ONLY BE DONE ON WEDNESDAY, MAY 3, 2023, DURING THE ANNUAL MEETING):

◾	Virtually attend the Annual Meeting and vote online during the audiocast.

As of the date of this proxy statement, we do not know of any other matters that may be presented for action at the Annual Meeting. However, should other matters properly come before the meeting, the persons named as proxies will vote in a manner as they may, in their discretion and to the extent permitted by applicable laws, rules, and regulations, determine.

If your shares are held in our 401(k) plan or employee stock purchase plan, you can vote in any of the above four ways; provided, however, if you choose to vote by telephone (option 2) or by internet (option 3), you must do so before 11:59 PM Eastern Time on FRIday, April 28, 2023.

HOW DO I REVOKE MY PROXY OR CHANGE MY VOTING INSTRUCTIONS?

You may revoke your proxy at any time before the proxy is exercised at the Annual Meeting by:

◾	Submitting a new vote by telephone, via the Internet, or by returning a properly executed new proxy card bearing a later date. Any subsequent timely and valid vote by any method will change your prior vote. For example, if you voted by telephone, a subsequent Internet vote will change your vote. The vote counted will be the last vote received before 11:59 PM Eastern Time on Tuesday, May 2, 2023 (if you are the record holder of your shares) or 11:59 PM Eastern Time on Friday, April 28, 2023 (if your shares are held in our 401(k) plan or employee stock purchase plan) – unless you change your vote by virtually attending the Annual Meeting and voting online during the Annual Meeting;

◾	Writing to Selective’s Corporate Secretary, Robyn P. Turner, at 40 Wantage Avenue, Branchville, New Jersey 07890 (such revocation must be received before the commencement of the Annual Meeting); and

◾	Virtually attending the Annual Meeting and voting online during the audiocast.

HOW WILL PROXIES BE VOTED IF I GIVE MY AUTHORIZATION?

If you (i) properly execute your proxy card and return it to Selective, or (ii) submit your proxy by telephone or via the Internet and do not subsequently revoke your proxy, your shares of common stock will be voted at the Annual Meeting according to your instructions. In the absence of voting instructions, the named proxies will vote your shares: (i) “FOR” each of the director nominees in Proposal 1; (ii) “FOR” Proposal 2; (iii) “ONE YEAR” for Proposal 3; and (iv) “FOR” Proposal 4. If other matters properly come before the Annual Meeting, the named proxies will vote on such matters using their best judgment to the extent permitted by applicable laws, rules, and regulations.

WHAT IF MY SHARES ARE NOT REGISTERED IN MY NAME?

If the Selective stock you own is held in the name of a bank, broker, or other nominee (commonly referred to as holding shares in “street name”), your bank, broker, or other nominee should have provided you access to these proxy materials by mail or e-mail with information on how to submit your voting instructions. If you do not provide voting instructions, the broker, bank, or other holder of record cannot vote your shares with respect to “non-routine” matters, but can vote the shares with respect to “routine” matters. “Broker non-votes” occur when a beneficial owner of shares held in street name fails to provide instructions to the broker, bank, or other nominee as to how to vote on matters deemed “non-routine.” We believe the election of directors (Proposal 1), the advisory (non-binding) vote on the 2022 compensation of Selective’s named executive officers (Proposal 2), and the advisory (non-binding) vote on the frequency of an advisory vote on the compensation of Selective’s named executive officers (Proposal 3) are “non-routine” matters, and brokers, banks, or other nominees cannot vote your shares on such proposals if you have not given voting instructions. In these cases, the broker, bank, or other nominee can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum, but will not be able to vote on those matters for which specific authorization is required under the New York Stock Exchange (“NYSE”) rules.

HOW WILL VOTES, ABSTENTIONS, AND BROKER NON-VOTES BE COUNTED?

The inspectors of election appointed for the Annual Meeting by the Board of Directors will separately tabulate affirmative and negative votes, abstentions, and broker non-votes. Shares represented by proxies that reflect abstentions and broker non-votes are counted to determine whether there is a quorum.

The below chart summarizes the required voting standard for each proposal and the impacts of abstentions and broker non-votes.

Proposal	Voting Approval Standard	Effect of Abstention(1)	Effect of Broker Non-Vote(2)
Election of Directors	Affirmative vote of a majority of votes cast	No effect	No effect
Approval, on an Advisory Basis, of the 2022 Compensation of our Named Executive Officers	Affirmative vote of a majority of votes cast	No effect	No effect
Vote, on an Advisory Basis, on the Frequency of the Advisory Executive Compensation Vote	Selection that receives the most votes cast will be deemed the stockholders’ selection	No effect	No effect
Ratification of the Appointment of Independent Registered Public Accounting Firm	Affirmative vote of a majority of votes cast	No effect	Not applicable

(1) For purposes of determining the number of votes cast concerning a particular matter, only those cast “For” or “Against” are included.

(2) Under NYSE rules that apply to brokers, Proposal 4 is considered a “routine” proposal on which brokers are permitted to vote in their discretion even if the beneficial owners do not provide voting instructions. However, Proposals 1, 2, and 3 are not considered to be routine matters and brokers will not be entitled to vote thereon unless beneficial owners provide voting instructions. Accordingly, broker non-votes will not be counted toward the tabulation of votes on Proposals 1, 2, and 3.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL
MEETING OF STOCKHOLDERS TO BE HELD ON WEDNESDAY, MAY 3, 2023

This Proxy Statement and our 2022 Annual Report to Stockholders are available on Selective’s Internet website at www.Selective.com.

INFORMATION ABOUT PROPOSAL 1

Election of Directors

Under our By-Laws, directors in uncontested elections must be elected by a majority of votes cast. A majority exists when the number of votes cast “for” a director nominee exceeds the number of votes cast “against” that director nominee. For more information on our majority voting policy, please see the section entitled, “Corporate Governance – Majority Voting for Directors in Uncontested Elections” of this Proxy Statement.

All directors stand for election for a one-year term. In all cases, each director will hold office until a successor has been elected and qualified, or until the director’s earlier resignation or removal.

The Board of Directors currently has 16 members, 13 of whom are standing for reelection at the Annual Meeting. Messrs. Burville, Morrissey, and Rue have reached the mandatory director retirement age specified in our By-Laws and are not standing for reelection at the Annual Meeting. We acknowledge and thank Messrs. Burville, Morrissey, and Rue for their service on the Board. Following the Annual Meeting, the size of the Board of Directors will be reduced from 16 members to 13 members. Under Selective’s Amended and Restated Certificate of Incorporation and By-Laws, Selective may have a minimum of seven and a maximum of 20 directors. By majority vote, the Board of Directors may set the number of directors within this range at any time.

Process for Review and Nomination of Director Candidates

We believe the Board’s composition should encompass a broad range of skills, expertise, industry knowledge, and diversity of opinion. Directors should possess the highest personal and professional ethics, integrity, and values, and must be committed to representing the long-term interests of Selective and its stockholders.

The Corporate Governance and Nominating Committee is responsible for reviewing and nominating candidates to the Board of Directors. The Corporate Governance and Nominating Committee reviews all director candidates for possible nomination and election to the Board and seeks such candidates from any source, including:

◾	Directors and management;

◾	Third-party search firms that the Corporate Governance and Nominating Committee may engage from time to time for a fee to identify and assess candidates; and

◾	Stockholders.

Any stockholder proposing one or more director candidates must submit in writing all applicable information required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Selective’s By-Laws to the Chairperson of the Corporate Governance and Nominating Committee, c/o Corporate Secretary, Selective Insurance Group, Inc., 40 Wantage Avenue, Branchville, New Jersey 07890.

The Corporate Governance and Nominating Committee evaluates all candidates, including any recommended by stockholders, using the same criteria, including, among other things:

◾	Personal and professional ethics, integrity, character, and values;

◾	Professional and personal experience;

◾	Business judgment;

◾	Skills and expertise;

◾	Industry knowledge;

◾	Independence and avoidance or limitation of potential or actual conflicts of interest;

◾	Dedication and commitment to representing the long-term interests of Selective and its stockholders;

◾	Willingness to dedicate and devote sufficient time to Board duties and activities;

◾	Other appropriate and relevant factors, including the qualifications and skills of the current members of the Board; and

◾	Diversity, including gender, race, and culture, along with personal expertise in areas expected to contribute to the Board’s effectiveness, such as general operations, technology, finance, investment, marketing, financial reporting, legal and regulatory, risk management, cybersecurity, human capital management, and diversity, equity, and inclusion (“DE&I”), among others.

The table below summarizes some of the attributes, expertise, and skills we find relevant to our business that our director nominees bring to the Board. The table does not include every attribute, expertise, or skill that each director nominee offers. The fact that a particular attribute, expertise, or skill is not listed does not mean that a director nominee does not possess it. All our director nominees exhibit high integrity, an appreciation for diversity of background, experience, and thought, innovative thinking, proven records of success, and knowledge of corporate governance requirements and best practices.

ATTRIBUTES, EXPERTISE & SKILLS	AINAR D. AIJALA, JR.	LISA ROJAS BACUS	TERRENCE W. CAVANAUGH	WOLE C. COAXUM	ROBERT KELLY DOHERTY	JOHN J. MARCHIONI	THOMAS A. MCCARTHY	STEPHEN C. MILLS	H. ELIZABETH MITCHELL	CYNTHIA S. NICHOLSON	JOHN S. SCHEID	J. BRIAN THEBAULT	PHILIP H. URBAN
INSURANCE INDUSTRY EXPERIENCE		⌧	⌧	⌧		⌧	⌧		⌧		⌧		⌧
FINANCIAL STATEMENT/ AUDIT/PUBLIC DISCLOSURE	⌧		⌧	⌧	⌧	⌧	⌧	⌧	⌧		⌧	⌧	⌧
FINANCE/CAPITAL MANAGEMENT EXPERTISE/ M&A			⌧	⌧	⌧	⌧	⌧		⌧		⌧	⌧	⌧
INVESTMENT			⌧	⌧	⌧	⌧	⌧	⌧			⌧		⌧
PUBLIC COMPANY EXECUTIVE EXPERIENCE		⌧	⌧	⌧	⌧	⌧	⌧	⌧	⌧
ACTUARIAL	⌧					⌧	⌧		⌧		⌧		⌧
HUMAN CAPITAL MANAGEMENT EXPERIENCE, INCLUDING DE&I	⌧	⌧	⌧	⌧	⌧	⌧	⌧	⌧	⌧	⌧	⌧	⌧	⌧
RISK MANAGEMENT EXPERTISE, INCLUDING ESG AND SUSTAINABILITY	⌧	⌧	⌧	⌧	⌧	⌧	⌧	⌧	⌧	⌧	⌧	⌧	⌧
TECHNOLOGY/ CYBERSECURITY	⌧		⌧	⌧	⌧	⌧			⌧		⌧	⌧	⌧
LEGAL OR REGULATORY EXPERIENCE	⌧	⌧	⌧	⌧	⌧	⌧	⌧		⌧		⌧		⌧
MARKETING/ BRANDING		⌧	⌧	⌧		⌧		⌧		⌧		⌧	⌧
AGENCY DISTRIBUTION		⌧	⌧	⌧		⌧	⌧						⌧

Diversity

In addition to these attributes, expertise, and skills, the Corporate Governance and Nominating Committee, when evaluating the suitability of individual director nominees, considers diversity, as described above. Under our Corporate Governance Guidelines, the Corporate Governance and Nominating Committee is required to ensure that all pools of interviewed director candidates include individuals of diverse gender, race, and culture.

The following graphs depict the racial/ethnic, gender, and LGBTQ+ diversity of Selective’s current directors and director nominees, based on the self-identification information that the current directors and director nominees provided and to which each individual consented to its public disclosure:

The following graphs depict the tenure (in years) of Selective’s current directors and director nominees:

The following graphs depict the age of Selective’s current directors and director nominees:

As shown in the table below, five of our 16 current directors self-identify as diverse. Three directors self-identify as female; three directors self-identify as underrepresented minorities (meaning individuals who self-identify as Black or African American, Hispanic or Latin, Asian, Native American or Alaska Native, Native Hawaiian or Pacific Islander, or two or more races or ethnicities); and one director self-identifies as LGBTQ+.

Board Diversity Matrix As of January 29, 2023
Total Number of Current Directors	16*
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	13	0	0
Part II: Demographic Background
African American or Black	0	2	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latin	1	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	2	11	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	1
Did Not Disclose Demographic Background	0

* John C. Burville, Michael J. Morrissey, and William M. Rue are included in this table but are not standing for reelection at the Annual Meeting.

Board Diversity Matrix As of January 18, 2022
Total Number of Directors	17*
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	14	0	0
Part II: Demographic Background
African American or Black	0	2	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latin	1	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	2	12	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	1
Did Not Disclose Demographic Background	0

* Gregory E. Murphy is included in this table but did not stand for reelection at the 2022 Annual Meeting of Stockholders.

Director Nominees

No family relationships exist among Selective’s current directors, director nominees, and executive officers.

The Board ratified the Corporate Governance and Nominating Committee’s nomination of the 13 director nominees listed below to stand for election at the Annual Meeting for terms expiring at the 2024 Annual Meeting or until their respective successors have been duly elected and qualified.

All 13 director nominees have consented to be named in this Proxy Statement and to serve if elected. The Board does not know of any reason a director nominee would decline or be unable to serve if elected. If a director nominee becomes unavailable or unable to serve before the Annual Meeting, the Board can reduce its size or designate a substitute director nominee. If the Board designates a substitute director nominee, proxies that would have been cast for the original director nominee will be cast for the substitute director nominee unless contrary instructions are given.

NOMINEES OF THE BOARD OF DIRECTORS

Ainar D. Aijala, Jr.
Age: 66 Director since: 2020 Independent Director Board Committees: Audit, Finance

Background Information

◾  Senior Advisor to the Global CEO and other senior-level positions, including Chief Global Corporate Development Officer and Global Managing Partner of Consulting and Human Capital, Deloitte & Touche LLP (“Deloitte”), 1982 to 2020.

◾  Senior Manager, Coopers & Lybrand Consulting, 1977 to 1982.

◾  Board of Managers, DLED, Inc., since 2021.

◾  Enrolled Actuary pursuant to the Employee Retirement Income Security Act of 1974, since 1982.

◾  Emeritus Governor, Board of Governors, Junior Achievement Worldwide, since 2021; Member, Junior Achievement Worldwide, 2003 to 2021, and Junior Achievement USA, 2015 to 2021; Member of the Executive Compensation Committee, 2003 to 2021, and past Chairman of Junior Achievement Worldwide, 2006 to 2009.

◾  University of Michigan at Ann Arbor (B.S.).

Discussion of individual experience, qualifications, attributes, and skills.

Mr. Aijala has significant experience as an actuary and as a corporate development and human capital executive. As a senior global advisor and managing partner at Deloitte for 38 years, he advised public companies on various strategic issues relevant to Selective, particularly with respect to human capital and benefit plan issues. Deloitte grew rapidly during his tenure as Global Managing Partner, and he was responsible for attracting, developing, and retaining top human capital. Mr. Aijala also has devoted considerable time to educating primary and secondary school students about entrepreneurship, work readiness, and financial literacy through Junior Achievement Worldwide. His broad knowledge of human relations matters, notably recruiting, developing, and retaining human capital, benefits Selective in developing its talent strategies. For the foregoing reasons, the Board believes Mr. Aijala is qualified to serve as a director.

NOMINEES OF THE BOARD OF DIRECTORS
Lisa Rojas Bacus
Age: 59 Director since: 2020 Independent Director Board Committees: Corporate Governance & Nominating, Salary & Employee Benefits

Background Information

◾  Executive Vice President, Global Chief Marketing Officer, Cigna Corporation (“Cigna”), 2013 to 2019.

◾  Executive Vice President and Chief Marketer, American Family Insurance Group, 2008 to 2013.

◾  Executive Director, Global Marketing Strategy and other senior positions, Ford Motor Company, 1986 to 2008.

◾  Board Member, Culver’s Franchising System, Inc., since 2010.

◾  Board Member, PetSmart Charities Inc., since 2019.

◾  Member, Latino Corporate Directors Association.

◾  Member, Prospanica.

◾  Northern Arizona University (B.S.) and Duke University (M.B.A.).

◾  Diligent Institute ESG Leadership Certification.

Other Public Company Board Service

◾  Board Member, Teradata Corporation (NYSE: TDC), since 2015.

◾  Board Member, Douglas Dynamics, Inc. (NYSE: PLOW), since 2020.

Discussion of individual experience, qualifications, attributes, and skills.

Ms. Bacus has over 30 years of marketing and senior leadership experience in Fortune 100 global companies in the insurance and automotive industries. She has extensive property and casualty marketing experience, including developing relationships with independent agents. She is a strategic thinker and highly regarded customer experience expert. Ms. Bacus is an advocate for environmental, social, and governance (“ESG”) issues, and gender and ethnic diversity matters. Her marketing, digital, and analytics experience contribute significantly to Selective’s strategies. For the foregoing reasons, the Board believes Ms. Bacus is qualified to serve as a director.

Terrence W. Cavanaugh
Age: 69 Director since: 2018 Independent Director Board Committees: Audit, Salary & Employee Benefits

Background Information

◾  Founding partner, Accretive Consulting LLC, since 2017.

◾  President and Chief Executive Officer, Erie Indemnity Company, 2008 to 2016.

◾  Chief Operating Officer of Chubb Surety & Trade Credit, Chubb Group of Insurance Companies (“Chubb Group”), 2002 to 2007; Chief Marketing Officer, Chubb Group, 1998 to 2001; various underwriting and field management roles, 1975 to 1997.

◾  Director, Highmark Health, since 2013.

◾  Board of Commissioners, Naples Airport Authority, since 2022.

◾  Director, Property Casualty Insurance Association, 2008 to 2017; Chairman, 2014 to 2015.

◾  Trustee, The Institutes, 2010 to 2016.

◾  Director, Insurance Information Institute, 2011 to 2016; Chairman, 2015 to 2016.

◾  University of Notre Dame (B.B.A.).

◾  Harvard Business School (Program for Management Development).

Discussion of individual experience, qualifications, attributes, and skills.

Mr. Cavanaugh has more than 40 years of insurance expertise, including serving for eight years as the chief executive officer of a Fortune 500® insurer. He has extensive experience growing property and casualty direct premiums written and increasing policyholder surplus, delivering profitability, and developing relationships with independent agents. Mr. Cavanaugh has significant customer experience and talent development knowledge and expertise. For the foregoing reasons, the Board believes Mr. Cavanaugh is qualified to serve as a director.

NOMINEES OF THE BOARD OF DIRECTORS
Wole C. Coaxum
Age: 52 Director since: 2020 Independent Director Board Committees: Corporate Governance & Nominating, Finance

Background Information

◾  Founder and Chief Executive Officer, Mobility Capital Finance, Inc. (MoCaFi), since 2016.

◾  Managing Director and other senior management positions, JPMorgan Chase & Company, 2007 to 2015.

◾  President and Chief Executive Officer, Willis Canada Inc., 2005 to 2007; Chief Operating Officer and Chief Finance Officer, Willis North America, 2002 to 2005.

◾  Vice President, Corporate and Investment Bank, and other various positions, Citigroup Inc., 1992 to 2002.

◾  Trustee, Phillips Exeter Academy, since 2012.

◾  Director, Roosevelt Institute, since 2016; Board Treasurer, since 2019.

◾  Williams College (B.A.).

◾  New York University’s Stern School of Business (M.B.A.).

Discussion of individual experience, qualifications, attributes, and skills.

Mr. Coaxum is the president and chief executive officer of a digital banking platform that he founded to support underserved communities. His experience in FinTech is relevant to Selective’s InsurTech strategies. His senior management, financial services, and insurance experience at JPMorgan Chase & Company, Willis Group, and Citigroup Inc. influence our overall strategies. Mr. Coaxum’s experience providing underserved communities with financial services helps Selective evaluate its geographic expansion and DE&I strategies. Mr. Coaxum is an executive with large public company and FinTech experience with keen insights into underserved communities and DE&I issues. For the foregoing reasons, the Board believes Mr. Coaxum is qualified to serve as a director.

Robert Kelly Doherty
Age: 64 Director since: 2015 Independent Director Lead Independent Director since: May 2022 Board Committees: Audit, Finance, Executive

Background Information

◾  Managing Partner and Founder, Caymen Partners, since 1999, and Caymen Advisors, 1999 to 2020.

◾  Vice Chairman, Bankers Trust Company and Bankers Trust New York Corporation, 1997 to 1998; various positions in global trading and investment operations, 1982 to 1997.

◾  Director, Harding Loevner Funds, Inc., since 2004; Lead Director, since 2014.

◾  Director, Cyota, Inc., 2000 to 2005; Non-Executive Chairman, 2002 to 2005.

◾  Princeton University (B.A.).

Discussion of individual experience, qualifications, attributes, and skills.

Mr. Doherty has significant investment experience in both public and private companies. He plays a key advisory role in contributing to Selective’s investment strategies, particularly in the private equity sector, and has substantial knowledge about investment products. Mr. Doherty also has significant senior management experience with a large financial services company and is familiar with the issues that Selective’s senior management faces, including business strategy development and execution. For the foregoing reasons, the Board believes Mr. Doherty is qualified to serve as a director.

NOMINEES OF THE BOARD OF DIRECTORS
John J. Marchioni
Age: 53 Director since: 2019 Chairman of the Board since: May 2022 Board Committees: Executive

Background Information

◾  President and Chief Executive Officer (“CEO”), Selective, since 2020.

◾  President and Chief Operating Officer, Selective, 2013 to 2020.

◾  Executive Vice President, Insurance Operations, Selective, 2010 to 2013.

◾  Executive Vice President, Chief Underwriting and Field Operations Officer, Selective, 2008 to 2010.

◾  Executive Vice President, Chief Field Operations Officer, Selective, 2007 to 2008.

◾  Senior Vice President, Director of Personal Lines, Selective, 2005 to 2007.

◾  Various insurance operations and government affairs positions, Selective, 1998 to 2005.

◾  Board of Trustees, The Institutes, since 2022.

◾  Director, The American Property Casualty Insurance Association, since 2020.

◾  Director, Commerce and Industry Association of New Jersey, since 2015.

◾  Member of the Board of Overseers at St. John’s University School of Risk Management, Insurance and Actuarial Science, since 2021.

◾  Chartered Property Casualty Underwriter (CPCU).

◾  Princeton University (B.A.).

◾  Harvard University (Advanced Management Program).

Discussion of individual experience, qualifications, attributes, and skills.

Mr. Marchioni became Chairman of the Board in 2022, after becoming President and CEO of Selective in 2020, having served as our President and Chief Operating Officer since 2013. As Selective’s President and CEO, he oversees all aspects of the company, where he has been employed for over 25 years. Mr. Marchioni has exhibited strong leadership, guiding Selective’s management team in executing our strategic initiatives. He has extensive knowledge of the property and casualty industry and its regulation, having begun his Selective career in government affairs. He serves on several significant industry-related boards, including the American Property Casualty Insurance Association, The Institutes, and the St. John’s University School of Risk Management. His demonstrated talents and abilities will continue to help position Selective for its next phase of growth. For the foregoing reasons, the Board believes Mr. Marchioni is qualified to serve as a director.

NOMINEES OF THE BOARD OF DIRECTORS
Thomas A. McCarthy
Age: 66 Director since: 2018 Independent Director Board Committees: Audit, Finance, Executive

Background Information

◾  Executive Vice President and Chief Financial Officer, Cigna, 2013 to 2017; Vice President, Finance, 2011 to 2013; Acting Chief Financial Officer, 2010 to 2011; Vice President and Treasurer, 2008 to 2010; and Vice President, Strategy and Corporate Development, 2003 to 2008.

◾  Director, Avenue of the Arts, since 2022.

◾  Trustee, American University of Rome, since 2018.

◾  Director, Habitat for Humanity of Montgomery & Delaware Counties, since 2017.

◾  Wharton School of the University of Pennsylvania (B.S.).

◾  Carnegie Mellon University (M.B.A.).

◾  NACD Directorship Certified®.

Other Public Company Board Service

◾  Director, Privia Health Group, Inc. (Nasdaq: PRVA), since 2021.

Discussion of individual experience, qualifications, attributes, and skills.

Mr. McCarthy retired in 2017 after more than 30 years with Cigna, where his responsibilities included strategy and corporate development, including mergers and acquisitions, corporate risk management, corporate finance, capital management, and treasury operations. Mr. McCarthy’s significant operational experience as the chief financial officer of a Fortune 100 company and his knowledge of investments, finance, public company operations, controls, and disclosures are invaluable assets to Selective as it develops and implements its investment and growth strategies. For the foregoing reasons, the Board believes Mr. McCarthy is qualified to serve as a director.

Stephen C. Mills
Age: 63 Director since: 2020 Independent Director Board Committees: Finance, Salary and Employee Benefits

Background Information

◾  President and General Manager, New York Knicks, 2013 to 2020.

◾  Founding Partner and Chief Executive Officer, Athletes & Entertainers Wealth Management, LLC, 2010 to 2013.

◾  President and Chief Operating Officer, MSG Sports, and previously Executive Vice President, Franchise Operations, New York Knicks, Madison Square Garden, 2000 to 2009.

◾  Member, Board of Trustees and Audit Committee, Ariel Investments, since 2015.

◾  Director, Madison Square Garden Networks, 2020 to 2021.

◾  Director, Ladies Professional Golf Association, since January 2023.

◾  Director, Harlem Junior Tennis, 2017 to 2022.

◾  Member, Board of Advisors, Hospital for Special Surgery, since 2011.

◾  Director, Princeton University Varsity Club, since 2010.

◾  Princeton University (B.A.).

Other Public Company Board Service

◾  Director, Madison Square Garden Sports Corp. (NYSE: MSGS), since 2020.

Discussion of individual experience, qualifications, attributes, and skills.

Mr. Mills has extensive general management, marketing, brand communication, and human capital experience after three decades in senior positions with Madison Square Garden Sports, the New York Knicks, the National Basketball Association, and his own sports agency. As an investment fiduciary on the Mutual Fund Board of Trustees of Ariel Investments, he can contribute insights to our investment strategies. Mr. Mills has been active with several prominent charities, and these experiences and his knowledge of media-intensive public companies furthers our marketing and ESG strategies. He is very knowledgeable on ESG and DE&I issues. For the foregoing reasons, the Board believes Mr. Mills is qualified to serve as a director.

NOMINEES OF THE BOARD OF DIRECTORS

H. Elizabeth Mitchell
Age: 61 Director since: 2018 Independent Director Board Committees: Audit, Corporate Governance and Nominating, Executive

Background Information

◾       President, CEO and Director, Renaissance Reinsurance U.S. Inc., 2015 to 2016.

◾       President, Platinum Underwriters Reinsurance, Inc., 2005 to 2015; Chief Executive Officer, 2007 to 2015; Chief Operating Officer and Executive Vice President, 2004 to 2005; Executive Vice President, 2002 to 2004; Director, 2002 to 2015.

◾       Executive Vice President, St. Paul Reinsurance, Inc., 1998 to 2002; Senior Vice President, 1998; Vice President, 1993 to 1998.

◾      Advisor, Hudson Structured Capital Management Ltd., since 2018.

◾      Director, StanCorp Financial Group, Inc., 2017 to 2022.

◾      Chairperson, Weston Insurance Holdings, 2020 to 2022.

◾      Board of Overseers, St. John’s University School of Risk Management, Insurance and Actuarial Science, 2007 to 2016.

◾      Trustee, The Institutes, 2010 to 2016.

◾      Board Member, Reinsurance Association of America, 2002 to 2007;
2014 to 2016.

◾       Board Member, Broker and Reinsurance Market Association, 2002 to 2016; Chair of the Board, 2007 to 2008; Vice Chair, 2006 to 2007; Executive Committee, 2006 to 2010.

◾      Fellow of the Casualty Actuarial Society.

◾      Member, American Academy of Actuaries.

◾      Member, Association of Professional Insurance Women.

◾      College of the Holy Cross (B.A.).

◾      NACD Directorship Certified®.

◾      CERT Certificate in Cybersecurity Oversight.

Other Public Company Board Service

◾      Director, Principal Financial Group (Nasdaq: PFG), since 2022.

Discussion of individual experience, qualifications, attributes, and skills.

Ms. Mitchell is an experienced insurance industry executive with a proven record of accomplishment leading an organization with sustained profitability. In addition to her extensive senior management experience in the property and casualty insurance and reinsurance industries, Ms. Mitchell is an actuary and very knowledgeable about risk, actuarial science, insurance operations, mergers and acquisitions, and operational reorganization matters. For the foregoing reasons, the Board believes Ms. Mitchell is qualified to serve as a director.

NOMINEES OF THE BOARD OF DIRECTORS

Cynthia S. Nicholson
Age: 59 Director since: 2009 Independent Director Board Committees: Corporate Governance and Nominating, Executive, Salary and Employee Benefits

Background Information

◾      Band of Sisters, LLC, Managing Member, since 2021.

◾      Advisor, Yext, Inc., since 2019.

◾      Advisor, Tangelo (formerly known as Tangerine/Feed Each Other/Forkcast), since 2018; Chief Marketing Officer, 2017 to 2018; Chief Operating Officer, 2015 to 2017.

◾      Chief Marketing Officer, Softcard®, 2013 to 2015.

◾      Executive Vice President and Chief Marketing Officer, Equinox Holdings, Inc., 2010 to 2012.

◾      Advisor, GamesThatGive, Inc., 2010 to 2011; Principal Strategist and Director, 2009 to 2010.

◾      Senior Vice President and Chief Marketing Officer, Pepsi-Cola North America, a division of PepsiCo, Inc., 2005 to 2008.

◾      Member of Advisory Board, Lavit, LLC, since 2017.

◾      Director, Heartland Consumer Products Investments Holdings, LLC, 2016 to 2018.

◾      Director, Association of National Advertisers, 2006 to 2008.

◾      University of Illinois (B.S.).

◾      Kelley School of Business, Indiana University (M.B.A.).

Discussion of individual experience, qualifications, attributes, and skills.

Ms. Nicholson is a marketing expert with over 30 years of experience in several consumer-focused industries. She was chief marketing officer at Equinox Holdings, Inc. and Pepsi-Cola North America. Ms. Nicholson has extensive experience with building brands, developing advertising messaging, buying media, and developing and implementing strategies for promotions, innovation, digital and social media, and direct marketing. Her strong consumer marketing and branding experience benefits our efforts to expand our brand with distribution partners, businesses, and consumers in property and casualty insurance markets. Ms. Nicholson’s marketing experience includes developing messaging related to diversity and culture building. She is a Managing Member of Band of Sisters, LLC, which assists corporate leaders in leveraging diversity to build inclusive cultures. This experience and knowledge will help inform Selective’s DE&I initiatives. For the foregoing reasons, the Board believes Ms. Nicholson is qualified to serve as a director.

NOMINEES OF THE BOARD OF DIRECTORS

John S. Scheid
Age: 67 Director since: 2014 Independent Director Board Committees: Audit, Executive, Finance

Background Information

◾      Owner and sole member, Scheid Investment Group, LLC, since 2013.

◾      PricewaterhouseCoopers LLP, Senior Partner, 2009 to 2013; Global Insurance Assurance Practice Leader, 2001 to 2009; Chairman, Americas Insurance Practice, 2001 to 2010; U.S. Insurance Practice Leader, 1995 to 2001; Midwest Region Financial Services Leader, 1991 to 1995; Partner, 1988 to 1991; other positions, 1977 to 1988.

◾      Director, Extraordinary Re Holdings LTD and Extraordinary Reinsurance Bermuda, 2018 to 2022.

◾      Director, Groupware Technologies Holdings, Inc., since 2021.

◾      Director, Catholic Relief Services, since 2021; Audit and Risk Committee Chair since 2020.

◾      Director, Sprecher Brewing Company, since 2022.

◾      Director, Dynamis Software Corporation, 2014 to 2018.

◾      Director, Messmer Catholic Schools, 2013 to 2021; Chairman, 2016 to 2021.

◾      Member, Finance Council for the Archdiocese of Milwaukee, since 2016; Chairman since January 2023.

◾      Chairman, Accounting Examining Board, State of Wisconsin, 2013 to 2019.

◾      Member, Golden Angels Investment Group, since 2013.

◾      Director, University of Wisconsin-Milwaukee Foundation, 2002 to 2011; Emeritus Director, since 2011.

◾      Investment Committee Member, Marquette University High School, since 2011.

◾      Member, Board of Governors, Junior Achievement Worldwide, 2004 to 2019; Audit Committee Chair, 2004 to 2019.

◾      Certified Public Accountant (Wisconsin).

◾      University of Notre Dame (B.B.A.).

◾      NACD Directorship Certified®.

Discussion of individual experience, qualifications, attributes, and skills.

Mr. Scheid retired after 36 years at PricewaterhouseCoopers LLP, most recently serving as a senior partner, primarily in the insurance and asset management industries. He has extensive experience in finance and insurance, financial management, public company governance and disclosure, corporate transactions, strategic leadership, succession planning, and cybersecurity. For the foregoing reasons, the Board believes Mr. Scheid is qualified to serve as a director.

NOMINEES OF THE BOARD OF DIRECTORS

J. Brian Thebault
Age: 71 Director since: 1996 Independent Director Lead Independent Director: 2017 – May 2022 Board Committees: Corporate Governance and Nominating, Salary and Employee Benefits

Background Information

◾      Partner, Thebault Associates, since 1987.

◾      Chairman, Earth-Thebault, 2007 to 2009.

◾      Chairman and Chief Executive Officer, L.P. Thebault Company, 1998 to 2007; President and Chief Executive Officer, 1984 to 1998.

◾      Director, Curex Group Holdings LLC, since 2010.

◾      Trustee, The Peck School, 1994 to 2010.

◾      Trustee, The Delbarton School, 1990 to 2007.

◾      University of Southern California (B.S.).

Discussion of individual experience, qualifications, attributes, and skills.

Mr. Thebault grew L.P. Thebault Company into one of the largest privately-held graphic arts companies in the country by focusing on quality, customer service, and advanced technology for its Fortune 500® clients across the United States. Many of our commercial customers are private, closely-held companies, and Mr. Thebault’s understanding of this important economic sector’s decision-making processes helps inform Selective’s strategies. From his experience in the printing and graphic arts industry, Mr. Thebault has a strong understanding of sales, marketing, branding, customer service, technology, finance, and business strategy. For the foregoing reasons, the Board believes Mr. Thebault is qualified to serve as a director.

Philip H. Urban
Age: 70 Director since: 2014 Independent Director Board Committees: Audit, Corporate Governance and Nominating, Salary and Employee Benefits

Background Information

◾      President and Chief Executive Officer, Grange Insurance, 1999 to 2010.

◾      President, Personal Lines, Guaranty National Insurance Company, 1996 to 1999.

◾      Senior Vice President, Great American Insurance Company, 1990 to 1996.

◾      Chairman, Integrity Insurance, 2002 to 2010.

◾      Chairman, The Grange Bank, 1999 to 2007.

◾      Director, The Jeffrey Company, since 2005; Member, Audit and Risk Committee, 2005 to 2021; Member, Compensation Committee, since 2021.

◾      Miami University of Ohio (B.A.).

◾      Ohio State University (M.B.A.).

Discussion of individual experience, qualifications, attributes, and skills.

Mr. Urban has a wealth of property and casualty insurance experience, both as a senior executive and board member. He has first-hand knowledge of the independent agent distribution channel, geographic market expansion, insurance products, and technology, which he uses to contribute to Selective’s strategic direction. For the foregoing reasons, the Board believes Mr. Urban is qualified to serve as a director.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

Security Ownership of Management and the Board of Directors

The following table shows, as of February 22, 2023:

◾	The number of shares of Selective common stock beneficially owned by each director, director nominee, and the named executive officers; and

◾	The number of shares of Selective common stock beneficially owned by our directors and executive officers as a group.

None of the directors, director nominees, or named executive officers held any stock options exercisable or any restricted stock units that vest within 60 days of February 22, 2023. Except as indicated by footnote, the persons named below have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable. Unless otherwise indicated, the business address of each individual is Selective Insurance Group, Inc., 40 Wantage Avenue, Branchville, New Jersey 07890.

Name of Beneficial Owner	Total Shares of Common Stock Beneficially Owned(1)	Percent of Class
Aijala, Ainar D., Jr.	3,366	*
Bacus, Lisa Rojas	2,249	*
Burville, John C.	46,304	*
Cavanaugh, Terrence W.	13,417	*
Coaxum, Wole C.	2,249	*
Doherty, Robert Kelly	23,336	*
Hall, Brenda M.	18,056(2)	*
Lanza, Michael H.	30,705	*
Marchioni, John J.	170,543	*
McCarthy, Thomas A.	13,156	*
Mills, Stephen C.	2,249	*
Mitchell, H. Elizabeth	10,613	*
Morrissey, Michael J.	12,579	*
Nicholson, Cynthia S.	19,893	*
Rue, William M.	371,940(3)	1%
Scheid, John S.	25,850	*
Senia, Vincent M.	12,984	*
Thebault, J. Brian	51,504	*
Urban, Philip H.	24,771	*
Wilcox, Mark A.	41,676	*
All directors and executive officers, as a group (21 persons)	904,946	1.5%

*       Less than 1% of the common stock outstanding.

(1)     No directors or executive officers hold Selective common stock in margin accounts or have Selective common stock pledged for a loan or stock purchase.

(2)       Includes 546 shares held in a 401(k) account for the benefit of Ms. Hall.

(3)        Includes: (i) 44,772 shares held by Rue Investment Company, LLC (see the section entitled, “Transactions with Related Persons” of this Proxy Statement for more information); and (ii) 5,226 shares held by Mr. Rue’s wife.

Security Ownership of Certain Beneficial Owners

The following table lists the only persons or groups known to Selective to be the beneficial owners of more than 5% of any class of Selective’s voting securities based on Schedules 13G and amendments thereto filed by the beneficial owners with the SEC.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	BlackRock, Inc. 55 East 52nd Street New York, NY 10055	7,094,794 shares of common stock(1)	11.8%
Common Stock	The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	6,044,820 shares of common stock(2)	10.03%

(1)      BlackRock, Inc. (“BlackRock”) filed an amendment to Schedule 13G with the SEC on January 23, 2023, reporting that it is deemed to be the beneficial owner of an excess of 5% of the outstanding shares of Selective common stock. BlackRock reported that, as of December 31, 2022, it had sole voting power with respect to 6,955,565 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 7,094,794 shares, and shared dispositive power with respect to 0 shares.

(2)       Vanguard Group, Inc. (“Vanguard”) filed an amendment to Schedule 13G with the SEC on February 10, 2023, reporting that it is deemed to be the beneficial owner of an excess of 5% of the outstanding shares of Selective common stock. Vanguard reported that, as of January 31, 2023, it had sole voting power with respect to 0 shares, shared voting power with respect to 42,568 shares, sole dispositive power with respect to 5,942,611 shares, and shared dispositive power with respect to 102,209 shares.

EXECUTIVE OFFICERS

The names of our executive officers and their ages, positions, and biographies are set forth below. Our executive officers are appointed by and serve at the discretion of our Board of Directors.

EXECUTIVE OFFICERS
John J. Marchioni
President and Chief Executive Officer	Background Information ◾ For information regarding Mr. Marchioni, please see the section entitled, “Information about Proposal 1 – Director Nominees” of this Proxy Statement.

Mark A. Wilcox
Age: 55 Executive Vice President, Chief Financial Officer

Background Information

◾      Present position since 2017.

◾      Senior Vice President, Corporate Controller and Chief Accounting Officer of RenaissanceRe Holdings Ltd., 2005 to 2016.

◾      Vice President and Internal Auditor, RenaissanceRe Holdings Ltd., 2003 to 2005.

◾      Senior Manager, Audit and Business Advisory Services – Insurance Practice, PricewaterhouseCoopers LLP, 2001 to 2003; various positions, 1997 to 2001.

◾      Certified Public Accountant (Washington, D.C.).

◾      Chartered Financial Analyst.

◾      University of South Florida (B.S.).

◾      Georgetown University (M.B.A.).

◾      Oxford University, Graduate Summer Program in International Management.

EXECUTIVE OFFICERS

Brenda M. Hall
Age: 52 Executive Vice President, Chief Operating Officer, Standard Lines

Background Information

◾      Present position since 2022.

◾      Executive Vice President, Commercial Lines Chief Operating Officer, 2019 to 2022.

◾      Senior Vice President, Chief Strategic Operations Officer, Selective, 2015 to 2019.

◾      Vice President, Director of Field Underwriting, Selective, 2008 to 2015.

◾      Certified Insurance Counselor.

◾      Certified Risk Manager.

◾      University of Mount Union (B.A.).

◾      Webster University (M.A.).

Michael H. Lanza
Age: 61 Executive Vice President, General Counsel, and Chief Compliance Officer

Background Information

◾      Present position since 2007.

◾      Senior Vice President and General Counsel, Selective, 2004 to 2007.

◾      Director, National Center for State Courts, since 2021.

◾      Trustee, Newton Medical Center Foundation, since 2014.

◾      Member, Warren E. Burger Society of the National Center for State Courts.

◾      Member, Society of Corporate Secretaries and Corporate Governance Professionals.

◾      Member, National Investor Relations Institute.

◾      University of Connecticut (B.A.).

◾      University of Connecticut School of Law (J.D.).

Vincent M. Senia
Age: 59 Executive Vice President, Chief Actuary

Background Information

◾      Present position since 2017.

◾      Senior Vice President, Actuarial Reserving, Selective, 2010 to 2017.

◾      Vice President and Chief Reserving Actuary, Munich Re America, 2003 to 2010; various actuarial management positions, 2001 to 2003.

◾      Fellow of the Casualty Actuarial Society.

◾      Member, American Academy of Actuaries.

◾      New Jersey Institute of Technology (B.S.).

EXECUTIVE OFFICERS
Paul Kush
Age: 62 Executive Vice President, Chief Claims Officer

Background Information

◾      Present position since 2019.

◾      Chief Claims Officer, ProSight Specialty Insurance, 2010 to 2019.

◾      Senior Vice President, Claims, and other management roles, Crum and Forster, 1982 to 2009.

◾      Duquesne University (B.S.).

◾      Wharton School of the University of Pennsylvania’s American Institute of CPCU Advanced Executive Education Program.

TRANSACTIONS WITH RELATED PERSONS

Review, Approval, or Ratification of Transactions with Related Persons

Selective has a written Related Person Transactions Policy and Procedures (the “Related Person Policy”). The Related Person Policy defines “Related Person Transactions” as any transaction, arrangement, or relationship in which Selective or any of its subsidiaries was, is, or will be a participant and the amount involved exceeds $20,000, and in which any “Related Person” had, has, or will have a direct or indirect interest. A “Related Person” under the Related Person Policy is generally: (i) any director, executive officer, or nominee to become director of Selective or an immediate family member of any such person; (ii) a beneficial owner of more than 5% of Selective’s common stock or an immediate family member of any such beneficial owner; and (iii) any firm, corporation, or other entity in which any person included in (i) or (ii) is employed or is a general partner or principal or in a similar position or in which such person is a 5% or greater beneficial owner.

Under the Related Person Policy, the Audit Committee (or Chairperson of the Audit Committee if between meetings) must approve Related Person Transactions. In its review, the Audit Committee considers all available relevant facts and circumstances of the proposed transaction, including (i) the benefits to Selective, (ii) the impact on a director’s independence, (iii) the availability of other sources for comparable products and services, (iv) the terms of the transaction, and (v) the terms available to unrelated third parties or employees generally. No Audit Committee member may participate in any review, consideration, or approval of any Related Person Transaction in which such director or any of their immediate family members is the Related Person. The Audit Committee only approves Related Person Transactions that it considers are in, or not inconsistent with, the best interests of Selective and its stockholders.

William M. Rue

Director William M. Rue is Chairman, and owns more than 10% of the equity, of Rue Holding Company, which owns 100% of Chas. E. Rue & Son, Inc., t/a Rue Insurance, a general independent retail insurance agency (“Rue Insurance”). Rue Insurance has been appointed as a distribution partner of Selective’s insurance subsidiaries since 1928, on terms and conditions similar to those of the other distribution partners of Selective’s insurance subsidiaries, and includes the right to: (i) receive commissions for policies placed; and (ii) participate in the Amended and Restated Selective Insurance Group, Inc. Stock Purchase Plan for Independent Insurance Agencies (2010), Amended and Restated as of February 1, 2017. Mr. Rue has two children who are employed by Rue Insurance: a daughter, who owns less than 10% of the equity of Rue Holding Company; and a son, who serves as president of Rue Insurance and owns more than 10% of the equity of Rue Holding Company.

In 2022, Rue Insurance placed insurance policies for its customers and itself with Selective’s insurance subsidiaries and was paid standard market commissions, including supplemental commissions, of $2.7 million on direct premiums written of $14.3 million. All contracts and transactions with Rue Insurance were consummated in the ordinary course of business on an arm’s-length basis. For additional information regarding Mr. Rue, see the section entitled, “Information about Proposal 1 – Director Nominees” of this Proxy Statement.

The Selective Insurance Group Foundation

In 2005, we established a private foundation, now named The Selective Insurance Group Foundation (the “Foundation”), under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “Code”). The board of directors of the Foundation is comprised of some of the officers of Selective and its insurance subsidiaries. We made $0.3 million in charitable contributions to the Foundation in 2022.

BlackRock

BlackRock, a leading publicly traded investment management firm, has purchased our common shares in the ordinary course of its investment business and has previously filed Schedules 13G/A with the SEC. On January 23, 2023, BlackRock filed a Schedule 13G/A reporting beneficial ownership, as of December 31, 2022, of 11.8% of our outstanding common stock. In connection with purchasing our common shares, BlackRock filed the necessary filings with insurance regulatory authorities. On the basis of those filings, BlackRock is deemed not to be a controlling person for the purposes of applicable insurance law.

We are required to disclose related-party information for our transactions with BlackRock. BlackRock is highly regulated, serves its clients as a fiduciary, and has a diverse platform of active (alpha) and index (beta) investment strategies across asset classes that enables it to tailor investment outcomes and asset allocation solutions for clients. BlackRock also offers the BlackRock Solutions® investment and risk management technology platform, Aladdin®, risk analytics, advisory, and technology services and solutions to a broad base of institutional and wealth management investors. We incurred expenses related to BlackRock for services rendered of $1.8 million in 2022. Amounts payable for such services, at December 31, 2022, were $0.8 million.

As part of our overall investment diversification, we invest in various BlackRock funds from time to time. These funds accounted for less than 1% of our invested assets, at December 31, 2022. During 2022, with regard to BlackRock funds, we (i) purchased $18.5 million in securities, (ii) sold $32.3 million in securities, (iii) recognized net realized and unrealized losses of $6.9 million, and (iv) recorded $1.8 million in income. There were no amounts payable on the settlement of these investment transactions at December 31, 2022.

Our pension plan’s investment portfolio contained investments in BlackRock funds of $120.1 million, at December 31, 2022. During 2022, with regard to BlackRock funds, our pension plan (i) purchased $56.4 million in securities, (ii) sold $65.7 million in securities, and (iii) recorded net investment losses of $80.5 million. In addition, our employee deferred compensation plan and defined contribution plan may offer our employees the option to invest in various BlackRock funds. All contracts and transactions with BlackRock were consummated in the ordinary course of business on an arm’s-length basis.

Vanguard

Vanguard, one of the world’s largest investment management companies, has purchased our common shares in the ordinary course of its investment business and has previously filed Schedules 13G/A with the SEC. Vanguard offers low-cost mutual funds and exchange-traded funds, as well as other investment-related services. On February 10, 2023, Vanguard filed a Schedule 13G/A reporting beneficial ownership of 10.03% of our common stock as of January 31, 2023. In connection with purchasing our common shares, Vanguard filed the necessary filings with insurance regulatory authorities. On the basis of those filings, we do not expect Vanguard to be deemed a controlling person for the purposes of applicable insurance law.

As part of our overall investment diversification, we may invest in various Vanguard funds from time to time. These funds accounted for less than 1% of our invested assets, at December 31, 2022. During 2022, with regard to Vanguard funds, we (i) purchased $3.5 million in securities, (ii) sold $125.2 million, (iii) recognized net realized and unrealized losses of $10.4 million, and (iv) recorded $4.7 million in income. There were no amounts payable on the settlement of these investment transactions, at December 31, 2022. Our deferred compensation plan offers our employees investment options based on the notional value of various Vanguard funds. Our defined contribution plan offers our employees the option to invest in a Vanguard fund. All transactions with Vanguard are consummated in the ordinary course of business on an arm’s-length basis.

Director Independence

Our securities are listed on Nasdaq, and we use the standards of “independence” prescribed by rules set forth by Nasdaq. Under Nasdaq rules, a majority of a listed company’s board of directors must be comprised of independent directors. Under Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out a director’s responsibilities. Our Board of Directors has determined that all current directors and director nominees1 are independent under applicable Nasdaq and SEC rules and regulations – except our CEO, Mr. Marchioni, and Mr. Rue.2 In making its determination, the Board considered disclosures each director made related to various transactions, relationships, or arrangements involving Selective. Disclosures by the following four directors required analysis:

John C. Burville: In determining that Mr. Burville is an independent director, the Board considered that, during 2022, Mr. Burville’s daughter was an analyst for AXA XL Bermuda (“AXA”), which, with its subsidiaries, has a long-standing commercial relationship with our insurance subsidiaries. The Board determined that the commercial relationship is not material principally because (i) our payments to AXA were approximately 0.002% of its 2022 consolidated gross revenues, and (ii) neither Mr. Burville nor his daughter has any involvement with these transactions. Accordingly, the Board determined that this arrangement does not affect Mr. Burville’s independence.

Terrence W. Cavanaugh: In determining that Mr. Cavanaugh is an independent director, the Board considered that Mr. Cavanaugh’s son is employed as Director, Corporate Risk and Broking of Willis Towers Watson (“WTW”), which has commercial relationships with our insurance subsidiaries and employee benefit plans. The Board has determined that these commercial relationships are not material because (i) the payments made were approximately 0.046% of WTW’s 2022 consolidated gross revenues, (ii) Mr. Cavanaugh’s son had no involvement with the transactions with WTW, and (iii) the amount of revenue generated for WTW through these arrangements is not material to WTW. Accordingly, the Board determined these arrangements do not affect Mr. Cavanaugh’s independence.

H. Elizabeth Mitchell: In determining that Ms. Mitchell is an independent director, the Board considered that she serves as an advisor on the reinsurance strategy of Hudson Structured Capital Management Ltd. (“HSCM”). In connection with a previously disclosed $5 million commitment to HSCM Ventures Fund 2 LP (the “HSCM Fund”), in 2022, Selective contributed approximately $1.27 million. HSCM manages the HSCM Fund through its InsurTech strategy. The Board has determined that this commercial relationship is not material, principally because (i) Ms. Mitchell is not actively involved with the HSCM Fund or its InsurTech strategy and receives no material direct or indirect compensation from the HSCM Fund, and (ii) the relative insignificance of these transactions for HSCM and us.

In May 2022, Ms. Mitchell was appointed to the board of directors of the Principal Financial Group (“Principal”). In connection with Principal’s recent acquisition of Wells Fargo’s trust business, bank accounts for our deferred compensation plan and certain state deposit bonds were transferred to the Principal. Ms. Mitchell had no involvement with the establishment of the bank accounts or the procurement of the state deposit bonds. In 2022, the total fees associated with these arrangements were $13,750. Accordingly, the Board determined that Ms. Mitchell’s relationship with the Principal does not affect her independence.

The Board also considered that Ms. Mitchell’s brother is Senior Director, Global Services & Customer Operations for Servicenow, Inc. (“Servicenow”). At the recommendation of, and through, one of our information technology vendors, we purchased software licenses and related software support services of Servicenow. The total amounts paid to the recommending vendor for Servicenow-related products and services in 2022 was approximately $504,000, which is less than 0.01% of Servicenow’s 2022 total revenues. As neither Ms. Mitchell nor her brother

1 The Board determined that each of the following current directors are independent: Mses. Bacus, Mitchell, and Nicholson and Messrs. Aijala, Burville, Cavanaugh, Coaxum, Doherty, McCarthy, Mills, Morrissey, Scheid, Thebault, and Urban. The Board determined that each of the following director nominees are independent: Mses. Bacus, Mitchell, and Nicholson and Messrs. Aijala, Cavanaugh, Coaxum, Doherty, McCarthy, Mills, Scheid, Thebault, and Urban.

2 For a description of the transactions, relationships, or arrangements related to Mr. Rue, see the section entitled, “Transactions with Related Persons.”

had any involvement with these transactions, and they are immaterial, the Board determined that these transactions do not affect Ms. Mitchell’s independence.

Cynthia Nicholson: In determining that Cynthia Nicholson is an independent director, the Board considered that she is a managing member of Band of Sisters, LLC. Ms. Nicholson presented at two Selective events for no compensation; however, we purchased copies of a book published by Band of Sisters, LLC and distributed them to attendees at both events. The aggregate amount paid for the books was approximately $2,200. Ms. Nicholson receives a percentage of this amount. Given these transactions’ nature and immateriality, the Board determined that these transactions do not affect Ms. Nicholson’s independence.

All members of the Audit Committee, the Corporate Governance and Nominating Committee, and the Salary and Employee Benefits Committee are independent directors under applicable Nasdaq and SEC rules and regulations.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Selective has established Corporate Governance Guidelines that are available for review on Selective’s website at www.selective.com/investors/corporate-governance.

Majority Voting for Directors in Uncontested Elections

Selective’s Board of Directors has adopted a majority voting policy for uncontested elections of incumbent directors. To be reelected to the Board, an incumbent director must receive a majority vote by stockholders, unless the Corporate Secretary determines that the number of director nominees exceeds the number of directors to be elected. If any incumbent director nominee receives less than a majority of votes cast, the following process must be followed:

◾	The incumbent director must tender their resignation to the Chairperson of the Board within five days following the certification of the election results.

◾	Within 45 days after the stockholders’ meeting, the Corporate Governance and Nominating Committee will make a recommendation to the Board regarding whether to accept the director’s resignation. In determining and making its recommendation to the Board, the Corporate Governance and Nominating Committee may consider any factors it deems relevant and a range of possible alternatives concerning the director’s tendered resignation.

◾	Within 90 days after the stockholders’ meeting, the Board of Directors shall formally act on the Corporate Governance and Nominating Committee’s recommendation and, within four business days of doing so, shall file with the SEC a Current Report on Form 8-K, disclosing its decision, the rationale for its decision, and the process it followed in reaching the decision to accept or reject the director’s tendered resignation.

◾	Any incumbent director who fails to receive a majority of votes cast and tenders a resignation may not participate or vote in the deliberations of the Corporate Governance and Nominating Committee or the Board related to their resignation. If every member of the Corporate Governance and Nominating Committee fails to receive a majority vote at the same stockholders’ meeting, then the independent directors who received a majority vote and any independent directors who did not stand for reelection must appoint from themselves an ad hoc Board committee to consider the tendered resignations and make a recommendation to the Board whether it should accept them. If fewer than three directors would constitute an ad hoc committee, the entire Board (other than the individual director whose resignation is being considered) will make the determination to accept or reject the director’s resignation.

Board Refreshment

While the Board recognizes the importance of Board refreshment, it does not believe it should limit the number of terms for which an individual may serve as a director. Directors who have served on the Board for an extended period of time have institutional knowledge and are able to provide valuable insight into the operations and future of Selective based on their experience with and understanding of Selective’s history, policies, and objectives. The Board believes that, as an alternative to term limits, it can ensure that the Board continues to evolve and adopt new viewpoints through the evaluation and nomination process. As an additional means to support Board refreshment, we have recently lowered our mandatory retirement age from 75 to 72. Accordingly, our Corporate Governance Guidelines and By-Laws now provide that no person who has attained their 72nd birthday is eligible for election as a director.

Overboarding: Limits on Outside Board Memberships

The Board recognizes that a director’s ability to fulfill their responsibilities as a member of the Board can be impaired if the director serves on numerous other boards or board committees. Accordingly, our Corporate Governance Guidelines limit the number of public company directorships that a director may hold. Pursuant to our Corporate Governance Guidelines, directors are not permitted to serve on the boards of more than four public companies (including Selective’s Board); provided that any director employed as a chief executive officer of a public company is not permitted to serve on the boards of more than two public companies (including Selective’s Board). Additionally, a director must advise the Lead Independent Director, the Chairperson of the Board, or the Chairperson of the Corporate Governance and Nominating Committee before accepting an invitation to serve on another public or private company board, so that the Board can confirm that no actual or potential conflicts exist and that the proposed board service does not interfere with their duties and obligations as a director of Selective. Service on boards and board committees of other companies must be consistent with our conflict of interest and related person transactions policies.

Board Meetings and Committees

The Board of Directors held six meetings in 2022, and the independent directors met four times outside the presence of management. All directors attended at least 75% of the aggregate number of Board and their respective committee meetings during 2022, with average attendance over 95%. While we do not have a formal policy on director attendance at annual meetings, Selective expects all directors to attend annual meetings of stockholders. All then-serving directors virtually attended the 2022 Annual Meeting of Stockholders.

The Board has five standing committees:

◾	Audit Committee;

◾	Corporate Governance and Nominating Committee;

◾	Salary and Employee Benefits Committee;

◾	Executive Committee; and

◾	Finance Committee.

The Corporate Governance and Nominating Committee is responsible for evaluating and making recommendations to the Board concerning the appointment of directors to the five committees and the selection of committee chairpersons. The Board generally favors the periodic rotation of committee chairperson positions, but also recognizes that, at times, it may not be in the best interest of Selective to change a Board committee chairperson position, such as when a director has special knowledge or experience. It is anticipated that Board committee chairpersons will serve up to approximately five consecutive years, on average, to facilitate rotation of committee chairpersons while preserving experienced leadership.

The following tables provide information on each of the five standing committees:

Audit Committee
Written Charter is available on Selective’s website at www.selective.com/investors/corporate-governance	2022 Meetings: 5

Responsibilities:

The Audit Committee assists the Board in monitoring: (i) the integrity of the financial statements of Selective; (ii) the compliance by Selective with legal and regulatory requirements and adopted ethical standards; (iii) the independence and qualifications of Selective’s independent auditors; and (iv) the performance of the internal auditors and independent auditors. Specifically, the Audit Committee:

◾      Oversees our annual audits and quarterly reviews of the financial statements.

◾      Monitors the adequacy and effectiveness of our financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

◾      Reviews and discusses with Selective’s management, Chief Audit Executive, and independent auditors Selective’s financial statements, reports, and other information provided to the public and filed with the SEC, as well as critical accounting policies and practices and critical audit matters.

◾      Prior to its inclusion in any audited statutory financial statements, reviews the report prepared by management, assessing the effectiveness of internal control over financial reporting and stating management's responsibility for establishing and maintaining adequate internal control over financial reporting.

◾      Monitors the activities of the Internal Audit Department and reviews and approves the Internal Audit Department’s budget, resources, audit plan, and charter.

◾      Reviews and concurs in the appointment, evaluation, replacement, reassignment, or dismissal of the Chief Audit Executive and the Chief Audit Executive’s performance review and compensation awards.

◾      Discusses significant financial risk exposures, including Selective’s loss and loss expense reserves, and the steps management has taken to monitor, control, and report such exposures.

◾      Assists the Board in overseeing our enterprise risk management function and discusses with management Selective’s major financial, operational (including, without limitation, risks related to cybersecurity, information security, technology, and privacy and data protection), or other risk exposures and steps management has taken to monitor and manage such exposures related to enterprise risk management.

◾      Reviews, at least annually, Selective’s information technology security program and reviews and discusses the controls around cybersecurity, including plans to enhance the program’s effectiveness and Selective’s business continuity and disaster recovery plans related to enterprise risk management.

◾      Oversees and monitors climate change-related risks.

◾      Appoints Selective’s independent registered public accounting firm and supervises the relationship between Selective and its independent auditors, including reviewing their performance, making decisions about their compensation, retention, and removal, reviewing and approving in advance their audit services and permitted non-audit services, and confirming the independence of the independent auditors.

◾      Oversees Selective’s Related Person Transactions Policy and Procedures and reviews and approves proposed transactions.

◾      Oversees procedures for the (a) receipt, retention, and treatment of complaints received by Selective regarding accounting, internal accounting controls, or auditing matters, and (b) confidential, anonymous submissions by employees of Selective of concerns regarding questionable accounting or auditing matters.

Director Members:	Independent
H. Elizabeth Mitchell, Chairperson	Yes
Ainar D. Aijala, Jr.	Yes
John C. Burville	Yes
Terrence W. Cavanaugh	Yes
Robert Kelly Doherty	Yes
Thomas A. McCarthy	Yes
John S. Scheid, Designated Audit Committee financial expert	Yes
Philip H. Urban	Yes

Corporate Governance and Nominating Committee
Written Charter is available on Selective’s website at www.selective.com/investors/corporate-governance	2022 Meetings: 4

Responsibilities:
The Governance and Nominating Committee’s purposes are to: (i) establish criteria for the selection of directors and to identify and recommend to the Board the nominees for director in connection with Selective’s annual meeting of stockholders; (ii) advise the Board with respect to the Board composition, procedures, and committees; (iii) identify and recommend to the Board the members of the Board to serve on the Board’s committees; (iv) oversee the evaluation of the Board; (v) oversee Selective’s corporate governance policies and procedures; and (vi) oversee management’s activities to address ESG issues and trends. Specifically, the Governance and Nominating Committee:

◾	Reviews and assesses the adequacy of Selective’s Corporate Governance Guidelines and recommends changes to the Board.
◾	Recommends to the Board the directors to serve as members of the Board committees, chairpersons of the committees, and Lead Independent Director.
◾	Advises the Board regarding Board composition, succession, procedures, and committees.
◾	Reviews and updates Selective’s Code of Conduct and reviews conflicts of interest or other issues that may arise under the Code of Conduct involving Selective’s officers or directors.
◾	Oversees the self-evaluations of the Board and its committees.
◾	Oversees management’s activities to advance corporate sustainability and corporate social responsibility, and addresses ESG-categorized matters and trends, including, among others:
◾ Reviewing and discussing with management significant corporate sustainability, corporate social responsibility, and ESG-categorized matters, trends, opportunities, and risks;
◾ Reviewing and discussing with management Selective’s sustainability, social responsibility, and ESG-categorized strategies and activities;
◾ Overseeing the development and use of tailored sustainability, social responsibility, and ESG-categorized measurement and tracking metrics;
◾ Reviewing Selective’s sustainability, social responsibility, and ESG-categorized disclosures prior to public dissemination;
◾ Overseeing Selective’s philanthropic strategies; and
◾ Reporting key sustainability, corporate social responsibility, and ESG-categorized activities and trends to the Board on a regular basis.
◾	Makes a recommendation to the Board on whether to accept an incumbent director’s tendered resignation if the director fails to receive a majority vote in an uncontested election of directors.
◾	Reviews all proposals submitted by stockholders for inclusion in Selective’s proxy statement for its annual meeting of stockholders and results of stockholder advisory votes and recommends to the Board how to respond to such proposals and advisory votes.

Director Members:	Independent
Cynthia S. Nicholson, Chairperson	Yes
Lisa Rojas Bacus	Yes
Wole C. Coaxum	Yes
H. Elizabeth Mitchell	Yes
Michael J. Morrissey	Yes
J. Brian Thebault	Yes
Philip H. Urban	Yes

Salary and Employee Benefits Committee
Written Charter is available on Selective’s website at www.selective.com/investors/corporate-governance	2022 Meetings: 7

Responsibilities:
The Salary and Employee Benefits Committee’s purposes are to: (i) oversee and review Selective’s compensation and employee benefit plans and practices, including its executive officer and employee compensation, incentive compensation, and equity-based plans; (ii) review the performance and development of Selective’s management in achieving corporate goals and objectives; (iii) assure that Selective’s executive officers are compensated effectively in a manner consistent with Selective’s financial performance, strategy, competitive practices, and regulatory requirements; (iv) review and discuss with management Selective’s Compensation Discussion and Analysis to be included in Selective's annual proxy statement or Annual Report on Form 10-K filed with the SEC; and (v) prepare the Compensation Committee Report consistent with SEC rules. Specifically, the Salary and Employee Benefits Committee:

◾	Reviews periodic updates from management on initiatives and progress in the area of human capital management, including a review of the diversity of the company’s workforce and DE&I initiatives, programs, and progress.
◾	Reviews annually and approves corporate goals and objectives relevant to executive officer compensation and evaluates the performance of the CEO and the other executive officers in light of those goals.
◾	Reviews annually and approves Selective’s compensation strategy for employees.
◾	Reviews annually and determines the individual elements of total compensation for the CEO and other executive officers.
◾	Reviews matters related to the CEO and executive officers’ performance, compensation, succession planning, and professional development.
◾	Reviews and monitors management development plans and activities, including periodically reviewing with the CEO the plans for succession for Selective’s CEO, other executive officers, and other key employees, including plans for succession in the event of an emergency, and making recommendations to the Board with respect to the selection of appropriate individuals to succeed to these positions.
◾	Reviews and approves compensation for non-employee directors.
◾	Reviews the independence and engagement of the independent executive compensation consultant.
◾	Considers and approves any executive officer compensation plan objectives related to ESG, including with respect to human capital management and DE&I.
◾	Reviews and considers the results of any advisory vote on executive officer compensation (“say-on-pay” vote) and the results of any advisory vote on the frequency of say-on-pay votes (“say-on-frequency” votes).
◾	Provides recommendations to the Board on compensation-related proposals to be considered at Selective’s annual meeting, including the say-on-pay vote and the say-on-frequency vote.
◾	Assists the Board in the Board’s oversight of Selective’s hedging and pledging policies applicable to Selective’s executive officers and directors.

The Salary and Employee Benefits Committee may form subcommittees for any purpose that it deems appropriate and may delegate to such subcommittees such power and authority as the Salary and Employee Benefits Committee deems appropriate; provided, however, that (i) no subcommittee shall have fewer than two members and (ii) the Salary and Employee Benefits Committee shall not delegate to a subcommittee any power or authority required by any law, regulation, or listing standard to be exercised by the Salary and Employee Benefits Committee as a whole. To the extent permitted by applicable laws, rules, and regulations and Selective’s incentive compensation plans and equity-based compensation plans, the Salary and Employee Benefits Committee may delegate to management the administration of such incentive compensation plans and equity-based compensation plans for persons not subject to the reporting requirements of Section 16 of the Exchange Act. Delegation shall not limit or restrict the Salary and Employee Benefits Committee on any delegated matter, and any related committee action shall not limit or restrict the Salary and Employee Benefits Committee’s future actions.

Salary and Employee Benefits Committee
Director Members:	Independent
Michael J. Morrissey, Chairperson	Yes
Lisa Rojas Bacus	Yes
John C. Burville	Yes
Terrence W. Cavanaugh	Yes
Stephen C. Mills	Yes
Cynthia S. Nicholson	Yes
J. Brian Thebault	Yes
Philip H. Urban	Yes

Executive Committee
No written charter. Responsibilities defined in By-Laws.	2022 Meetings: 2

Responsibilities:

◾      Authorized by Selective’s By-Laws to exercise the Board’s powers and authority in the management of Selective’s business and affairs between meetings of the Board.

◾      Has the right and authority to exercise all the powers of the Board on all matters brought before it, except concerning Selective’s investments or as prohibited by law.

Director Members:	Independent
John J. Marchioni, Chairperson	No
Robert Kelly Doherty	Yes
Thomas A. McCarthy	Yes
H. Elizabeth Mitchell	Yes
Michael J. Morrissey	Yes
Cynthia S. Nicholson	Yes
John S. Scheid	Yes

Finance Committee
Written Charter is available on Selective’s website at www.selective.com/investors/corporate-governance	2022 Meetings: 4

Responsibilities:
The Finance Committee reviews and makes recommendations to the Board concerning certain of Selective’s financial affairs and policies, including, without limitation, investments and investment policies and guidelines, financial planning, capital structure and management, dividend policy and dividends, share repurchases, and strategic plans and transactions. Specifically, the Finance Committee:

◾	Reviews and approves changes to Selective’s investment policies, strategies, and programs.
◾	Reviews investment transactions made on behalf of Selective and reviews the performance of Selective’s investment portfolio and external investment managers.
◾	Discusses Selective’s major investment risk exposures with management, including the steps management has taken to monitor and manage such exposures.
◾	Reviews Selective’s capital structure and reviews and makes recommendations to the Board about Selective’s financial policies and corporate finance matters, including (i) financial planning, cash flow management, fiscal and treasury policies, and financial risk assessment and management, (ii) the issuance, retirement, or repurchase of debt, equity, and other securities, and (iii) other transactions or financial issues that management desires the Finance Committee to review.
◾	Reviews matters relating to the investment portfolios of the benefit plans of Selective and its subsidiaries, including the administration and performance of such portfolios.
◾	Reviews Selective’s reinsurance program, including structure, pricing, and financial strength of participating reinsurers of the program.
◾	Appoints members of Selective’s Management Investment Committee.

◾	Reviews and makes recommendations to the Board regarding the payment of dividends.
◾	Oversees management’s incorporation of ESG considerations into their due diligence and investment decision-making process, as appropriate.

Director Members:	Independent
Thomas A. McCarthy, Chairperson	Yes
Ainar D. Aijala, Jr.	Yes
Wole C. Coaxum	Yes
Robert Kelly Doherty	Yes
Stephen C. Mills	Yes
Michael J. Morrissey	Yes
William M. Rue	No
John S. Scheid	Yes

Board Leadership Structure

Our two principal Board leadership positions are: (i) Board Chairperson; and (ii) Lead Independent Director.

As set forth in our Corporate Governance Guidelines, the Board does not require the separation of the offices of the Board Chairperson and the CEO. Instead, the Board regularly evaluates and decides whether the same person should hold the offices of Board Chairperson and CEO. Our Board has determined that it is appropriate and in the best interests of Selective and its stockholders for Mr. Marchioni to serve as both CEO and Board Chairperson given his institutional and industry knowledge. Our Board believes that our current leadership structure fosters responsive and strong leadership for Selective.

As discussed in greater detail below, our current governance structure establishes a dynamic leadership role for the Lead Independent Director, which, together with independent committee leadership, provides a meaningful counterbalance to the CEO Chairperson and maintains independent and effective oversight of management.

CEO and Board Chairperson Responsibilities

When the CEO serves as the Board Chairperson, as is the current structure, they are responsible for oversight and guidance of Selective’s management and overall corporate performance. The CEO Chairperson leads the Board and facilitates intra-Board communication in setting Selective’s strategies, vision, mission, and long-term and short-term goals and fosters ethical and responsible corporate culture and decision-making throughout Selective. Specific duties of a Board Chairperson include:

◾	Consistent with the Corporate Governance Guidelines, coordinating with the other directors, the Lead Independent Director, and management in preparation of Board and Board committee agendas and meeting materials;

◾	Presiding over all Board and stockholder meetings;

◾	Recommending actions to improve the effectiveness and performance of the Board;

◾	In conjunction with the Lead Independent Director, serving as a spokesperson for the Board and meeting with stockholders as required; and

◾	Assisting the Lead Independent Director and Chairperson of the Corporate Governance and Nominating Committee in recruiting potential candidates to the Board and in recommending appointments to various Board committees.

Lead Independent Director Responsibilities

Our Corporate Governance Guidelines provide that when the Board does not have an independent Chairperson, the Board will appoint an independent director to be the Lead Independent Director. Robert Kelly Doherty is presently our Lead Independent Director and has served in that role since May 2022. The Lead Independent Director is responsible for coordinating the activities of the independent directors and performing various other duties, including:

◾	Presiding at all meetings of independent directors, as appropriate, and providing prompt feedback to the Chairperson and/or CEO;

◾	Serving as a point of contact for Board members to raise issues that they may not be able to readily address with the Chairperson and/or CEO;

◾	Ensuring that matters of importance to the directors are placed on the Board’s meeting agendas;

◾	Assuring that the Chairperson and/or CEO understand the Board’s views on all critical matters;

◾	Assuring that the Board understands the Chairperson’s and/or CEO’s views on all critical matters; and

◾	Calling executive sessions of the independent directors and serving as chairperson of such meetings.

It is anticipated that the Lead Independent Director will serve up to approximately five consecutive years to facilitate the rotation of the Lead Independent Director position while maintaining experienced leadership; however, the Board may extend such tenure in accordance with good governance practices, including to accommodate the transition of a new CEO or new directors or to provide continuity to further strategic objectives or address external factors affecting Selective.

Board and Committee Multi-Step Evaluation Process

The Corporate Governance and Nominating Committee conducts annual self-assessments and evaluates its effectiveness and the effectiveness of the full Board and its other committees. The current process is outlined below:

1 Committee Self-Evaluations

● The Corporate Governance and Nominating Committee conducts an annual self-evaluation of the Board and its committees to assess and enhance their effectiveness. A questionnaire is posted on a secure website for all directors and is used as a reference tool for self-evaluation discussions conducted by the Lead Independent Director and the Corporate Governance and Nominating Committee Chairperson.

2 One-on-One Discussions with Lead Independent Director and Corporate Governance and Nominating Committee Chairperson

● The Lead Independent Director and Corporate Governance and Nominating Committee Chairperson conduct separate, one-on-one interviews with each Director to discuss feedback regarding key areas such as:

● Director and Board Oversight ● Strategic and Operational Matters ● Board/Committee Composition and Structure ● Board Knowledge and Understanding	● Board Engagement/Communication ● Meeting Conduct and Board Materials ● Governance

3 Board Closed Session

● The results of the self-evaluations are discussed with the Corporate Governance and Nominating Committee and full Board in their executive sessions. Appropriate actions are taken to address results.

Continuing Education for Directors

Selective provides continuing education opportunities for directors, including a mix of in-house and third-party presentations and programs. We will provide reimbursement for reasonable expenses incurred by a director in connection with continuing education courses or programs related to Board service.

SUSTAINABILITY, ESG, AND HUMAN CAPITAL

Selective’s Sustainability and ESG Oversight and Management

The Board delegated oversight of ESG to the Corporate Governance and Nominating Committee. Risks related to ESG are allocated among the Board’s committees consistent with their charters, as outlined above. Management’s Sustainability Committee (discussed below) provides quarterly updates to the Corporate Governance and Nominating Committee on ESG-related strategic initiatives. Corporate Governance and Nominating Committee members offer valuable insights based on their ESG-related knowledge and experience. The Corporate Governance and Nominating Committee regularly reports to the full Board on ESG matters.

The executive management team oversees the organization’s ESG efforts. The Sustainability Committee provides detailed quarterly reports on ESG-related initiatives to the executive management team, which provides feedback and oversight on those initiatives.

The Sustainability Committee is a chartered management committee, comprised of leaders and employees from the Underwriting, Claims, Legal, Finance, Risk, Internal Audit, and Human Resources Departments. An ESG Manager coordinates its activities. The Sustainability Committee is responsible for developing plans and objectives for ESG-related initiatives and making quarterly progress reports to executive leadership and the Corporate Governance and Nominating Committee. The Sustainability Committee’s primary purpose is to assist management in developing strategies and goals to integrate sustainability into the business objectives of the organization.

Sustainability, Corporate Social Responsibility, and ESG Overview

We strive to maintain a high level of ethics and integrity in our business practices. We are committed to understanding and mitigating risk, serving our customers responsibly, enabling our employees’ professional success and work/life balance, and helping the communities in which we live, work, and serve, while being environmentally responsible. In 2022, we continued to drive ESG initiatives, overseen by management’s Sustainability Committee, and published our inaugural Task Force on Climate-related Financial Disclosures (TCFD) report. We believe these initiatives support our goal of rewarding our stockholders with above-market operating performance.

Helping Our Customers:

We provide customers and distribution partners with services that help mitigate risks, offering a wide range of tools and technologies. Our Claims team reacts promptly to help customers recover after experiencing loss. As part of our commitment to delivering a superior omni-channel customer experience, we electronically disseminate proactive messages to our customers, helping them prepare for weather events. Our customer satisfaction scores have been consistently strong, with an overall satisfaction score of 8.34 on a 10-point scale for 2022.

Developing Our Employees:

A core strategic priority is to ensure we have a highly engaged and aligned team of high-caliber employees. We continue to invest significantly in employee training programs and prioritize development plans to position our talent for future opportunities and leadership. See below under the section entitled, “Human Capital” for further information about efforts to drive this initiative.

Advancing Diversity, Equality, and Inclusion (DE&I):

We believe in the importance of increasing employee diversity at all levels in our organization. While we believe that women and racial and ethnic minorities constitute a meaningful part of our overall workforce, we strive to increase representation in senior organizational levels. See below under the section entitled, “Human Capital” for further information about efforts to drive this initiative.

Supporting Our Communities:

Through the Foundation we donate to non-profit organizations that promote civic responsibility, support home, auto, and business safety, and provide health and human services. The Foundation’s mission is to empower safe, sustainable, just, and diverse communities where we live, work, and serve:

◾	Safe – organizations that support disaster relief and help protect the public;

◾	Sustainable – organizations that support the environment, education, and people in need;

◾	Just – organizations that support social welfare and human services; and

◾	Diverse – organizations that support social justice, equity, and inclusion.

In 2022, the Foundation donated approximately $950,000 to local and nationwide charities.

Selective invests in indirect state and federal incentives to finance programs with social benefits or objectives. For example, Selective has invested in low-income housing tax credits, historic property credits, rural investment programs, economic redevelopment credits, renewable energy credits, and scholarship tax credit programs. Selective has been participating in and making significant investments in these types of programs since 2008.

Managing Climate Risk:

As a property and casualty insurance company, we understand that climate change creates greater unpredictability of weather-related loss frequency and severity. This poses a long-term risk to the lives and livelihoods of our customers and our business. Our efforts to help address climate change and its associated impacts are centered on (i) prudent oversight and management of catastrophe risk exposure, (ii) helping our customers through responsive claims handling, safety management, and proactive weather alerts, (iii) allocating capital away from specific environmentally-hazardous classes through underwriting and investment initiatives, and (iv) reducing our carbon footprint. Understanding and helping mitigate climate change perils for our business and customers is core to our operations and strategy. We believe these efforts (i) contribute to our corporate responsibility to help mitigate climate change, and (ii) will reward our stockholders with sustained superior financial and operating performance over the long term.

In addition to mitigating insurance operations and investment risk, we:

◾	Have robust plans to ensure operational continuity if we suffer unforeseen or catastrophic events. We have business continuity plans for our key data processing facility (i.e., the Disaster Recovery Plan), the leadership team (i.e., the Executive Crisis Management Plan), and significant operational areas. We review and update these plans at least annually, and conduct other testing, including “tabletop” exercises and planned hands-on tests;

◾	Track our Scope 1 and Scope 2 carbon emissions; however, as an insurance holding company, we are not a meaningful greenhouse gas emitter relative to entities in many other industries. Our Scope 1 emissions include consumption of natural gas, diesel, refrigerant, and fuel usage under our fleet program, and our Scope 2 emissions comprise our electricity usage;

◾	Built ground-mount and garage-canopy solar photovoltaic facilities at our corporate headquarters. The facilities are expected to generate approximately five million kWh of electricity annually, and we sell the solar renewable energy credits to others. Since we sell these credits, our interests in renewable energy production do not reduce our greenhouse gas emissions; however, they do contribute to the production of cleaner energy.

◾	We continue to reduce our carbon emissions over the long term and are implementing several initiatives at our corporate headquarters to lower our environmental impact, including by:

◾	Upgrading our corporate headquarters building management system, which should reduce heating and cooling natural gas consumption;

◾	Transitioning our fleet from gasoline to hybrid vehicles over the next three to five years;

◾	Installing electric vehicle charging stations for employee use; and

◾	Migrating our information technology systems from our corporate headquarters' data center to the cloud.

The table below outlines strategically important ESG categories and our related actions and areas of focus:

ENVIRONMENTAL, SOCIAL, AND GOVERNANCE
ESG Category	Highlights and Areas of Focus
Human Capital	✓ Employment practices ✓ Professional training & development programs ✓ DE&I initiatives ✓ Employee physical, financial, and emotional well-being
Community Engagement	✓ Volunteerism and charitable giving ✓ Annual donations through the Foundation ✓ Alignment with philanthropic programs to help communities
Environment & Energy

✓  Robust Enterprise Risk Management framework

✓  Do not underwrite specific environmentally-hazardous risks related to production from coal mines, thermal coal plants, or oil sands extraction because they are outside our underwriting appetite

✓  Reduction of energy and water consumption

✓  Recycling programs

Ethics & Compliance	✓ Independent Board oversight ✓ Code of Conduct setting legal and ethical standards ✓ Whistleblower and compliance hotline ✓ Supplier Code of Conduct
Products & Services	✓ Paying claims promptly ✓ Provide customers with risk mitigation solutions ✓ Coverage from flood perils ✓ Reducing environmental impact
Customer Privacy & Data Security	✓ Data privacy and governance ✓ Robust cybersecurity programs ✓ Technology to safeguard information and systems ✓ Governance and controls
Responsible Investing	✓ Consider ESG risk factors in management and oversight ✓ Beginning to incorporate ESG considerations into investment process

Human Capital

We recognize that developing and protecting our human capital, and providing a mutually beneficial employee experience, complements and contributes to superior longer-term financial performance. We are committed to maintaining a safe and inclusive workplace that promotes diversity and provides attractive benefits to our approximately 2,520 employees. In 2022, we were:

◾	Designated as a Great Place to Work CertifiedTM organization for the third year in a row;

◾	Recognized by DiversityJobs as one of its Top Diversity Employers showing continual dedication and commitment to establishing a diverse workforce and culture; and

◾	Recognized by Forbes as one of “America's Best Mid-Size Employers.”

We discuss our approach to (i) physical, social, and financial well-being of our employees; (ii) talent development and employee retention; and (iii) DE&I more fully below.

◾	Physical, Social, and Financial Well-Being of our Employees: We invest significantly in our employees’ physical, social, and financial well-being, which is essential to attracting and retaining the best talent. We are committed to fair pay and regularly analyze and adjust compensation to ensure internal equity and external market alignment. We offer competitive financial benefit programs to support the financial well-being of our employees and their families. Among the offerings are a 401(k) plan with non-elective and employer matching contributions, an employee stock purchase plan allowing discounted stock purchases, and tuition reimbursement and student loan repayment. Most employees are eligible to participate in our annual cash incentive program, funded and paid based on the achievement of our financial and strategic objectives. Employees above certain levels are eligible to participate in our long-term, stock-based incentive compensation program. We also offer a wide range of competitive and convenient health and wellness programs. To support our employees’ social well-being, we encourage connections with their colleagues and communities through various programs, such as paid time off for volunteer work and matching charitable donations.

◾	Talent Development and Employee Retention: We invest significant time and resources in (i) training and development to assist our employees in fulfilling their professional potential and having rewarding careers, and (ii) efforts to retain our best talent and foster a positive work-life balance. We are committed to ongoing employee learning, personal growth, and continuous improvement. Our employees have access to various live instructor-led training courses and over 26,000 online skills training courses and resources. We also have leadership and talent development programs and initiatives at all levels of the organization. Examples include our (i) Next Generation of Leaders program, which identifies early- and mid-career management for focused development opportunities that prepare them for future senior leadership, (ii) RISE (Retain Include Support Engage) program, which is an accelerated professional development program for diverse individual contributors interested in first-level management positions, and (iii) our Ignite College Internship and Momentum Trainee programs, which provide collaboration and cross-functional events and experiences for interns and early career employees.

Of our 2,520 employees at December 31, 2022, 980 are normally home-based; 840 are in our regional offices; and the remainder are in our corporate office. Our Flexible Work Location Policy permits most office-based employees to work remotely 60% of the time. Our employee turnover rate in 2022 was approximately 15%. Employees with over 20 years of service represented approximately 16% of our workforce.

◾	Diversity, Equity, and Inclusion (DE&I): We recognize that collaboration by employees with diverse backgrounds, ideas, and experiences can foster innovation, improving operational performance, product and service development, customer experience, market opportunities, and revenue. We have initiatives to increase representation and cultivate greater inclusion of people with different ethnicity, race, age, sexual orientation, gender identities and expressions, and socio-economic backgrounds. Recent initiatives include:

◾	Increasing gender and racial diversity through our Next Generation of Leaders program;

◾	Sponsoring various employee resource groups for women, Black, LGBTQ+, and military and veteran employees;

◾	Introducing a professional development program focused on under-represented groups;

◾	Implementing business objectives tied to supporting and participating in DE&I initiatives;

◾	Enhanced hiring, retention, and promotion practices intended to increase diversity at all organizational levels, including expanding university recruiting efforts to include historically Black colleges and universities;

◾	Partnering with the National African American Insurance Association for services and employee programming for our employee’s use; and

◾	Adding new directors with diverse backgrounds, skills, experience, ethnicity, and race to our Board.

As of December 31, 2022, women represented 58% of our non-officer workforce and 33% of our officer workforce, as compared to 58% and 32% as of December 31, 2021, respectively. Increasing the representation of women in first-level, middle, and senior management roles is a prioritized goal. Our ethnic diversity for officers and non-officers is consistent with the national average for financial services, but our objective is to increase this representation over time. Approximately 78% of our workforce was White as of December 31, 2022, compared to 80% as of December 31, 2021, and 22% of our workforce was Black, Latin, Asian, and/or other ethnically diverse, compared to 20% as of December, 31, 2021. We have a diverse Board, with five of our director nominees self-identifying as part of one or more underrepresented groups.

RISK MANAGEMENT

Enterprise Risk Management

A high-functioning, effective Enterprise Risk Management (“ERM”) program is best achieved when risk management is treated as an organizational cultural value that is the shared responsibility of every employee. We have developed processes and tools that we believe support a risk management culture and create a robust organizational ERM framework. We have also designed our compensation policies and practices, governance framework, and Board leadership structure to support our overall risk appetite and strategy.

We use ERM as part of our governance and control process to take an entity-wide view of our major risks and their potential impact. We designed our ERM framework to identify, measure, report, and monitor our major risks and develop appropriate responses to support the successful execution of our business strategies.

Our Board oversees our ERM process, and all Board committees oversee risks specific to their areas of supervision and report their activities and findings to the entire Board. Management has formed an Executive Risk Committee (“ERC”) that is responsible for the holistic monitoring and supervision of our risk profile and determining future risk management actions supporting our overall risk profile. The ERC provides management oversight of our ERM function. The ERC relies on several management committees to analyze and manage specific major risks, including the Emerging Risk Committee and the Underwriting Committee. At least quarterly, the ERC meets to review and discuss various topics and the interrelation of our significant risks, including, without limitation, capital modeling results, capital adequacy, risk metrics, emerging risks, and sensitivity analysis. The Chief Risk Officer reports to the Board or the appropriate Board committee on the ERC’s activities, analyses, and findings, providing quarterly updates on specific risk metrics.

In addition, the Board receives regular updates on the strength of our cyber risk control environment, emerging cyber threat issues, and the results of external assessments by outside security consultants. Two of the Board's directors have earned cybersecurity oversight certifications from a corporate directors organization.

For more information about how the Board oversees ESG and sustainability-related risks, please refer to the “ESG, Sustainability, and Human Capital” section of this Proxy Statement.

For more information about our ERM function, see the “Corporate Governance, Sustainability and Social Responsibility” section under “Item 1. Business.” of our Annual Report on Form 10-K for the year ended December 31, 2022.

Compensation Risk Assessment

We do not believe that risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on our operations or results. Accordingly, no material adjustments were made to our compensation policies and practices as a result of our risk profile.

To make this determination, we assessed the risks of our compensation policies and programs. In assessing these risks, we considered that we operate in an industry based almost entirely on managing risk, and our risk management function is robust. We considered the following:

◾	The compensation policies and practices for employees of our reportable segments are similar. Our insurance operations, which sell property and casualty insurance products, are subject to, among other things, risks related to significant competition, extensive losses from catastrophic events, and emerging risks. Our investment segment, which invests premiums collected by the insurance operations and proceeds from capital transactions, is subject to, among other things, global economic risks, such as adverse impacts from governmental monetary policies, and risks inherent in the equity and debt markets;

◾	Our compensation policies are consistent with our overall risk structure, and we award a significant portion of our senior officers’ compensation on the accomplishment of financial performance goals that are measured over a three-year period; and

◾	In addition to designing our compensation policies and practices to motivate our employees to take appropriate levels of risk, we have developed a set of controls and governance processes to manage our risk profile. These include escalation processes based on various levels of individual authorities, a comprehensive set of management and Board committees that focus on analysis, management, and reporting of specific major risks, and robust internal audit processes. These controls and governance processes, along with our risk management process, are designed to help us understand and react to changes in our risk profile and effectively manage our risk profile consistent with our risk appetite.

We also considered our overall compensation program, including:

◾	The features of our compensation program and whether they align with our compensation philosophy;

◾	The compensation program’s multiple financial and strategic measures that balance profitability and growth. We base our financial goals on the U.S. generally accepted accounting principles (“GAAP”) combined ratio,[3] which is an accepted insurance industry standard of profitability, return on common equity (“ROE”), statutory net premiums written (“NPW”) growth, and statutory operating return on policyholder surplus. We base our strategic goals on measures intended to generate profitable growth, such as pricing, retention, customer experience, and operational efficiency;

◾	The maximum potential payments under our compensation plans;

◾	The mix of fixed versus variable compensation;

◾	The balance between cash and equity compensation;

◾	The ratio of compensation based on long-term versus short-term performance metrics; and

◾	The timing of equity award grants and vesting.

We also considered that we adjust our compensation programs from time-to-time as risks in our industry and reportable segments change to help ensure that compensation and risk remain appropriately aligned.

3 The combined ratio is the property and casualty insurance industry standard measure of underwriting profitability. A combined ratio under 100% indicates that an insurance company is generating an underwriting profit and a combined ratio over 100% indicates that an insurance company is generating an underwriting loss.

Finally, we reviewed our various risk mitigation strategies in the compensation context, including:

◾	The stock ownership and retention requirements for management outlined in the section entitled, “Executive Stock Ownership and Retention Requirements” of this Proxy Statement;

◾	The independent oversight of compensation programs by the Salary and Employee Benefits Committee (“SEBC”), including oversight of goals and performance measures; and

◾	The Board’s role in risk oversight, which includes receiving, analyzing, and making due inquiry about reports from its committees, including the SEBC, and management’s ERC.

We will continue to assess the risks of our compensation policies and programs going forward.

STOCKHOLDER COMMUNICATIONS

Stockholders and other interested parties may send communications to the Board, a committee of the Board, or individual directors in writing to c/o Corporate Secretary, Selective Insurance Group, Inc., 40 Wantage Avenue, Branchville, New Jersey 07890 or by e-mail to corporate.governance@Selective.com. The Corporate Secretary will review each communication received solely to determine if appropriate. The Board has determined that the following types of communication are not related to the Board’s duties and responsibilities and are not appropriate: spam and similar junk mail and mass mailings, unsolicited advertisements or invitations to conferences or promotional material, product complaints, resumes or other job inquiries, and surveys.

CODE OF CONDUCT

Selective has adopted a Code of Conduct that establishes business ethics principles that apply to all Selective personnel, including executive officers. The Code of Conduct is located on Selective’s website at www.selective.com/investors/corporate-governance. Any material amendment to or waiver from the provisions of the Code of Conduct that applies to Selective’s executive officers will be posted to Selective’s website.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

This Compensation Discussion and Analysis provides our stockholders information about our 2022 compensation program for the following named executive officers (“NEOs”):

◾	John J. Marchioni, Chairman, President and CEO;

◾	Mark A. Wilcox, Executive Vice President, Chief Financial Officer;

◾	Brenda M. Hall, Executive Vice President, Chief Operating Officer, Standard Lines;

◾	Michael H. Lanza, Executive Vice President, General Counsel and Chief Compliance Officer; and

◾	Vincent M. Senia, Executive Vice President, Chief Actuary.

Consideration of 2022 Say-on-Pay Advisory Vote Results

Since our initial say-on-pay proposal in 2011, our stockholders have overwhelmingly supported our compensation decisions. Our NEOs’ compensation was approved at the 2022 Annual Meeting of Stockholders by over 99% of votes cast. In determining our NEOs’ 2022 compensation, the SEBC considered these results. Consequently, we did not materially change our 2022 compensation program and policies. We have continued to emphasize a well-calibrated and balanced combination of short-term and long-term incentive compensation, which we believe rewards our NEOs for delivering stockholder value. We value our stockholders’ feedback and will continue to review and consider the results of our say-on-pay proposals.

2022 Corporate Performance Highlights

For 2022, we generated a GAAP ROE of 8.8%, well above Conning, Inc.’s expected 2022 U.S. property and casualty insurance industry GAAP ROE4 of 1.6%. We also generated a non-GAAP operating ROE5 of 12.4%, above our 11% target. In 2022, we delivered our ninth consecutive year of double-digit non-GAAP operating ROE, averaging approximately 12% over that timeframe. Our 2022 combined ratio of 95.1% was an excellent result, over 12 points below Conning, Inc.’s expected 2022 U.S. property and casualty insurance industry statutory combined ratio of 107.4%.4

GAAP COMBINED RATIO

Our after-tax net investment income was $232.2 million in 2022, a decrease of 12% as compared to 2021, driven by lower returns from our alternative investments, reflecting lower valuations. Partially offsetting this decrease was an increase in income earned on fixed income securities. Investments contributed 9.4 points of GAAP ROE in 2022. As of year-end 2022, 92% of our portfolio was invested in fixed income securities and short-term investments with an average credit rating of “AA-” and an effective duration of 4.1 years, offering a high degree of liquidity.  Risk assets, including our high yield allocation within fixed income, public equities, and limited partnership investments in private equity, private credit, and real asset strategies, represented 9.8% of our investment portfolio at year-end 2022.

In addition to our strong non-GAAP operating ROE of 12.4%, other key accomplishments for 2022 included the following:

◾	Our annualized total shareholder return (“TSR”) was 9.7%, calculated by comparing the change in value of Selective's common stock price and reinvested dividends. The table below shows our TSR as compared to

4       Source: ©2023 Conning, Inc. Used with permission.

5       Non-GAAP operating ROE is a non-GAAP financial measure and is calculated as follows:

Non-GAAP Operating ROE:
Non-GAAP Operating Income from the Performance Period
÷
Average Common Stockholders’ Equity over the Performance Period

Non-GAAP operating income differs from net income available to common stockholders by the exclusion of after-tax net realized and unrealized gains and losses on investments and after-tax debt retirement costs. It is used as an important financial measure by management, analysts, and investors because the realization of investment gains and losses on sales in any given period is largely discretionary as to timing. In addition, net realized and unrealized investment gains and losses on investments that are charged to earnings and the debt retirement costs could distort the analysis of trends. Non-GAAP operating ROE is not intended as a substitute for ROE that is based on net income available to common stockholders prepared in accordance with GAAP. Please refer to Selective’s Annual Report on Form 10-K for the year ended December 31, 2022 for a reconciliation of Non-GAAP operating ROE to its most directly comparable financial measure calculated and presented in accordance with GAAP.

Standard & Poor’s (“S&P”) P&C Index annualized TSR and S&P’s 500 Index annualized TSR for the last one-, three-, five-, and ten-year periods:

Time Period	Selective Annualized TSR	S&P’s P&C Index Annualized TSR	S&P’s 500 Index Annualized TSR
One-Year Period	9.7%	17.2%	-18.1%
Three-Year Period	12.4%	12.3%	7.7%
Five-Year Period	10.1%	10.2%	9.4%
Ten-Year Period	18.4%	13.8%	12.6%

◾	Compared to 2021, overall NPW increased by 12%, driven by 12% growth in commercial lines, 16% in excess and surplus lines, and 9% in personal lines. Overall new business increased 13%, with commercial lines up 9%, personal lines up 54%, and excess and surplus lines up 14%.

◾	We achieved 5.1% in overall renewal pure price increases, including an increase of 5.4% in standard commercial lines and 7.3% in excess and surplus lines.

◾	We achieved a standard commercial lines (81% of our 2022 total NPW) retention rate of 85% through the efforts of underwriters, who use our sophisticated pricing and underwriting tools, and coordinate their efforts with our independent distribution partners.

On November 8, 2022, AM Best Company reaffirmed our “A+ (Superior)” financial strength rating, the second highest of their 13 financial strength ratings, and our “stable” outlook. In taking this rating action, AM Best Company cited our balance sheet strength, strong operating performance, favorable business profile, and appropriate enterprise risk management. On October 13, 2022, S&P Global Ratings reaffirmed our “A” rating with a “stable” outlook. In taking this action, S&P cited our strong financial and business risk profiles, driven by strong capital adequacy and operating performance.

On March 24, 2022, Fitch Ratings reaffirmed our “A+” rating with a “stable” outlook. In taking this rating action, Fitch Ratings cited our business profile as a regional commercial lines writer with strong independent agency relationships, strong capitalization, and strong financial performance with stable underwriting results and return metrics that have remained favorable compared to peers. Moody’s Investors Service last reaffirmed our “A2” rating (with a “stable” outlook) in the second quarter of 2021, when it cited our strong underwriting profitability, financial leverage, and coverage metrics, conservative investment portfolio, and strong regional franchise presence and established independent agency support.

2022 Progress on our Strategic Business Plan Framework

In 2022, we continued making strong progress on our Strategic Business Plan Framework and our five strategic imperatives. We designed our strategy to leverage these strategic imperatives to maximize growth and profitability and reward our stockholders with strong and consistent value creation. We believe the following imperatives enhance our competitive position and help us maintain our outperformance relative to our peers and the broader insurance marketplace:

Create a Highly Engaged Team

In 2022 we amended our Flexible Work Location Policy to allow most office-based employees to work remotely 60% of the time. We enhanced our automation tools to allow for collaboration in a hybrid/remote work environment. We continued our DE&I efforts by (i) supporting our six affinity groups and employee resource groups, (ii) offering opportunities to participate in various DE&I programs, and (iii) developing metrics for quarterly reporting to management and establishing and delivering a multi-module DE&I employee training program as part of our 2022 annual cash incentive plan (“ACIP”) strategic goals. All senior leaders had DE&I-related business objectives in 2022, and all employees had mandatory DE&I training. To support and advance underrepresented employees, we initiated a specifically designed professional development program and increased diversity representation in our NextGen leadership development program.

In 2022, we were:

◾	Designated as a Great Place to Work CertifiedTM organization for the third year in a row;

◾	Recognized by DiversityJobs as one of its Top Diversity Employers showing continual dedication and commitment to establishing a diverse workforce and culture; and

◾	Recognized by Forbes as one of “America's Best Mid-Size Employers.”

See the section entitled, “Human Capital” for further information about efforts to drive this imperative.

Also as part of our 2022 ACIP strategic goals, we worked to advance ESG initiatives by establishing greenhouse gas emissions metrics and reporting and issuing a Task Force on Climate-related Financial Disclosures (TCFD) report.

Align Resources for Profitable Growth

To support our profitable growth, we continued to expand our geographic footprint in 2022. We began writing standard commercial lines business in Vermont in June and began writing standard commercial lines business in Alabama and Idaho in October.

We also continued to expand capabilities in our new standard commercial lines agency interface platform designed to streamline new small business policy quoting and issuance. We continued to execute a multi-year strategy to (i) improve small business writing ease and speed for our distribution partners and (ii) offer a best-in-class small business customer experience. We enhanced our rating platform's user experience by reducing the information required to be inputted before quote generation.

In 2022, we continued to reposition our standard personal lines business to serve the mass affluent market, where we believe our strong coverage and servicing capabilities will be more competitive. We also deployed a new excess and surplus lines underwriting platform to improve agents’ ease of interactions with us.

Deliver a Superior Omni-Channel Customer Experience

In 2022, we drove more personalized and consistent customer experiences, with an omni-channel delivery focus, reinforcing our brand building to maximize customer retention. We improved digital offerings, encouraging customers to use these convenience tools. In 2022, 70% of customer payments were self-service processed. We also (i) exceeded our goals for customer use of our MySelective functionality, increasing Report a Claim, Make a Payment, and Certificate of Insurance transactions; (ii) updated our Integrated Voice Response system; (iii) teamed up with a nationwide home security company to provide complimentary home security systems to eligible customers; and (iv) expanded the reach of our safety management program.

Leverage Data and Treat Information as a Valued Corporate Asset

In 2022, we blended underwriting and statistical inputs into our front-line models, providing additional guidance to improve underwriting and pricing decisions, and implementing designated modeling enhancements and delivering analytics reports. We also rebuilt our homeowners pricing models, which should enhance our competitive position in the personal lines mass affluent market. We developed formalized data and modeling governance processes, to ensure our use of data and models meets internal and external standards of practice.

Optimize Operational Effectiveness and Efficiency

Our imperative to optimize operational effectiveness and efficiency aims to drive down our expense ratio and improve the overall employee experience. In 2022, we focused on robotic process automation solutions and enhancing workflow automation. We also continued to work to mitigate our technology risk, completing a multi-year maturity plan and executing another external maturity assessment.

CEO Pay for Performance

The following tables present (i) CEO compensation over the past five years (“CEO Total Compensation”), (ii) the dollar and percentage change from the prior year, and (iii) Selective’s cumulative TSR for the corresponding one-, three-, and five-year periods. As Mr. Marchioni was appointed CEO effective February 1, 2020, the table reflects our former CEO’s compensation for 2017 through 2019, and Mr. Marchioni’s compensation for 2020 through 2022. The tables demonstrate the correlation between changes in Selective's cumulative TSR and our CEO compensation, which reflects and is consistent with our philosophy of aligning compensation with the interests of stockholders and long-term performance.

*        The value of “Indexed Total Shareholder Return (TSR)” shown is based on the then-current value of an assumed $100 investment in Selective common stock on December 31, 2017, reflecting stock price changes and assuming all dividends paid are reinvested in Selective common stock.

	2018	2019	2020	2021	2022
CEO Total Compensation(1) (Base Salary Rate + Annual Cash Incentive Plan Payments + Total Long-Term Compensation)	$5,100,019	$6,792,401	$4,800,608	$5,349,100	$5,716,622
$ Change from Prior Year	+$200,011	+$1,692,382(1)	-$1,991,793(2)	+$548,492	+$367,522
% Change from Prior Year	+4.1%	+33.2%	-29.3%	+11.4%	+6.9%
One-Year TSR	+5.1%	+8.2%	+4.5%	+24.0%	+9.7%
Cumulative Three-Year TSR	+89.3%	+57.2%	+18.9%	+40.2%	+42.0%
Cumulative Five-Year TSR	+144.8%	+158.1%	+114.1%	+103.6%	+61.6%

(1)       Increase primarily related to the transition of our former CEO, Gregory E. Murphy, to Executive Chairman.

(2)       Decrease primarily related to Mr. Marchioni’s transition to the CEO role.

Role and Function of the Salary and Employee Benefits Committee, the Compensation Consultant, and Management

The SEBC oversees executive compensation and retains an independent executive compensation consultant, Exequity LLP (the “Compensation Consultant”), to advise it on executive and director compensation matters. The Compensation Consultant (i) reviews our NEO compensation structure and amounts, (ii) prepares comprehensive competitive compensation analyses for our NEOs, (iii) provides counsel to the SEBC about award metrics, compensation components, amounts allocated to those components, and the total compensation opportunities for the CEO and the other NEOs, and (iv) attends SEBC meetings, as invited.

The Compensation Consultant has advised the SEBC since 2007. The Compensation Consultant advises the SEBC on executive and director compensation matters and does not provide any additional services to Selective. The SEBC determined that the Compensation Consultant has no conflicts of interest with Selective based on applicable SEC and Nasdaq rules.

The SEBC has full autonomy to make compensation decisions about the NEOs, incorporating information and advice from the Compensation Consultant. In 2022, Mr. Marchioni made recommendations to the SEBC regarding the other NEOs’ compensation, based on his assessment of their annual performance, contributions to Selective, and potential for advancement. Mr. Marchioni did not participate in the deliberations on his compensation.

In making its compensation decisions, the SEBC also considers (i) pre-established guidelines regarding award amounts, (ii) pay levels at companies with which we compete for business and executive talent (discussed below), (iii) Selective's performance, (iv) executive retention issues, (v) internal compensation parity, and (vi) advancement in abilities, experience, and responsibilities. As part of their usual duties and responsibilities, the Executive Vice President, Chief Human Resources Officer, and certain other human resources officers provide the SEBC with information about the overall design of the executive compensation program and its components.

DESIGN CONSIDERATIONS OF SELECTIVE’S EXECUTIVE COMPENSATION PROGRAM

Selective’s Executive Compensation Program Objective and Philosophy

Our executive compensation program aims to attract, retain, and motivate executive talent to drive Selective's success by creating stockholder value through profitable growth and effective risk management.

Our compensation program is designed to: (i) promote and align both the short- and long-term interests of our NEOs with those of our stockholders; (ii) reward the achievement of our business objectives through the execution of our Strategic Business Plan Framework and its five strategic imperatives; (iii) recognize each NEO’s achievements, motivating execution of duties and responsibilities in a manner not reasonably likely to have a material adverse effect on our operations or results; and (iv) promote ESG and DE&I in the execution of our insurance and investment operations with related executive performance objectives and goals. We aim to provide our highly talented and qualified NEOs with competitive total compensation, based on total value and a mix of short- and long-term cash and stock-based components, compared to the compensation paid by other property and casualty insurance companies and other companies with which we compete for executive talent.

When evaluating compensation for our CEO and other NEOs, the SEBC considers: (i) our overall results compared to budget and projected industry results; (ii) performance relative to our ROE target; (iii) Selective’s underwriting profitability as measured by our combined ratios; (iv) our ability to profitably grow NPW; (v) our investment income performance compared to both budget and benchmark targets; (vi) progress on ESG and DE&I initiatives; and (vii) retention of top talent.

Consistent with our pay-for-performance philosophy, we link our annual incentive awards to pre-determined financial and strategic business objectives and individual contributions. We align our long-term compensation to the achievement of pre-determined specific performance measures that we believe impact the generation of long-term stockholder value.

Compensation Elements

Our executive compensation program generally consists of the following key elements selected to: (i) address the market-based realities of attracting and retaining quality NEOs; and (ii) align the NEOs’ compensation with our stockholders’ interests:

◾	Base salary;

◾	ACIP payments; and

◾	Long-term incentive program (“LTIP”) awards in the form of performance-based restricted stock units and performance-based cash incentive units.

Compensation Best Practices

Our compensation program and practices feature the following best practices:

WHAT WE DO	WHAT WE DO NOT DO
We use fixed and variable compensation components.	We do not include excise tax gross-up provisions in employment agreements.
We align pay with performance, with compensation weighted toward performance-based equity and performance-based cash bonus awards to NEOs.	We do not re-price stock options.
We have stock ownership and retention requirements for our senior executives.	We do not grant stock options at less than fair market value.
We have double triggers for cash and equity award payments upon a change in control under employment agreements.	We do not pay dividends on unvested stock-based awards.
We have a recoupment policy that provides for the clawback of certain incentive-based compensation (see section entitled, “Recoupment of Awards” of this Proxy Statement for more information).	We have not included incentive compensation in pension calculations (accrual of additional pension benefits ceased in 2016).
We offer very limited perquisites to executive officers.	We do not permit hedging of Selective stock by directors, officers, or employees (see section entitled, “Policy on Hedging” of this Proxy Statement for more information).
The SEBC engages an independent compensation consultant.	We do not guarantee annual salary increases.

Benchmarking

When making compensation decisions, the SEBC believes it is important to have information from multiple sources about compensation practices at an array of publicly traded companies and property and casualty insurance holding companies. The SEBC believes that:

◾	Benchmarking provides the SEBC with relevant context to make appropriate compensation decisions that will help attract, retain, and motivate the key talent required to drive company performance and long-term stockholder value;

◾	Measuring our compensation against practices from two benchmark sources (see below for more details) helps ensure that the SEBC has an ample and robust assessment of our competitive compensation posture; and

◾	Considering multiple market references alleviates potential volatility inherent in a single-market data point and enhances the SEBC’s decisions by allowing it to rely on a more comprehensive set of market-competitive pay boundaries.

The SEBC reviewed with the Compensation Consultant the following benchmarking information in July 2021 for purposes of establishing 2022 compensation:

◾	Analyses of both the individual compensation elements and total compensation that we pay our NEOs compared to a peer group that consisted of companies with which we compete in the sale of products and services and for talent (“Proxy Peer Group”); and

◾	Data provided by a third-party vendor (2021 Property and Casualty Insurance Compensation Survey) for our NEOs against a group consisting of 55 property and casualty insurance organizations, including Selective, with annual median direct written premiums of $3.6 billion and annual median revenues of $3.6 billion.

As part of the 2022 compensation process, in late 2021, the Compensation Consultant furnished the SEBC with the most recent NEO compensation information available from the following:

Proxy Peer Group*		Third-Party Vendor Survey
Arch Capital Group, Ltd.	RLI Corporation	Property and Casualty Insurance Compensation Survey
Argo Group International Holdings, Ltd.	State Auto Financial Corporation
Cincinnati Financial Corporation	The Hanover Insurance Group, Inc.
CNA Financial Corporation	The Hartford Financial Services Group, Inc.
Erie Indemnity Company	United Fire Group, Inc.
Everest Re Group, Ltd.	W. R. Berkley Corporation
Kemper Corporation

* There were no changes with respect to the companies comprising the Proxy Peer Group. As such, the Proxy Peer Group used in making 2022 compensation decisions was the same as the Proxy Peer Group used in 2021.

Information for the Proxy Peer Group companies was obtained from proxy statements and other SEC filings. This information includes data on compensation components and comparative analyses of the overall financial performance of the Proxy Peer Group. The Proxy Peer Group is comprised of companies that provide similar products, have a similar geographic market scope, and compete with us for executive talent. The Property and Casualty Insurance Compensation Survey provides supplemental data from organizations of various sizes. We analyze data from across the property and casualty insurance industry because we strive to engage the best talent and recruit from organizations that are both smaller and larger than Selective.

In late 2022 and early 2023, to evaluate 2022 pay decisions, including the ACIP payouts for 2022, the SEBC reviewed information (i) from an updated Proxy Peer Group (which was identical to the 2022 Proxy Peer Group other than the removal of State Auto Financial Corporation due to its acquisition and the addition of AXIS Capital Holdings Limited), and (ii) reported in the 2022 Property and Casualty Insurance Compensation Survey, reflecting data from 55 organizations (including Selective) with annual median direct written premiums of $4.1 billion and annual median revenues of $4.2 billion.

The SEBC reviewed compensation information from these two market reference sources in setting the NEOs’ total compensation (consisting of aggregate base salaries, ACIP payments, and LTIP awards) 10.1% below the combined benchmark median and 37.7% below the combined benchmark 75th percentile.

The components comprising NEO total compensation for 2022 differed from market to varying degrees. Specifically, base salary was below the combined benchmark median by 4.6% and below the 75th percentile by 14.7% to balance fixed NEO compensation with overall company performance and TSR. Driven by the solid 2022 performance relative to annual financial, operational, and strategic objectives detailed below and financial and operational performance versus peers, ACIP awards were 6.5% above the combined benchmark median but 35.7% below the combined benchmark 75th percentile. The combined relative positioning of base salary and ACIP awards resulted in annual total cash compensation that was 2.7% above the combined benchmark median and 27.9% below the combined benchmark 75th percentile. The grant date fair value of our 2022 LTIP awards was 22.7% below the combined benchmark median and 47.8% below the combined benchmark 75th percentile to balance NEO compensation with our expense management initiatives and TSR. The SEBC felt that each NEO’s compensation was appropriate considering their accomplishments and contributions, the extent to which we achieved our 2022 goals, performance compared to projected industry performance, and our expense management. The SEBC deemed these compensation levels appropriate because of (i) overall company performance, (ii) our combined ratio and the impact of catastrophe and non-catastrophe property losses on underwriting results, (iii) the impact of higher interest rates on our investment results, (iv) our expenses, including our expense ratio, and (v) individual performance of our NEOs.

2022 ELEMENTS OF COMPENSATION AND ALLOCATION BETWEEN CURRENT AND LONG-TERM COMPENSATION

The table below shows the percentages of compensation for 2022 for the CEO and the other NEOs that are fixed compensation (i.e., base salary) versus variable compensation (i.e., ACIP and LTIP), and short-term incentive compensation (i.e., ACIP) versus long-term incentive compensation (i.e., LTIP).

As indicated in the table below, the 2022 compensation allocation aligns closely with our compensation philosophy, which is designed to motivate our NEOs to achieve short- and long-term corporate objectives consistent with our stockholders’ economic interests. We strive to balance pay incentive elements and performance time horizons.

	Fixed Compensation	Variable Compensation
NEOs	2022 Base Salary	2022 Short-Term (ACIP)	2022 Long-Term (LTIP)	2022 Total Variable (ACIP + LTIP)
John J. Marchioni	17%	37%	46%	83%
Mark A. Wilcox	24%	37%	39%	76%
Brenda M. Hall	29%	36%	35%	71%
Michael H. Lanza	35%	33%	32%	65%
Vincent M. Senia	31%	38%	31%	69%

The chart below reflects the allocation of 2022 compensation among LTIP, ACIP, and base salary for the CEO and for all other NEOs on average:

Base Salary

Our base salary compensation is intended to provide stable, competitive compensation while considering each NEO’s scope of responsibility, relevant background, training, and experience. In setting base salaries, the SEBC considers competitive market data for positions with comparable job content and overall market demand for each position. The SEBC generally believes base salaries should align with market trends for NEOs with similar responsibilities at comparable companies. When establishing the base salaries of our NEOs, the SEBC also considers:

◾	The functional role of the NEO’s position;

◾	The NEO’s level of responsibility;

◾	The NEO’s growth in the position, including skills and competencies;

◾	The NEO’s contribution and performance; and

◾	Selective’s ability to replace the NEO.

Based on these considerations and their individual accomplishments and contributions as described below in the section entitled, “2022 Compensation Actions for the CEO and other NEOs,” the SEBC increased the base salary rates of the following NEOs in early 2022 during our regular salary review process: Mr. Marchioni 8.1%; Mr. Wilcox, 7.7%; Ms. Hall 13.6%; Mr. Lanza, 1.8%; and Mr. Senia, 2.4%. Ms. Hall’s salary rate was increased to better reflect the importance and impact of her expanded leadership role and to better align her compensation competitively to market position. The other NEOs’ base salary rate increases were based on each NEO’s performance and ongoing competitiveness with relevant peer benchmarks.

Annual Cash Incentive Program

Our ACIP is intended to link a meaningful portion of annual cash compensation to one or more pre-established annual short-term strategic and financial organizational performance goals. For 2022, all NEOs were eligible to participate in the ACIP. ACIP awards are granted under the Selective Insurance Group, Inc. Cash Incentive Plan, As Amended and Restated as of May 1, 2014 (the “Cash Incentive Plan”).

2022 Corporate ACIP Measures

Our Corporate ACIP Measures (defined below) are established to encourage our NEOs to remain focused on particular financial and strategic objectives, even in the face of especially challenging circumstances in the performance year. The SEBC considers the level of achievement of the Corporate ACIP Measures when determining the ACIP payments to our NEOs. The SEBC has authority to adjust payouts as it deems appropriate in its discretion.

The ACIP plan has two components, financial and strategic (together, the “Corporate ACIP Measures”). The financial component is tied to Selective’s GAAP combined ratio for the performance year. The 50% target was set to a combined ratio that we estimated would generate our target ROE of 11%. For 2022, that target combined ratio was 93.5%. The financial component pays 0% at a combined ratio of 100% or greater, and is capped at an 82.1% payout for a combined ratio of 89% or less. The strategic component opportunity ranges between 0% and 50.0% is based on the achievement of the target of 14 specific measures tied to our strategic business framework, with a potential for an additional 5% of upside for exceeding certain targets.

The table below shows total potential Corporate ACIP payouts for NEOs at various combined ratio percentages, assuming all 14 strategic measures were fully met:

GAAP Combined Ratio (%)	Corporate ACIP Measures(1)
	Financial Measure (%)	Strategic Measures (%)	Total Opportunity (%)(2)
100.0	0.0	50	50
99.0	7.5	50	57.5
98.0	14.9	50	64.9
97.0	22.4	50	72.4
96.0	29.9	50	79.9
95.0	37.3	50	87.3
94.0	44.8	50	94.8
93.5	50.0	50	100.0
93.0	52.2	50	102.2
92.0	59.7	50	109.7
91.0	67.2	50	117.2
90.0	74.6	50	124.6
89.0	82.1	50	132.1

(1)       Straight line interpolation applies to performance between designated goals.

(2)       Reflects total opportunity based on degree of achievement of performance objectives not including the additional 3% potential upside for exceeding the commercial lines pure rate target on standard renewal business and 2% potential upside for exceeding the direct new standard commercial lines premium target.

2022 Corporate ACIP Measure Results

The 2022 Corporate ACIP Measure results were based on our achievement of the financial metric of overall GAAP combined ratio and the strategic measures, as described in greater detail below.

Financial Performance Results

For 2022, our overall GAAP combined ratio was 95.1%. Accordingly, the financial performance component of the Corporate ACIP Measures generated funding at 36.6%.

Strategic Measures Performance Results

The table below reflects that we fully achieved all 14 of the 2022 ACIP strategic measures and exceeded two of the strategic measures. Consequently, the strategic measures performance component of the Corporate ACIP Measures funded at 51.5%.

Strategic Imperative	Measure	Point Value	Results
Align Resources for Profitable Growth & Leverage Data and Treat Information as a Valued Corporate Asset	GROWTH
	Achieve designated target for direct new standard commercial lines premiums (excluding bonds).	4 pts (plus 2 pts premium)	Achieved 4.3 pts
	Achieve excess and surplus lines strategic project goals for the automated issuance of new designated coverages.	2 pts	Achieved 2 pts
	Achieve designated net renewal direct premium written budget for commercial lines (excluding bonds).	4 pts	Achieved 4 pts
	Achieve designated key milestones of small business strategy to improve ease of doing business.	4 pts	Achieved 4 pts
	Achieve designated strategic milestones for geographic expansion for Vermont, Maine, West Virginia, Alabama, and Idaho.	4 pts	Achieved 4 pts
PROFITABILITY IMPROVEMENT
	Achieve designated commercial lines (excluding bonds and management liability insurance) pure rate target on standard renewal business.	6 pts (plus 3 pts premium)	Achieved 7.2 pts
	Achieve designated pricing differential for specified business retention categories.	4 pts	Achieved 4 pts
Optimize Operational Effectiveness and Efficiency	EXPENSE MANAGEMENT
	Achieve designated labor and non-labor expense targets for specified business units.	4 pts	Achieved 4 pts
	Achieve designated company-wide expense target.	4 pts	Achieved 4 pts
Create a Highly Engaged Team	Advance DE&I initiatives by developing metrics for quarterly reporting to management and establishing and delivering a multi-module DE&I employee training program.	2 pts	Achieved 2 pts
	Advance ESG initiatives by establishing greenhouse gas emissions metrics and reporting and issuing a Task Force on Climate-related Financial Disclosures (TCFD) report.	2 pts	Achieved 2 pts
Deliver a Superior Omni-Channel Experience & Leverage Data and Treat Information as a Valued Corporate Asset	CUSTOMER EXPERIENCE
	Achieve designated customer self-service levels.	3 pts	Achieved 3 pts
	Implement designated value-added commercial lines, personal lines, and digital safety management products and services.	3 pts	Achieved 3 pts
	Achieved designated staff counsel optimization and integration of workers compensation claims reporting.	4 pts	Achieved 4 pts

2022 Corporate ACIP Measure Results

For 2022, our combined Corporate ACIP Measures resulted in a total funding opportunity for the NEOs of 88.1% (36.6 points from the financial measure and 51.5 points from strategic measures).

2022 ACIP Payment Opportunities Awards for NEOs

The 2022 ACIP payment opportunities for the NEOs were based on competitive market levels and set as a percentage of each NEO’s annual base salary. The following table lists each NEO’s: (i) 2022 minimum and maximum ACIP opportunities as a percentage of base salary rate, (ii) actual 2022 award as a percentage of base salary rate, (iii) actual 2022 award amount, and (iv) the percentage change in ACIP amount awarded from 2021 to 2022:

NEO	Minimum 2022 ACIP Opportunity (as % of Base Salary Rate)	Maximum 2022 ACIP Opportunity(1) (as % of Base Salary Rate)	Actual 2022 ACIP Payment (as % of Base Salary)	Actual 2022 ACIP Payment	Change in ACIP Payment from 2021 to 2022
John J. Marchioni	0%	350%	212.5%	$2,100,000	-8.7%
Mark A. Wilcox	0%	250%	158.9%	$1,100,000	-8.3%
Brenda M. Hall	0%	150%	124.3%	$610,000	0%
Michael H. Lanza	0%	150%	91.6%	$530,000	-8.6%
Vincent M. Senia	0%	150%	120.5%	$520,000	-8.0%

(1)        The NEOs’ ACIP opportunity ranges (as percentage of base salary rate) were established by the SEBC in February 2022 and did not change from 2021. This equates to maximum potential payment amounts of $3,500,000 for Mr. Marchioni; $1,750,000 for Mr. Wilcox; $750,000 for Ms. Hall; $870,000 for Mr. Lanza; and $649,500 for Mr. Senia.

ELEMENTS OF LONG-TERM COMPENSATION

Design Elements

Our long-term incentive opportunities are intended to reward our NEOs and encourage their long-term retention. By aligning financial rewards with our stockholders’ economic interests, our NEOs are motivated to achieve our long-term strategic objectives and increase stockholder value. We use both cash and non-cash elements under our LTIP to deliver long-term compensation, consistent with the market practices of the companies included in our Proxy Peer Group.

LTIP awards are typically granted in overlapping three-year cycles and are allocated between performance-based restricted stock units and performance-based cash incentive units. By granting performance-based restricted stock units and performance-based cash incentive units with three-year performance periods, our goal is to encourage our NEOs to continue their tenure with us and align their economic interests with those of our stockholders.

LTIP Award Grants

Performance Period	Restricted Stock Unit Performance Measures	Cash Incentive Unit Performance Measures
01/01/20 – 12/31/22	Generate a cumulative non-GAAP operating ROE of at least 12% (computed by excluding from the determination of average equity any unrealized gain occurring after December 31, 2019), or achieve a 5% cumulative growth in policy count or statutory NPW at any calendar year end during the performance period.	Cumulative TSR over the three-year performance period, and cumulative three-year statutory NPW growth and statutory operating return on policyholder surplus(1) relative to peer index.
01/01/21 – 12/31/23	Generate a cumulative non-GAAP operating ROE of at least 12% (computed by excluding from the determination of average equity any unrealized gain occurring after December 31, 2020), or achieve a 5% cumulative growth in policy count or statutory NPW at any calendar year end during the performance period.	Cumulative TSR over the three-year performance period, and cumulative three-year statutory NPW growth and statutory operating return on policyholder surplus relative to peer index.
01/01/22 – 12/31/24	Generate a cumulative non-GAAP operating ROE of at least 12% (computed by excluding from the determination of average equity any unrealized gain occurring after December 31, 2021), or achieve a 5% cumulative growth in policy count or statutory NPW at the end of the three-year performance period.	Cumulative TSR over the three-year performance period, and cumulative three-year statutory NPW growth and statutory operating return on policyholder surplus relative to peer index.

(1)        Statutory operating return on policyholder surplus is a profitability measurement calculated by dividing statutory operating income by the average policyholder surplus during the period.

In determining the amount of LTIP awards granted to the NEOs in 2022, the SEBC considered several factors, including: (i) each NEO’s performance during the previous year, including the achievement of departmental goals and other projects and endeavors accomplished throughout the year; (ii) each NEO’s total compensation in comparison to our Proxy Peer Group and 2021 Property and Casualty Insurance Compensation Survey data; and (iii) our desire for long-term retention of high-performing executives.

Performance-Based Restricted Stock Units

Approximately 75% of the total grant date fair value of each NEO’s LTIP award made in 2022 consisted of performance-based restricted stock units granted under the Selective Insurance Group, Inc. 2014 Omnibus Stock Plan (the “Omnibus Stock Plan”), subject to the following conditions:

◾	Three-year vesting period; and

◾	Achievement at the end of the three-year period beginning on January 1, 2022 and ending on December 31, 2024, of either (i) a cumulative non-GAAP operating ROE of at least 12% (computed by excluding from the determination of average equity any unrealized gain or loss occurring after December 31, 2021), or (ii) a cumulative 5% growth in policy count or statutory NPW.

Dividend equivalent units (“DEUs”) are credited on performance-based restricted stock units at the same time and same dividend rate paid to all Selective stockholders. Payments of DEUs, which are payable in shares of Selective common stock, remain subject to the same vesting conditions and performance measures as the underlying restricted stock units. DEUs are not paid unless and until the related restricted stock units vest. This use of performance-based restricted stock units aligns this component of our NEOs’ compensation with overall corporate performance and stockholder interests.

Performance-Based Cash Incentive Units

The remaining approximate 25% of the total grant date fair value of each NEO’s LTIP award granted in 2022 consisted of performance-based cash incentive units granted under the Cash Incentive Plan, subject to, the following terms:

◾	Three-year performance period;

◾	The value of each cash incentive unit, initially awarded at $100 per unit, increases or decreases to reflect the TSR of Selective common stock over the three-year performance period for the award beginning on January 1, 2022 and ending on December 31, 2024; and

◾	The number of cash incentive units ultimately earned increases or decreases based on the performance criteria in the following table:

Matrix of Potential Performance-Based Cash Incentive Unit Payouts (as a % of Initial Award Value)
Cumulative 3-Year Statutory Net Premium Growth Relative to Peer Index	>=80%	100%	108%	117%	125%	133%	142%	150%
	70%	86%	100%	108%	117%	125%	133%	142%
	60%	72%	86%	100%	108%	117%	125%	133%
	50%	58%	72%	86%	100%	108%	117%	125%
	40%	44%	58%	72%	86%	100%	108%	117%
	30%	30%	44%	58%	72%	86%	100%	108%
	<=20%	0%	30%	44%	58%	72%	86%	100%
		<=20%	30%	40%	50%	60%	70%	>=80%
	Cumulative 3-Year Statutory Operating Return on Policyholder Surplus Relative to Peer Index

In establishing the 2022 peer group to compare performance and determine the ultimate number of performance-based cash incentive units earned (the “Cash Incentive Unit Peer Group”), the SEBC strived to include companies with similar premium volume, product mixes, and geographic operations, and independent insurance agents product distribution. The Cash Incentive Unit Peer Group used for 2022 was consistent with that used in 2021, except the SEBC approved the removal of State Auto Financial Corporation as a peer company due to its acquisition. The Cash Incentive Unit Peer Group differs from the Proxy Peer Group, as the Proxy Peer Group also includes companies with which we compete for executive talent. The Cash Incentive Unit Peer Group consists of the following companies:

Auto-Owners Insurance Group	Liberty Mutual Group Inc.
Cincinnati Financial Corporation	The Hanover Insurance Group, Inc.
CNA Financial Corporation	United Fire Group, Inc.
Donegal Insurance Group	Utica National Insurance Group
Erie Indemnity Company	Westfield Group

Timing of LTIP Awards

LTIP awards are generally granted each year after Selective releases year-end results.

2019 LTIP Award Grant Results

The following table summarizes the achievement of the performance metrics for the 2019 LTIP award grants and the corresponding payout in 2022:

Performance Metrics	Actual Performance Versus Performance Metrics	Percentage Achieved
2019 Grant Results
Restricted Stock Units	Achieved 5% cumulative growth of NPW	100%(1)
Generate a cumulative non-GAAP operating ROE of at least 12% (computed by excluding from the determination of average equity any unrealized gain occurring after December 31, 2018), or achieve a 5% cumulative growth in policy count or statutory NPW at any calendar year-end during the performance period.
Cash Incentive Units(2)	Achieved a TSR of 140.20%, a statutory operating return on policyholder surplus of 42%, and NPW growth of 27%(3)	150% of units at $140.20
Cumulative TSR over the three-year performance period, and cumulative three-year statutory NPW growth and statutory operating return on policyholder surplus relative to peer index for the period of January 1, 2019 to December 31, 2021.

(1)       The 5% cumulative growth in statutory NPW was achieved for the performance period, resulting in a 100% payout of the restricted stock units.

(2)       Cash incentive unit awards are denominated in units and granted at a target amount, with an initial value of $100. The number and final value of the cash incentive units ultimately earned by the NEOs are variable, depending on the level of achievement of the underlying performance metrics. For the 2019 awards, the final dollar value of the cash incentive units ($140.20) appreciation or depreciation was based on TSR, determined using the change in Selective’s common stock price and reinvested dividends over the award’s three-year performance period. The number of 2019 cash incentive units ultimately earned (150%) was based on: (i) cumulative three-year statutory NPW growth relative to the Cash Incentive Unit Peer Group index; and (ii) cumulative three-year operating return on policyholder surplus relative to this peer group index.

(3)       Selective’s cumulative three-year statutory operating return on policyholder surplus of 42% positioned us in the 100th percentile of the Cash Incentive Unit Peer Group. The cumulative three-year statutory NPW growth of 27% placed us in the 91st percentile of the Cash Incentive Unit Peer Group, resulting in the earning of 150% of the cash incentive units initially granted. Please refer to the Matrix of Potential Performance-Based Cash Incentive Unit Payouts above.

2022 COMPENSATION ACTIONS FOR THE CEO AND OTHER NEOS

In making its 2022 base salary, ACIP, and LTIP compensation decisions for Mr. Marchioni and the other NEOs, the SEBC considered each NEO’s overall and individual accomplishments and contributions. The required achievement of pre-determined financial and strategic goals limits our compensation program’s ACIP and LTIP components. We structure our reward programs to retain and motivate our best-performing employees and those in critical positions. In balancing our strategic results achieved with ongoing price competition, the SEBC made the following compensation decisions for 2022:

◾	Mr. Marchioni’s:

◾	Base salary rate increased 8.1% from 2021;

◾	ACIP payment for 2022 was 8.7% lower than his 2021 ACIP payment;

◾	LTIP award granted in 2022 was 23.7% higher than his award granted in 2021, to increase the CEO’s allocation to long-term compensation and more closely align compensation with benchmark median; and

◾	Total compensation, including salary paid, ACIP payment, and LTIP award was 6.9% higher in 2022 than 2021.

As CEO, Mr. Marchioni was responsible for achieving all financial, strategic, and investment goals. In making its 2022 compensation decisions for Mr. Marchioni, the SEBC considered our overall corporate performance, as previously detailed in this Compensation Discussion and Analysis under the section entitled “2022 Corporate Performance Highlights,” and a comprehensive written performance appraisal of the CEO completed by all members of Selective’s Board of Directors (other than Mr. Marchioni).

Based on the degree of achievement of the Corporate ACIP Measures and the factors noted above in the 2022 Corporate Performance Highlights, the SEBC determined that Mr. Marchioni’s 2022 ACIP payment would be 212.5% of base salary. This compares to his initial ACIP opportunity range of 0%-350% of base salary.

The SEBC determined that Mr. Marchioni’s ACIP payment was appropriate and consistent with Selective’s pay-for-performance philosophy and reinforced our long-standing history of linking pay and performance.

Our other NEOs were also critical in executing Selective’s 2022 strategic goals and delivering key accomplishments. In light of these accomplishments, the SEBC made the following compensation decisions for the other NEOs:

◾	Base salary rates increased 7.7% for Mr. Wilcox, 13.6% for Ms. Hall, 1.8% for Mr. Lanza, and 2.4% for Mr. Senia, based on each NEO’s performance and ongoing competitiveness with relevant peer benchmarks;

◾	The ACIP payments for 2022, compared to the ACIP payments for 2021, decreased 8.3% for Mr. Wilcox, 8.6% for Mr. Lanza, and 8.0% for Mr. Senia, with no change for Ms. Hall;

◾	LTIP awards granted in February 2022, compared to LTIP awards granted in February 2021, increased 17.8% for Mr. Wilcox, 20.3% for Ms. Hall, 5.0% for Mr. Lanza, and 12.0% for Mr. Senia to increase the NEOs’ allocation to long-term compensation; and

◾	Total compensation, including salary paid, ACIP payments, and LTIP awards, compared to 2021 increased 4.1% for Mr. Wilcox, increased 9.9% for Ms. Hall, decreased 0.9% for Mr. Lanza, and increased 0.7% for Mr. Senia.

LTIP award increases, and consequently total compensation, were made to increase the allocation to long-term compensation and align competitively with external compensation benchmark sources. Compensation decisions for Ms. Hall reflect the importance and impact of her expanded leadership role and responsibilities in early 2022, and her assumption of oversight of our personal lines, small business, and distribution strategies in October 2022.

In making 2022 compensation decisions for Messrs. Wilcox, Lanza, and Senia, and Ms. Hall, the SEBC considered the following for each NEO:

Mr. Wilcox – As Executive Vice President, Chief Financial Officer, Mr. Wilcox has (i) primary responsibility for all financial matters, including financial accounting, SEC and statutory financial reporting, internal audit, investor relations, tax, capital and capital management planning, treasury, billing, investments, enterprise risk management, reinsurance, financial planning, and contracts and procurement, and (ii) general management responsibility as an executive management team member, including sustainability and corporate social responsibility. Mr. Wilcox’s major contributions in 2022 included:

◾	Achieving net investment income, after-tax, of $232.2 million, which contributed 9.4 points of ROE;

◾	Generating core investment income well above budget, while improving investment liquidity and investment credit quality, and managing our allocation to risk assets;

◾	Updating the investment portfolio strategic asset allocation analysis and performance benchmarks;

◾	Enhancing our ESG-related disclosures by issuing our inaugural Task Force on Climate-related Financial Disclosures (TCFD) report, which included baseline scope 1 and 2 greenhouse emissions;

◾	Successfully executing our reinsurance renewal strategy and related placements in a particularly challenging environment, analyzing catastrophe risk retention and reinsurance alternatives, and implementing a facultative adequacy tool;

◾	Implementing new supplier lifecycle management and onboarding;

◾	Continuing to identify and execute tax-related strategies, including use of tax credit investments;

◾	Increasing the use of data analytics, improving the effectiveness and efficiency of the internal auditing processes;

◾	Monitoring and managing the annual expense budgeting and forecasting processes and implementing expense reduction initiatives to achieve our expense ratio target;

◾	Developing and implementing a strategy to increase investor and analyst engagement to attract long-term stockholders; and

◾	Completing the expansion of the corporate headquarters solar project that sells powers to others, on budget in the face of challenging supply chain and tariff issues, the installation of electronic vehicle (“EV”) charging stations at the corporate headquarters, and the addition of hybrid vehicles to the corporate vehicle fleet.

Based on the degree of achievement of the Corporate ACIP Measures and the factors noted above, the SEBC approved Mr. Marchioni’s recommendation that Mr. Wilcox’s 2022 ACIP payment be set at 158.9% of his base salary. This compares to his initial ACIP payment opportunity range of 0%-250% of base salary.

Mr. Wilcox’s ACIP payment for 2022 was 8.3% lower than his 2021 ACIP. We believe his 2022 ACIP award aligns with our pay-for-performance philosophy intended to reward and retain key performers in critical positions.

Ms. Hall – As Executive Vice President, Chief Operating Officer, Standard Lines, Ms. Hall has (i) primary responsibility for the overall results of our standard commercial and personal lines segments, and (ii) general management responsibility as an executive management team member, including sustainability and corporate social responsibility. In 2022, Ms. Hall’s responsibilities expanded to include oversight of our personal lines, small business, and distribution strategies. Ms. Hall’s significant 2022 contributions were:

◾	Achieving a standard commercial lines net combined ratio of 94.8%;

◾	Achieving standard commercial lines NPW growth of 12% and new business growth of 9.0% as compared to the prior year, average renewal pure price increases of 5.4%, and strong retention of 85%;

◾	Exceeding commercial lines new business pricing target;

◾	Expanding our standard commercial lines geographic footprint in Vermont, Alabama, and Idaho;

◾	Supporting new small business growth through enhancements to our standard commercial lines agency interface platform designed to streamline new small business policy quoting and issuance;

◾	Achieving standard personal lines NPW growth of 9% compared to the prior year, primarily due to (i) higher direct new business, (ii) stronger retention, (iii) higher homeowner coverage amounts due to inflation adjustments, and (iv) higher average policy sizes from our new mass affluent market strategy, where we believe our strong coverage and servicing capabilities will be more competitive;

◾	Driving key milestones to improve omni-channel customer and agency experience and improve retention;

◾	Providing leadership for robotic process automation efforts to build capacity and increase operational efficiency;

◾	Providing leadership and guidance in leveraging data to drive strategic imperatives throughout commercial lines and personal lines operations;

◾	The strategic appointment of new distribution partners, while increasing share of business with existing distribution partners; and

◾	Supporting the organization’s DE&I efforts, including serving as a member of the Women at Work Steering Committee, and engaging and mentoring diverse Insurance Operations managers.

Based on the degree of achievement of the Corporate ACIP Measures and the factors noted above, the SEBC approved Mr. Marchioni’s recommendation that Ms. Hall’s 2022 ACIP payment be set at 124.3% of base salary. This compares to her initial ACIP payment opportunity range of 0%-150% of base salary.

Ms. Hall’s 2022 ACIP payment was the same as her 2021 ACIP payment. This award aligns with our pay-for-performance philosophy intended to reward and retain key performers in critical positions.

Mr. Lanza – As Executive Vice President, General Counsel and Chief Compliance Officer, Mr. Lanza has had (i) primary responsibility for all legal, corporate governance, government affairs, state filings, regulatory, compliance matters, and, beginning in late 2022, responsibility for corporate communications and (ii) general management responsibility as an executive management team member, including sustainability and corporate social responsibility. Mr. Lanza’s significant 2022 contributions were:

◾	Advising the Board and management on corporate governance, regulatory compliance, data and information governance, and public disclosure matters, including providing counsel and significant engagement with Board leadership in the review of Board membership size, tenure, retirement, and diversity;

◾	Providing significant counsel and leadership on government affairs and public policy matters and legislative and regulatory matters of significance to the company and the industry, including effective participation in trade associations and advocacy groups, litigation reform, COVID-19-related litigation and insurance operations matters, flood insurance, and cybersecurity and privacy issues, and facilitating engagement with regulators, particularly in our upcoming expansion states;

◾	Providing timely and appropriate legal advice and leadership on all ESG-related matters, including ESG metrics, revisions and updates to internal and external ESG disclosures, certifications, and reporting, and advising management’s Sustainability Committee;

◾	Providing legal counsel and executive leadership on regulatory compliance initiatives, including reorganization and realignment of responsibilities;

◾	Providing continued legal support on COVID-19-related matters leading to the full reopening of our offices in the first quarter of 2022, including advising on related employee health and safety issues and Executive Management Team and Human Resources Department communications;

◾	Providing legal advice and counsel on corporate transaction strategies and policy development, including documentation, due diligence, communication, and employee onboarding related to an excess and surplus lines renewal rights transaction;

◾	Providing executive leadership and legal advice for high-exposure litigation matters, assuming responsibility for and continued improvement of overall quality, appropriateness, and timeliness of legal advice for claims coverage and litigation matters;

◾	Providing legal counsel and executive leadership on various DE&I matters, including active engagement with our DE&I Council, employee resource groups, and an accelerated professional development program for diverse individual contributors interested in first-level management positions; and

◾	Providing continued legal support of real estate operations, including the opening of the corporate headquarters hotel and conference center, and expansion of the corporate headquarters solar facility that sells power to others.

Based on the degree of achievement of the Corporate ACIP Measures and the factors noted above, the SEBC approved Mr. Marchioni’s recommendation that Mr. Lanza’s 2022 ACIP payment be set at 91.6% of base salary. This compares to his initial ACIP payment opportunity range of 0%-150% of base salary.

Mr. Lanza’s 2022 ACIP payment was 8.6% lower than his 2021 ACIP payment. This award aligns with our pay-for-performance philosophy intended to reward and retain key performers in critical positions.

Mr. Senia – As Executive Vice President and Chief Actuary, Mr. Senia has (i) primary responsibility for directing our actuarial operations, including pricing, reserving, and other actuarial analytics, and (ii) general management responsibility as an executive management team member, including sustainability and corporate social responsibility. He also plays a key role in Selective’s strategic and financial planning. Mr. Senia’s key 2022 contributions were:

◾	Providing sound loss and loss expense estimates by ensuring consistent and reasonable assumptions and selections throughout the planning, pricing, and reserving processes, and performing ongoing monitoring of internal and external trends and adjusting assumptions accordingly;

◾	Executing comprehensive quarterly reserve reviews, including monthly actual versus expected claims metrics, incorporating frequency and severity trends;

◾	Supporting commercial lines growth and profitability by producing detailed insights into portfolio profitability and ongoing price monitoring;

◾	Blending underwriting and statistical inputs into our front-line models, providing additional guidance to improve underwriting and pricing decisions, and implementing designated modeling enhancements and delivering analytics reports;

◾	Rebuilding our homeowners pricing models, which should enhance our competitive position in the personal lines mass affluent market;

◾	Supporting the development of formalized data and modeling governance processes to ensure our use of data and models meets internal and external standards of practice;

◾	Supporting our commercial lines geographic expansion initiative through development of rate and class plan filings;

◾	Refining excess and surplus lines profitability reviews through increased segmentation and expansion of price monitoring; and

◾	Identifying and implementing new pricing and reserving approaches while increasing automation and simplification of pricing and reserving processes.

Based on the degree of achievement of the Corporate ACIP Measures and the factors noted above, the SEBC approved Mr. Marchioni’s recommendation that Mr. Senia’s 2022 ACIP payment be set at 120.5% of base salary. This compares to his initial ACIP payment opportunity range of 0%-150% of base salary.

Mr. Senia’s 2022 ACIP payment was 8.0% lower than his 2021 ACIP payment. This award aligns with our pay-for-performance philosophy intended to reward and retain key performers in critical positions.

PERQUISITES

NEO perquisites in 2022 were limited to tax preparation services and executive physicals, which is consistent with prevailing industry practice. The following NEOs received the following perquisites in 2022:

NEO	Perquisite	Amount*
Mr. Marchioni	Tax preparation services	$3,700
	Executive physical examination service	$5,000
Mr. Wilcox	Executive physical examination service	$5,000
Ms. Hall	Executive physical examination service	$5,200
Mr. Lanza	Tax preparation services	$3,000
	Executive physical examination service	$5,000
Mr. Senia	Executive physical examination service	$11,000

* Variance in amounts for executive physical examination services reflect geographic cost differential and initial scheduled services.

EXECUTIVE STOCK OWNERSHIP AND RETENTION REQUIREMENTS

Selective believes that stock ownership by management encourages the enhancement of stockholder value. Selective’s stock ownership guidelines are based on prevailing corporate governance practices and detailed in the Corporate Governance Guidelines.

The following table shows the common stock ownership guidelines for certain officers. Each officer must meet (and subsequently maintain) the current stock ownership guidelines within the later of (i) five years from attainment of the respective officer status, and (ii) three years from any change to these requirements (“Requirement Date”). Base salary increases during the five-year period will require the ultimate ownership requirements to increase when shares are valued on November 1 following such increase.

If, at the November 1 valuation date, an officer fails to meet their current stock ownership requirement as of their Requirement Date, the officer has until March 15 of the following year to cure the non-compliance. If an officer does not cure the non-compliance by March 15, the SEBC may determine to pay all or a portion of such officer’s next annual cash incentive plan award in shares of Selective common stock.

Position	Requirement
CEO or President	6 x base salary
CFO	4 x base salary
Executive Vice Presidents	3 x base salary
Senior Vice Presidents or equivalent job grade	1.5 x base salary

In calculating ownership under the guidelines:

◾	Shares of Selective common stock of which the officer is deemed to be the “beneficial owner” (as such term is defined under Section 16 of the Exchange Act), seventy-five percent (75%) of the awards of restricted stock or restricted stock units (including related dividend equivalent units) not yet vested, and shares of Selective common stock held in benefit plan investments (i.e., 401(k) plan) are counted; and

◾	Unexercised stock options are not counted.

In addition, officers are required to retain direct ownership of at least 75% of the shares acquired under an equity award granted under any Selective equity compensation plan or other written compensatory arrangements, net of taxes and transaction costs, unless the officer has met their applicable stock ownership requirement. Taxes and transaction costs include: (i) shares retained by Selective to satisfy tax withholding requirements attributable to awards; and (ii) shares the officer tenders to pay all or any portion of the exercise price of option grants. All of our officers have met, or are on track to meet by their requirement date, the required ownership guidelines.

POLICY ON HEDGING

Selective seeks to fully align the long-term financial interests of its officers, directors, and employees with the interests of Selective’s other stockholders. For this reason, Selective officers, directors, and employees are prohibited from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engaging in transactions that hedge, offset, or are designed to hedge or offset, any decrease in the market value or the full ownership risks and rewards of their direct or indirect Selective stock holdings.

RECOUPMENT OF AWARDS

Selective has an incentive-based compensation recoupment policy, under which the Board, upon the SEBC’s recommendation, may require, in certain circumstances, the return, repayment, or forfeiture of any cash or equity-based incentive compensation payment or award made to any current or former “Senior Officer” (as defined in such policy) during the three completed fiscal years immediately preceding the date of: (i) a required restatement of Selective’s financial statements due to material noncompliance with any financial reporting requirement under the federal securities laws, regardless of the Senior Officer’s culpability in such restatement; or (ii) required restatement of a performance measure – a financial or operating metric used formulaically or considered by the SEBC in determining performance-based compensation – in which the fraud or willful misconduct of the Senior Officer was a significant contributing factor in causing the restatement.

In October 2022, the SEC adopted new Rule 10D-1 under the Exchange Act, which requires national securities exchanges, including Nasdaq, to establish listing standards relating to executive officer incentive compensation clawback and disclosure rules. We intend to monitor the development of Nasdaq’s final listing standards and plans to amend its existing compensation recoupment policy, as appropriate, in accordance with requirements of Nasdaq’s final listing standards.

RETIREMENT AND DEFERRED COMPENSATION PLANS

Selective Insurance Company of America (“SICA”), a wholly owned subsidiary of Selective, employs all our personnel, including the NEOs. We strive to provide a competitive retirement benefit program that allows us to attract and retain talent for the organization. We offer a defined contribution program, including a nonqualified defined contribution deferred compensation plan (the “Deferred Compensation Plan”) for certain officers and highly-compensated employees, including the NEOs. This program is consistent with benefits provided by many of the companies with which we compete for executive talent.

SICA also has maintained a non-contributory defined benefit pension program consisting of a tax-qualified defined benefit pension plan, the Retirement Income Plan, and a nonqualified supplemental pension plan for certain executives and employees. The accrual of additional benefits under the pension program ceased as of March 31, 2016. The “Pension Benefits” of this Proxy Statement describes the pension program more fully. Because of their earlier hire dates, Mr. Marchioni, Ms. Hall, and Mr. Lanza participate in the pension program. Because of their later hire dates, Mr. Wilcox (employed on January 1, 2017) and Mr. Senia (employed on October 4, 2010) are not eligible to participate in the pension program.

SICA offers a tax-qualified defined contribution plan named the Selective Insurance Retirement Savings Plan (the “Retirement Savings Plan”) for employees, including the NEOs, who meet eligibility requirements. Participants can contribute up to 50% of their eligible compensation to the Retirement Savings Plan, which was up to $20,500 in 2022. Under the Retirement Savings Plan, participant contributions are matched at 100% of the employee’s salary deferrals up to 3% of the employee’s eligible compensation, and at 50% of the employee’s salary deferrals above 3%, up to 6% of the employee’s eligible compensation, subject to limitations under the Code. Participants turning age 50 or over during the year, including all the NEOs, were eligible in 2022 to make additional catch-up salary deferral contributions of up to $6,500 to the Retirement Savings Plan under the Code.

In connection with the curtailment of the Retirement Income Plan, all eligible participants in the Retirement Savings Plan, including the NEOs, began receiving a non-elective contribution of 4% of base salary to their accounts under the Retirement Savings Plan, subject to limitations under the Code.

Under the Deferred Compensation Plan, certain executives and employees, including the NEOs, may, subject to certain limitations, defer: (i) up to 50% of their base salary; (ii) up to 100% of their annual bonus (subject to certain limitations to provide for required tax withholding); and/or (iii) all or a percentage of such other compensation as otherwise designated by the administrator of the Deferred Compensation Plan. To compensate for the Code’s limitations on SICA’s matching contributions for the NEOs under the Retirement Savings Plan, SICA matched our NEOs’ contributions to the Deferred Compensation Plan in 2022 as follows: 100% of each NEO’s salary deferrals to the Retirement Savings Plan and the Deferred Compensation Plan up to 3% of the employee’s base salary, and 50% of the NEO’s salary deferrals to the Retirement Savings Plan and the Deferred Compensation Plan above 3%, up to 6% of the NEO’s base salary, less any matching contributions to the Retirement Savings Plan. To the extent provisions of the Code and the Retirement Savings Plan limit non-elective contributions to the Retirement Savings Plan, SICA makes non-elective contributions of 4% of base salary to participants’ Deferred Compensation Plan accounts. The “Nonqualified Deferred Compensation” section of this Proxy Statement includes additional information about the Deferred Compensation Plan.

SICA also maintains broad-based health and welfare benefit plans in which eligible employees, including the NEOs, participate.

EMPLOYMENT AGREEMENTS

SICA has entered into employment agreements with its key executive officers, including the NEOs. Each employment agreement provides for severance in the event of termination: (i) due to death or Disability; (ii) without “Cause”; (iii) due to resignation for “Good Reason” within two years following a “Change in Control” (as each capitalized term is defined in the applicable employment agreement); (iv) due to resignation of the NEO within two years of the company first imposing a requirement, without the consent of the NEO, that relocates the NEO’s business location more than 50 miles; and (v) for the CEO, a resignation at any time for Good Reason. The SEBC believes these agreements are important for the recruitment and retention of key executives, and its Compensation Consultant advised that the employment agreements’ terms were market competitive within our peer group when executed. Furthermore, after or in connection with a change in control, uncertainty may arise among our key executives about their continued employment, possibly leading to their distraction or departure. The purpose of the employment agreements is to retain our key executives and reinforce and encourage their continued attention and dedication during the potentially critical period of a change in control.

The change in control provisions of the NEOs’ employment agreements concerning severance payments, outstanding awards under our stock and cash plans, and continued insurance coverages or coverage reimbursement, are triggered following the NEO’s employment termination without Cause or the resignation of the NEO for Good Reason within two years following a change in control. This double trigger ensures such a payout does not automatically occur upon a change in control only.

The employment agreements are described in the section entitled, “Employment Agreements and Potential Payments upon Termination or Change in Control” section of this Proxy Statement. This section includes information on multipliers used in calculating the severance payment and duration of reimbursement for the cost of certain benefit coverages provided to individual executives upon termination. We believe these multipliers are consistent with each NEO’s level and value of position to the organization. SICA’s current employment agreements do not contain excise tax gross-up provisions.

TAX TREATMENT AND ACCOUNTING

Code Section 162(m) generally disallows a federal income tax deduction to public companies for annual compensation over $1 million (per individual) paid to their chief executive officer, chief financial officer, and certain other NEOs. In considering the goals of our executive compensation program in making its compensation decisions, the SEBC retains the flexibility to award compensation it believes to be in Selective’s best long-term interests, even if the awards may not be fully deductible under Code Section 162(m).

GAAP requires compensation expense to be measured on the income statement for all stock-based payments at grant date fair value for equity instruments (including restricted stock unit awards) and at market value on the date of vesting for liability instruments (including cash incentive unit awards). The SEBC has considered the impact of GAAP on our use of stock-based compensation as a retention tool. The SEBC has determined that the current estimated costs of using stock-based compensation relative to the benefits they provide are appropriate and do not warrant any change to our current incentive framework.

We have designed our compensation programs and awards to executive officers to be exempt from or, where applicable, comply with the provisions of Section 409A of the Code. For example, if the executives are “specified employees” under Section 409A of the Code, any payments of deferred compensation under our nonqualified deferred compensation plans that are triggered by the executive officer’s separation from service are not payable before the first day of the seventh month after the executive’s date of separation from service.

COMPENSATION COMMITTEE REPORT

The Salary and Employee Benefits Committee establishes general executive compensation policies and establishes the salaries and bonuses of Selective’s named executive officers, including the Chief Executive Officer. The Salary and Employee Benefits Committee (i) has reviewed and discussed the Compensation Discussion and Analysis with management, and (ii) based on this review and discussion, recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the Compensation Discussion and Analysis in this Proxy Statement.

Submitted by the Salary and Employee Benefits Committee of Selective’s Board of Directors,

Michael J. Morrissey, Chairperson	Stephen C. Mills
Lisa Rojas Bacus	Cynthia S. Nicholson
John C. Burville	J. Brian Thebault
Terrence W. Cavanaugh	Philip H. Urban

The Compensation Committee Report does not constitute soliciting material, and it shall not be deemed to be filed or incorporated by reference into any other Selective filing under the Securities Act of 1933, as amended (“Securities Act”), or the Exchange Act, except to the extent that Selective specifically incorporates the Compensation Committee Report by reference therein.

SUMMARY COMPENSATION TABLE

The following Summary Compensation Table reflects the compensation earned by or paid to the NEOs during 2022, 2021, and 2020.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
John J. Marchioni President and CEO	2022 2021 2020	988,462 925,000 951,923	2,628,160 2,124,100 1,648,685	2,100,000 2,300,000 2,200,000	– – 239,169	93,565 86,525 90,629	5,810,187 5,435,625 5,130,406
Mark A. Wilcox EVP, Chief Financial Officer	2022 2021 2020	692,308 648,464 661,733	1,137,671 965,506 775,882	1,100,000 1,200,000 1,100,000	– – –	63,912 65,119 75,824	2,993,891 2,879,089 2,613,439
Brenda M. Hall EVP, Chief Operating Officer, Standard Lines	2022 2021	490,769 437,692	580,954 482,753	610,000 610,000	– –	46,915 37,488	1,728,638 1,567,933
Michael H. Lanza EVP, General Counsel and Chief Compliance Officer	2022 2021 2020	578,462 568,462 579,615	525,097 500,014 500,033	530,000 580,000 550,000	– – 101,198	57,169 66,019 48,221	1,690,728 1,714,495 1,779,067
Vincent M. Senia EVP, Chief Actuary	2022 2021	431,462 421,769	420,053 375,077	520,000 565,000	– –	47,674 35,850	1,419,189 1,397,696

(1)       The year 2020 included an extra pay period (27 vs. 26). This pay-period timing occurs approximately once every decade. Consequently, the NEOs, and every employee in the organization who was employed for the full year, were paid an additional pay period in 2020. This did not result in an ongoing increase to the NEOs’ or any employee’s annual base pay rate.

(2)      This column reflects the aggregate grant date fair value of the 2022, 2021, and 2020 grants of performance-based restricted stock unit awards and 2022, 2021, and 2020 grants of performance-based cash incentive unit awards. The grants of performance-based restricted stock units generally vest three years from the date of grant, conditioned upon the attainment of certain predetermined performance goals. Grants of performance-based cash incentive unit awards generally vest at the payment date, which is as soon as practicable in the calendar year following the end of the calendar year coincident with the end of the three-year performance period. The value of each cash incentive unit initially awarded increases or decreases to reflect TSR on Selective common stock over the three-year performance period for the award. For the 2022, 2021, and 2020 performance-based cash incentive unit awards, the number of cash incentive units ultimately earned increases or decreases based on (i) cumulative three-year statutory NPW growth relative to the Cash Incentive Unit Peer Group, and (ii) cumulative three-year statutory operating return on policyholder surplus relative to the Cash Incentive Unit Peer Group. Restricted stock unit and cash incentive unit awards are generally subject to forfeiture should the grantee resign or be terminated for cause prior to vesting. However, restricted stock unit and cash incentive unit awards granted to Messrs. Lanza and Senia will vest upon attainment of the performance condition only, as they have achieved early retirement eligibility.

The grant date fair values for the performance-based restricted stock unit and performance-based cash incentive unit awards granted to the NEOs are as follows:

Name	Year	Performance-Based Restricted Stock Units ($)	Performance-Based Cash Incentive Units ($)
John J. Marchioni	2022 2021 2020	1,953,160 1,574,100 1,223,685	675,000 550,000 425,000
Mark A. Wilcox	2022 2021 2020	843,871 715,506 575,882	293,800 250,000 200,000
Brenda M. Hall	2022 2021	430,954 357,753	150,000 125,000
Michael H. Lanza	2022 2021 2020	393,797 375,014 375,033	131,300 125,000 125,000
Vincent M. Senia	2022 2021	315,053 281,277	105,000 93,800

The aggregate grant date fair value reported in this column assumes the following: (i) the predetermined performance goals for the restricted stock unit grants are probable of being attained; (ii) initial per unit values for the cash incentive unit awards of $100; and (iii) a 100% peer group unit multiplier for cash incentive unit awards. For further discussion of the fair value calculation of the awards in this column, please refer to Note 16 to the consolidated financial statements in Selective’s Annual Report on Form 10-K for the year ended December 31, 2022. The maximum value assuming the highest level of performance conditions for the performance-based restricted stock units are consistent with the amounts above. Although the maximum number of performance-based cash incentive units potentially issuable is 150% of the original grant for the 2020, 2021, and 2022 grants, the ultimate maximum value of the 2020, 2021, and 2022 grants cannot be determined at this time because the initial value of each unit is adjusted based on the TSR of Selective common stock over the grant’s three-year performance period.

(3)       Amounts in this column are annual cash incentive plan awards to the NEOs earned in 2022 and paid in 2023, earned in 2021 and paid in 2022, and earned in 2020 and paid in 2021. These awards were granted under the Cash Incentive Plan.

(4)       Amounts in this column reflect the actuarial increase in the present value of each NEO’s pension benefits under all defined benefit pension plans of SICA, determined using the same interest rate and mortality assumptions as those used for financial statement reporting purposes. There were no changes to the benefit formulas under the defined pension benefit plans in 2022, as the plans were amended to cease further accruals effective as of March 31, 2016. The changes in pension values reported in this column are primarily attributable to an increase in the discount rate used to calculate present value and the use of the most-recently released mortality tables. There were no above-market or preferential earnings on deferred compensation under SICA’s nonqualified deferred compensation program. For 2022, Mr. Marchioni’s, Ms. Hall’s, and Mr. Lanza’s Change in Pension Value and Nonqualified Deferred Compensation was $(487,396), $(157,936), and $(187,677), respectively. These negative amounts have been excluded from the Summary Compensation Table in accordance with SEC rules. Based on Messrs. Wilcox and Senia’s hire dates, they are not eligible to participate in SICA’s defined benefit pension plans.

(5)       For 2022, amounts in this column for each NEO reflect the following (amounts in this footnote may not exactly match the figures in the Summary Compensation Table due to rounding):

◾	Mr. Marchioni: $30,756 of company matching contributions and $27,338 of non-elective contributions to his Deferred Compensation Plan account, $13,725 of company matching contributions and $12,200 of non-elective contributions to his 401(k) plan account, $3,700 for tax preparation services, $5,000 for the executive physical examination service, and $846 related to a service award that all employees are eligible to receive based on their achievement of certain tenure milestones.

◾	Mr. Wilcox: $17,429 of company matching contributions and $15,492 of non-elective contributions to his Deferred Compensation Plan account, $13,725 of company matching contributions and $12,200 of non-elective contributions to his 401(k) plan account, $5,000 for the executive physical examination service, and $66 related to a service award that all employees are eligible to receive based on their achievement of certain tenure milestones.

◾	Ms. Hall: $8,360 of company matching contributions and $7,431 of non-elective contributions to her Deferred Compensation Plan account, $13,725 of company matching contributions and $12,200 of non-elective contributions to her 401(k) plan account, and $5,200 for the executive physical examination service.

◾	Mr. Lanza: $12,306 of company matching contributions and $10,938 of non-elective contributions to his Deferred Compensation Plan account, $13,725 of company matching contributions and $12,200 of non-elective contributions to his 401(k) plan account, $3,000 for tax preparation services, and $5,000 for the executive physical examination service.

◾	Mr. Senia: $5,691 of company matching contributions and $5,058 of non-elective contributions to his Deferred Compensation Plan account, $13,725 of company matching contributions and $12,200 of non-elective contributions to his 401(k) plan account, and $11,000 for the executive physical examination service.

GRANTS OF PLAN-BASED AWARDS

The following table shows the grants of plan-based awards to our NEOs in 2022:

Name	Grant Date	Estimated Future Payouts under Non- Equity Incentive Plan Awards(1)		Estimated Future Payouts under Equity Incentive Plan Awards(2)				Grant Date Fair Value of Cash Incentive Unit and Restricted Stock Units Awards ($)(4)
				Cash Incentive Unit Awards(3)			Restricted Stock Unit Awards (#)
		Threshold ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Maximum (#)
John J. Marchioni	2/7/2022						26,231	1,953,160
	2/7/2022			2,970	6,750	10,125		675,000
		0	3,500,000
Mark. A. Wilcox	2/7/2022						11,416	843,871
	2/7/2022			1,293	2,938	4,407		293,800
		0	1,750,000
Brenda M. Hall	2/7/2022						5,830	430,954
	2/7/2022			660	1,500	2,250		150,000
		0	750,000
Michael H. Lanza	2/7/2022						5,101	393,797
	2/7/2022			578	1,313	1,970		131,300
			870,000
Vincent M. Senia	2/7/2022						4,081	315,053
	2/7/2022			462	1,050	1,575		105,000
		0	649,500

(1)      Amounts represent minimum and maximum potential ACIP awards under the Cash Incentive Plan for 2022 based on 2022 base salary rates. Maximum awards reflect the maximum ACIP award established by the SEBC. Actual payouts of the above-referenced awards are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. For information regarding the ACIP, see the section of the Compensation Discussion and Analysis entitled, “Annual Cash Incentive Program.”

(2)     Performance-based cash incentive unit awards were granted under the Cash Incentive Plan, and performance-based restricted stock unit awards were granted under the Omnibus Stock Plan. For a description of the material terms of such awards, see the section of the Compensation Discussion and Analysis entitled, “Elements of Long-Term Compensation.”

(3)      The number of performance-based cash incentive units paid can range from 0%-150%, and therefore, the amount payable could be $0. The threshold selected represents performance compared to the 30th percentile of the Cash Incentive Unit Peer Group, the target represents performance compared to the 50th percentile of the Cash Incentive Unit Peer Group, and the maximum represents performance greater than or equal to the 80th percentile of the Cash Incentive Unit Peer Group.

(4)     The grant date fair value reported in this column assumes the following: (i) the predetermined performance goals for the restricted stock unit grants are probable of being attained; (ii) initial per unit values for the cash incentive unit awards of $100; and (iii) a 100% peer group unit multiplier for cash incentive unit awards. For further discussion of the fair value calculation of the awards in this column, please refer to Note 16 to the consolidated financial statements in Selective’s Annual Report on Form 10-K for the year ended December 31, 2022.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table shows the unvested stock awards of our NEOs as of December 31, 2022:

Stock Awards
Name	No. of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: No. of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(8)
John J. Marchioni	24,109(2) 26,101(3)	2,665,169(4) 2,312,783	5,500(5) 6,750(6) 26,593(7)	1,121,695 1,110,337 2,356,415
Mark A. Wilcox	11,346(2) 11,864(3)	1,254,241(4) 1,051,273	2,500(5) 2,938(6) 11,574(7)	509,861 483,284 1,025,536
Brenda M. Hall	4,610(2) 5,932(3)	509,665(4) 525,637	1,250(5) 1,500(6) 5,910(7)	254,931 246,742 523,728
Michael H. Lanza	7,091(2) 5,932(3)	783,901(4) 525,637	1,250(5) 1,313(6) 5,171(7)	254,931 215,981 458,239
Vincent M. Senia	5,319(2) 4,449(3)	588,009(4) 394,250	938(5) 1,050(6) 4,137(7)	191,300 172,719 366,609

(1)      In the event of a termination of employment on or after an individual attains Early Retirement Age, as defined under the 2020, 2021, and 2022 restricted stock unit award agreements (the “Award Early Retirement Age”), holders of performance-based restricted stock unit awards granted in 2020, 2021, and 2022 are vested in such awards subject only to the attainment of applicable performance measures. The respective dates upon which each NEO attained, or is anticipated to attain, their Award Early Retirement Age are as follows: Mr. Marchioni, May 28, 2024; Mr. Wilcox, January 2, 2027; Ms. Hall, May 28, 2025; Mr. Lanza, December 16, 2016; and Mr. Senia, October 4, 2020.

(2)     Reflects number of performance-based restricted stock units initially granted on February 3, 2020, and the related accrued DEUs, which were vested and paid on February 3, 2023. Also reflects number of performance-based cash incentive units initially granted on February 3, 2020 to the NEOs for the three-year performance period ended December 31, 2022, which vested on February 3, 2023. In the event of a termination of employment on or after an individual’s Award Early Retirement Age, holders of such awards are vested in such awards, with the initial number of units and the value of each unit subject to adjustment, based on the attainment of specified performance measures. Award Early Retirement Age dates for the NEOs are set forth in footnote 1. Settlement of the 2020 cash incentive unit awards will be made as soon as practicable in the 2023 calendar year, following the determination of the attainment of the applicable performance measures. The amounts reflected in this column are attributable to the number of performance-based restricted stock units and related accrued DEUs as follows: Mr. Marchioni, 19,859; Mr. Wilcox, 9,346; Ms. Hall, 3,797; Mr. Lanza, 5,841; and Mr. Senia, 4,381. The amounts reflected in this column are attributable to the number of performance-based cash incentive units as follows: Mr. Marchioni, 4,250; Mr. Wilcox, 2,000; Ms. Hall, 813; Mr. Lanza, 1,250; and Mr. Senia, 938.

(3)     Reflects number of performance-based restricted stock units initially granted on February 1, 2021 and the related accrued DEUs for which the applicable performance measures were achieved as of December 31, 2022, which generally will vest and be payable on February 1, 2024.

(4)      Reflects an $88.61 per unit value and a $142.0306 per unit value for the restricted stock units and cash incentive units, respectively, granted on February 3, 2020. With respect to the cash incentive units, the amounts assume maximum performance level.

(5)      Reflects number of performance-based cash incentive units initially granted on February 1, 2021, to the NEOs for the three-year performance period ending December 31, 2023, which generally will vest on February 1, 2024, following the determination of the attainment of the applicable performance measures. In the event of a termination of employment on or after an individual’s Award Early Retirement Age, holders of such awards are vested in such awards, with the initial number of units and the value of each unit subject to adjustment, based on the attainment of specified performance measures. Award Early Retirement Age dates for the NEOs are set forth in footnote 1. Settlement of the 2021 cash incentive unit awards will be made as soon as practicable in the 2024 calendar year, following the determination of the attainment of the applicable performance measures.

(6)      Reflects number of performance-based cash incentive units initially granted on February 7, 2022, to the NEOs for the three-year performance period ending December 31, 2024, which generally will vest on February 7, 2025, following the determination of the attainment of the applicable performance measures. In the event of a termination of employment on or after an individual’s Award Early Retirement Age, holders of such awards are vested in such awards, with the initial number of units and the value of each unit subject to adjustment, based on the attainment of specified performance measures. Award Early Retirement Age dates for the NEOs are set forth in footnote 1. Settlement of the 2022 cash incentive unit awards will be made as soon as practicable in the 2025 calendar year, following the determination of the attainment of the applicable performance measures.

(7)     Reflects number of performance-based restricted stock units initially granted on February 7, 2022, and the related accrued DEUs: (i) for which the attainment of the applicable performance measures will be calculated at the end of the performance period on December 31, 2024; and (ii) that generally will vest and be payable on February 7, 2025, subject to the attainment of the applicable performance measures.

(8)     The amounts in this column reflect: (i) a $135.9630 per unit value for the February 1, 2021 cash incentive unit grant, and a $109.6629 per unit value for the February 7, 2022 cash incentive unit grant based on the TSR of Selective common stock at December 31, 2022; and (ii) an $88.61 per unit value for the February 7, 2022 restricted stock unit grant. With respect to the cash incentive units, the amounts assume maximum performance.

OPTION EXERCISES AND STOCK VESTED

The following table shows the stock vesting of awards by our NEOs in 2022:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
John J. Marchioni	20,976	1,916,168
Mark A. Wilcox	12,908	1,179,186
Brenda M. Hall	3,066	280,106
Michael H. Lanza	8,068	736,981
Vincent M. Senia	6,052	552,901

(1)      Amounts in this column include the number of performance-based restricted stock units and the related accrued DEUs that vested in 2022 and performance-based cash incentive units paid in 2022. The amounts reflected in this column are attributable to the number of performance-based restricted stock units and related accrued DEUs as follows: Mr. Marchioni, 16,101; Mr. Wilcox, 9,908; Ms. Hall, 2,354; Mr. Lanza, 6,193; and Mr. Senia, 4,645. The amounts reflected in this column are attributable to the number of performance-based cash incentive units as follows: Mr. Marchioni, 4,875; Mr. Wilcox, 3,000; Ms. Hall, 713; Mr. Lanza, 1,875; and Mr. Senia, 1,407.

(2)     Amounts in this column include the value of performance-based restricted stock units and the related accrued DEUs that vested in 2022 and the amount paid for performance-based cash incentive units in 2022. The amounts reflected in this column are attributable to the number of performance-based restricted stock units and related accrued DEUs as follows: Mr. Marchioni, $1,232,693; Mr. Wilcox, $758,586; Ms. Hall, $180,213; Mr. Lanza, $474,106; and Mr. Senia, $355,640. The amounts reflected in the table attributable to performance-based cash incentive units are as follows: Mr. Marchioni, $683,475; Mr. Wilcox, $420,600; Ms. Hall, $99,893; Mr. Lanza, $262,875; and Mr. Senia, $197,261.

PENSION BENEFITS

SICA maintains a tax-qualified, non-contributory defined benefit pension plan, the Retirement Income Plan. Many SICA employees, including Mr. Marchioni, Ms. Hall, and Mr. Lanza, and certain former employees whose employment commenced on or before December 31, 2005, are eligible to receive benefits under the Retirement Income Plan. SICA also maintains the unfunded Selective Insurance Supplemental Pension Plan (“SERP”) to provide supplemental benefits to certain executives and other participants in the Retirement Income Plan equal to the difference between: (i) the benefits payable to these participants under the Retirement Income Plan, calculated without regard to Code limitations on annual amounts payable under the Retirement Income Plan; and (ii) the actual benefits payable to these participants under the Retirement Income Plan.

Benefits under the Retirement Income Plan and SERP were curtailed in the first quarter of 2013, when both plans were amended to cease accrual of additional benefits for all participants as of March 31, 2016. Participants as of March 31, 2016, remain entitled to the benefits already earned but have not earned additional benefits since that date.

The Retirement Income Plan was amended as of July 1, 2002, to provide for different calculations based on age and company service as of that date. Monthly benefits payable at normal retirement age under the Retirement Income Plan and the SERP for the NEOs are computed as follows. Defined terms used in this section, but not defined in this Proxy Statement, have the meanings given to them in the Retirement Income Plan.

1.	If a participant: (i) completed at least five years of Vesting Service on or before July 1, 2002; and (ii) the sum of a participant’s age and Vesting Service is 55 or more on or before July 1, 2002, a participant’s benefit is equal to the sum of: (a) 2% of Average Monthly Compensation (base salary), less 1 3/7% of Primary Social Security benefit multiplied by the number of years of Benefit Service through June 30, 2002 (up to 35 years) reduced by the monthly amount, if any, of retirement annuity payable under the group annuity contract issued by AXA Equitable Life Insurance Company that was purchased under a prior terminated defined benefit pension plan, based on Benefit Service as of June 30, 2002, but including compensation earned after such date; and (b) 1.2% of Average Monthly Compensation multiplied by the number of years of Benefit Service after June 30, 2002.

2.	If a participant first became eligible for the plan before July 1, 2002, but did not qualify for 1 above, the participant’s benefit is equal to the greater of: (i) the benefit accrued as of June 30, 2002 equal to 2% of Average Monthly Compensation less 1 3/7% of Primary Social Security Benefit multiplied by years of Benefit Service reduced by the monthly amount, if any, of retirement annuity payable under the group annuity contract issued by AXA Equitable Life Insurance Company that was purchased under a prior terminated defined benefit pension plan, based on Benefit Service as of June 30, 2002, but including compensation earned after such date for purposes of determining the participant’s Average Monthly compensation; and (ii) 1.2% of Average Monthly Compensation multiplied by years of Benefit Service.

3.	If a participant first became a participant in the plan after July 1, 2002, the benefit is equal to 1.2% of Average Monthly Compensation multiplied by years of Benefit Service.

The earliest retirement age is 55 with 10 years of service or the attainment of 70 points (age plus years of service). If a participant chooses to begin receiving benefits before their 65th birthday, the amount of the monthly benefit will be reduced as follows:

◾	By 1/180th for each complete calendar month for the first 60 months by which the first early retirement benefit payment precedes the attainment of Normal Retirement Age (age 65);

◾	By 1/360th for each complete calendar month for the next 60 months by which the first early retirement benefit payments precede Normal Retirement Age; and

◾	By 40% plus 1/600th per month for each month before age 55.

At retirement, participants receive monthly pension payments. There are four optional forms of payments that can be chosen as alternatives to the normal form of payment, which for a married participant is an automatic 50% joint and surviving spouse annuity, and for an unmarried participant is a single life annuity.

The following table shows information regarding the pension benefits of our NEOs. Based on Mr. Wilcox’s hire date of January 1, 2017 and Mr. Senia’s hire date of October 4, 2010, they are not eligible to participate in the Retirement Income Plan or the SERP:

Name(1)	Plan Name	Number of Years Credited Service (#)(2)	Present Value of Accumulated Benefit ($)(3)	Payments During Last Fiscal Year ($)
John J. Marchioni	Retirement Income Plan	17.25	355,316	–
	SERP	17.25	575,534	–
Brenda M. Hall	Retirement Income Plan	13.42	262,507	–
	SERP	13.42	11,299	–
Michael H. Lanza	Retirement Income Plan	10.67	320,217	–
	SERP	10.67	305,855	–

(1)      Mr. Marchioni, Ms. Hall, and Mr. Lanza are each early retirement eligible.

(2)      The Retirement Income Plan imposes a one-year waiting period for plan participation, which year is not included in years of credited service.

(3)      Present value as of December 31, 2022, is calculated based on Normal Retirement Age of 65 using a 5.21% discount rate. For further discussion, see Note 15. “Retirement Plans” in Item 8. “Financial Statements and Supplementary Data.” of Selective’s Annual Report on Form 10-K for the year ended December 31, 2022.

NONQUALIFIED DEFERRED COMPENSATION

The Deferred Compensation Plan allows participants to defer receipt of up to 50% of base salary and up to 100% of their annual bonus (subject to certain limitations to provide for required tax withholding). Participant accounts are credited with a notional rate of return (positive or negative) based on the performance of investment options selected by the participants from a menu of notional investment options. Participants can elect to schedule in-service withdrawals or withdrawals upon separation from service.

SICA makes matching contributions to a participant’s Deferred Compensation Plan account to supplement matching contributions under the Retirement Savings Plan. For 2022, such matching contributions consisted of 100% of the first 3% of base salary and 50% of the next 3% of base salary deferred to the Retirement Savings Plan and the Deferred Compensation Plan together, minus any matching contribution made to a participant’s Retirement Savings Plan account. Effective January 1, 2010, the Deferred Compensation Plan was amended for participants ineligible to participate in the Retirement Income Plan to provide a non-elective contribution to the extent not made to a participant’s Retirement Savings Plan account due to the limitations under the Code and the Retirement Savings Plan. The non-elective contribution to the Deferred Compensation Plan is equal to 4% of a participant’s base salary, minus any non-elective contribution made to the Retirement Savings Plan. In conjunction with the amendment of the Retirement Income Plan and the SERP to cease accrual of further benefits under those plans effective as of March 31, 2016, all participants affected by the curtailment, including the NEOs, became eligible for the non-elective contribution effected on April 5, 2013.

The following table shows information regarding nonqualified deferred compensation of our NEOs:

Name	Executive Contributions in 2022 ($)(1)	Company Contributions in 2022 ($)(2)	Aggregate Earnings in 2022 ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2022 ($)(4)
John J. Marchioni	39,538	53,975	(238,615)	–	1,267,746
Mark A. Wilcox	1,114,615	30,469	(453,201)	–	2,511,713
Brenda M. Hall	40,315	12,554	(114,780)	–	531,576
Michael H. Lanza	34,708	23,669	(168,986)	–	842,986
Vincent M. Senia	30,202	11,200	(31,172)	–	242,684

(1)     Amounts in this column are attributable to (i) 2022 salaries deferred by Messrs. Marchioni, Wilcox, Lanza, and Senia and Ms. Hall, which are included in the Salary column of the Summary Compensation Table; and (ii) 2022 ACIP awards deferred by Mr. Wilcox and Ms. Hall, which are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)     Amounts in this column are included in the All Other Compensation column of the Summary Compensation Table as follows: Mr. Marchioni 93,565; Mr. Wilcox 63,912; Ms. Hall 46,915; Mr. Lanza 57,169; and Mr. Senia 47,674.

(3)      Amounts in this column are not included in the Summary Compensation Table because such earnings or losses were not above-market or preferential. Values are negative reflecting 2022 performance of the NEOs’ selected notional investment options.

(4)     Amounts in this column include the following aggregate contributions of the NEOs and SICA to the Deferred Compensation Plan in 2022, which amounts are included in the Summary Compensation Table:

◾	For 2020: Mr. Marchioni, $90,581; Mr. Wilcox, $290,451; and Mr. Lanza, $47,181.

◾	For 2021: Mr. Marchioni, $63,677; Mr. Wilcox, $1,031,008; Ms. Hall, $34,385; Mr. Lanza, $34,523; and Mr. Senia, $35,250.

◾	For 2022: Mr. Marchioni, $93,513; Mr. Wilcox, $1,145,085; Ms. Hall, $52,869; Mr. Lanza, $58,377; and Mr. Senia, $41,403.

EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS UPON
TERMINATION OR CHANGE IN CONTROL

SICA entered into employment agreements or amended employment agreements, as applicable, with: (i) Mr. Marchioni, commencing as of February 1, 2020, in connection with his appointment as President and Chief Executive Officer; (ii) Mr. Wilcox, commencing as of January 1, 2017, in connection with his commencement of employment; (iii) Ms. Hall, commencing as of September 30, 2019, in connection with her promotion to EVP; (iv) Mr. Lanza, commencing as of March 2, 2020, to conform his agreement to SICA’s current terms; and (v) Mr. Senia, commencing as of June 6, 2017, in connection with his promotion to EVP (collectively, the “Employment Agreements”). The following tables summarize the principal provisions of the Employment Agreements.

Term	Initial three-year term, automatically renewed for additional one-year periods unless terminated by either party with written notice.(1)
Compensation	Base salary.(2)
Benefits	Eligible to participate in incentive compensation plan, stock plan, 401(k) plan, and any other stock option, stock appreciation right, stock bonus, pension (based on date of hire), group insurance, retirement, profit sharing, medical, disability, accident, life insurance, relocation plan or policy, or any other plan, program, policy or arrangement of Selective or SICA intended to benefit SICA’s employees generally.
Vacation and Reimbursements	Vacation time and reimbursements for ordinary travel and entertainment expenses per SICA’s policies.
Perquisites	Suitable offices, secretarial and other services, and other perquisites to which other SICA executives are generally entitled.
Severance and Benefits on Termination without Change in Control

◾        For Cause or Resignation by NEO other than for Good Reason: Salary and benefits accrued through termination date.

◾        Death or Disability: Multiple(3) of: (i) NEO’s salary; plus (ii) average of three most recent annual cash incentive payments; provided that any such severance payments be reduced by life or disability insurance payments under policies with respect to which SICA paid premiums, paid in 12 equal installments.

◾        Without Cause by SICA, Relocation of Office over 50 Miles (without NEO’s consent), Resignation for Good Reason by CEO:

◾      Multiple(3) of: (i) NEOs salary; plus (ii) average of three most recent annual cash incentive payments paid in 12 equal installments.

◾      Medical, dental, vision, disability, and life insurance coverage in effect for NEO and dependents until the earlier of specified period of months(4) following termination or commencement of equivalent benefits from a new employer.

◾       Stock Awards: Except for termination for Cause or resignation by the NEO other than for Good Reason, immediate vesting and possible extended exercise period, as applicable, for any previously granted stock options, stock appreciation rights, cash incentive units, restricted stock, restricted stock units, and stock bonuses.

Severance and Benefits on Termination after Change in Control

For termination without Cause or resignation for Good Reason for: (i) CEO at any time; or (ii) other NEO within two years following a Change in Control (as defined in the Employment Agreement), NEO is entitled to:

◾       Severance payment equal to multiple(5) of the greater of: (i) NEO’s salary plus target annual cash incentive payment; or (ii) NEO’s salary plus the average of NEO’s annual cash incentive payments for the three calendar years prior to the calendar year in which the termination occurs, paid in lump sum.

◾       Medical, dental, vision, disability, and life insurance coverage in effect for NEO and dependents until the earlier of a period of months(6) following termination or commencement of equivalent benefits from a new employer.

◾       Stock awards, same as above, except that the initial number of cash incentive units is multiplied by 150%.

Release; Confidentiality and Non-Solicitation

◾       Receipt of severance payments and benefits conditioned upon:

◾      Entry into release of claims; and

◾      No disclosure of confidential or proprietary information, or solicitation of employees to leave Selective or its subsidiaries for a period of two years following the termination of the Employment Agreement, and assignment of intellectual property rights.

(1)     The initial three-year term ended or will end as follows:

NEO	Date
Mr. Marchioni	January 31, 2023
Mr. Wilcox	January 1, 2020
Ms. Hall	September 30, 2022
Mr. Lanza	March 2, 2023
Mr. Senia	June 12, 2020

(2)      The annual base salaries for the NEOs, as of March 11, 2022, were as follows: Mr. Marchioni, $1,000,000; Mr. Wilcox, $700,000; Ms. Hall, $500,000; Mr. Lanza, $580,000; and Mr. Senia, $433,000.

(3)      For Mr. Marchioni, the multiple is two, and for Messrs. Wilcox, Lanza, and Senia and Ms. Hall the multiple is 1.5.

(4)      For Mr. Marchioni, the period is 24 months, and for Messrs. Wilcox, Lanza, and Senia and Ms. Hall, the period is 18 months.

(5)      For Mr. Marchioni, the multiple is 2.99. For Messrs. Wilcox, Lanza, and Senia and Ms. Hall, the calculation for the severance payment is 1.5 times the sum of the NEO’s salary and the average of the NEO’s annual cash incentive payments for the three calendar years prior to the calendar year in which the termination occurs.

(6)      For Mr. Marchioni, the period is 36 months, and for Messrs. Wilcox, Lanza, and Senia and Ms. Hall, the period is 18 months.

The following table shows information regarding payments and benefits to which our NEOs would be entitled under the terms of their respective Employment Agreements and the scenarios shown as of December 31, 2022:

Name	Resignation(1) or Termination For Cause ($)	Retirement ($)(2)	Death or Disability ($)(3)	Termination without Cause or Resignation with Good Reason ($)(4)	Termination Following Change in Control ($)(5)
John J. Marchioni	–	8,520,574	14,787,240	14,830,784	20,096,716
Mark A. Wilcox	–	3,851,117	6,651,117	6,683,750	7,019,329
Brenda M. Hall	–	1,835,742	3,340,742	3,373,375	3,480,835
Michael H. Lanza	–	1,992,948	3,840,448	3,873,082	4,116,321
Vincent M. Senia	–	1,524,935	2,956,935	2,990,445	3,108,397

(1)      Other than a resignation for Good Reason.

(2)      This column includes the value of earned and unearned performance-based restricted stock units granted under the Omnibus Stock Plan and any related accrued DEUs. These performance-based awards would normally vest upon: (i) achievement of early or normal retirement eligibility or continuation in service through the end of the applicable performance period; and (ii) the achievement of the specified performance goals applicable to each such award and be payable following the end of the applicable three-year performance period. As each of Messrs. Lanza and Senia have attained early retirement eligibility, their respective restricted stock unit awards have vested, but their ultimate payment value will only be determined upon achievement of each award’s applicable performance condition. Also included in this column is the value of performance-based cash incentive units awarded under the Cash Incentive Plan to the NEOs. The value of such awards is calculated using: (i) the target 100% unit multiplier for the number of cash incentive units granted; and (ii) the per unit value at December 31, 2022. Under the Cash Incentive Plan, the NEOs’ awards would fully vest upon achievement of early or normal retirement eligibility or continuation in service through the end of the payment date and be payable following the end of the applicable three-year performance period. As each of Messrs. Lanza and Senia have attained early retirement eligibility, their respective cash incentive unit awards have vested, but their ultimate payment value will only be determined upon achievement of each award’s applicable performance conditions.

(3)      This column includes the value of unvested performance-based restricted stock units granted under the Omnibus Stock Plan and any related accrued DEUs. In the event of total disability, these performance-based awards would normally vest for all the NEOs upon the achievement of the specified performance goals applicable to each such award and be payable following the end of the applicable three-year performance period. In the event of death, these performance-based awards are immediately vested and payable for all the NEOs. Also included in this column is the value of performance-based cash incentive units awarded under the Cash Incentive Plan to the NEOs. The value of such awards is calculated using: (i) the target 100% unit multiplier for the number of cash incentive units granted; and (ii) the per unit value at December 31, 2022. Under the Cash Incentive Plan, in the event of death or total disability, the NEOs’ awards would fully vest and be payable following the end of the applicable three-year performance period. This column also includes the cash severance payment provided for in each NEO’s Employment Agreement.

(4)      This column includes the value of unvested performance-based restricted stock units granted under the Omnibus Stock Plan and any related accrued DEUs. These performance-based awards would normally vest upon: (i) a termination without Cause or resignation for Good Reason; and (ii) the achievement of the specified performance goals applicable to each such award and be payable following the end of the applicable three-year performance period. Also included in this column is the value of performance-based cash incentive units awarded under the Cash Incentive Plan to the NEOs. The value is calculated using: (i) the target 100% unit multiplier for the number of cash incentive units granted; and (ii) the per unit value at December 31, 2022. The cash incentive unit awards would fully vest and be payable following the end of the applicable three-year performance period. Also included in this column are the cash severance payment and the value of applicable medical, dental, and vision coverages, as provided for in each respective NEO’s Employment Agreement.

(5)      This column includes the value of unvested performance-based restricted stock units granted under the Omnibus Stock Plan, and any related accrued DEUs, which would immediately vest and be payable upon a termination of employment within two years following a change in control. This column also includes the value of performance-based cash incentive units awarded under the Cash Incentive Plan to the NEOs, all of which would vest upon a termination of employment within two years following a change in control. The value of such awards is calculated using: (i) a 150% per unit multiplier; and (ii) the per unit value at December 31, 2022. Also included in this column are the cash severance payment and the value of applicable medical, dental, and vision coverages, as provided for in each NEO’s Employment Agreement.

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Item 402(u) of Regulation S-K, we are providing the ratio of the annual total compensation of our CEO, Mr. Marchioni, to that of our median employee. In making this pay ratio disclosure, other companies may use assumptions, estimates, and methodologies different than ours; as a result, the following information may not be directly comparable to the information provided by other companies in our peer group or otherwise. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

We identified the median employee in 2022 by tabulating 2022 W-2 Medicare Wages on December 31, 2022.  We included all employees, whether employed full-time, part-time, or seasonally. We did not make any adjustments or annualize compensation for employees who we did not employ for all of 2022. We believe the use of W-2 Medicare Wages is a simple and consistent methodology that we can easily replicate in future years.

Mr. Marchioni’s 2022 total compensation was $5,810,187 (reflected in the Summary Compensation Table, which excludes the negative change in pension value and non-qualified deferred compensation), and our median employee’s 2022 total compensation was $105,838. Mr. Marchioni’s 2022 total compensation was approximately 55 times that of our median employee.

PAY VERSUS PERFORMANCE

The table below discloses “Compensation Actually Paid” (“CAP”), calculated under SEC rules, for (i) Selective’s principal executive officer (“PEO”) and (ii) Selective’s NEOs other than the PEO, on an average basis, as well as certain financial performance measures for Selective for the past three fiscal years. Mr. Marchioni served as PEO during 2022 and 2021. During 2020, Gregory E. Murphy served as PEO until January 31, 2020, after which time Mr. Marchioni was appointed as PEO.

Consistent with SEC rules, Selective has identified GAAP Combined Ratio as its “Company-Selected Measure,” an accepted insurance industry standard of profitability. Selective believes that this measure represents the most important financial performance measure used to link CAP to company performance. GAAP Combined Ratio is a key component of Selective’s compensation program, as described in our Compensation Discussion and Analysis section above.

Pay Versus Performance Table

							Value of Initial Fixed $100 Investment Based On:
Fiscal Year (a)	Summary Compensation Table (“SCT”) Total for PEO ($)(1) (b1)	SCT Table Total for PEO ($)(1) (b2)	CAP to PEO ($)(1)(2)(3)(c1)	CAP to PEO ($)(1)(2)(4)(c2)	Average SCT Total for Non- PEO NEOs ($)(5) (d)	Average CAP to Non-PEO NEOs ($)(2)(5)(6) (e)	Total Share- Holder Return ($)(7) (f)	Peer Group Total Share- holder Return ($)(7)(g)	Net Income ($) (h)	GAAP Combined Ratio (%) (i)
2022	5,810,187	–	7,100,961	–	1,958,112	2,282,919	142.03	108.70	224,886	95.1
2021	5,435,625	–	7,471,943	–	1,889,803	2,490,130	129.52	101.26	403,837	92.8
2020	5,130,406	5,370,502	5,319,126	5,606,083	2,196,253	2,287,992	104.46	90.45	246,355	94.9

(1)      Mr. Marchioni served as PEO during 2022 and 2021. During 2020, Gregory E. Murphy served as PEO until January 31, 2020, after which time Mr. Marchioni was appointed as PEO. Mr. Murphy served as our Executive Chairman from February 1, 2020 through December 31, 2020. Consistent with SEC rules, we have included Mr. Murphy’s total 2020 compensation, including his compensation for service as Executive Chairman from February 1, 2020 through December 31, 2020, as reflected in Mr. Murphy’s total compensation amount set forth in columns (b2)

and (c2). No relationship can be drawn between PEO (c2) and performance measures because Mr. Murphy was only a PEO for one month of the reported disclosure period.

(2)      Consistent with SEC rules, we made the following adjustments to the SCT totals for NEOs to calculate CAP amounts:

◾	Excluded the actuarial increase in the present value of each applicable NEO’s pension benefits under SICA’s defined benefit pension plans, which represented changes in pension values primarily attributable to an increase in the discount rate used to calculate present value and the use of the most-recently released mortality tables. See tables below for quantitative detail for the PEOs and non-PEO NEOs.

◾	Added changes in pension values attributable to current years’ service and any change in pension value attributable to plan amendments made during each fiscal year. Our pension plan is closed to new entrants and existing participants ceased accruing benefits after March 31, 2016. There were no amendments to the pension plan in each fiscal year that changed that pension value.

◾	Excluded the grant date fair values for the performance-based restricted stock unit and performance-based cash incentive unit awards granted to the NEOs. See tables below for quantitative detail for the PEOs and non-PEO NEOs.

◾	Added the fair values of performance-based restricted stock units (and related accrued dividend equivalent units) and performance-based cash incentive unit awards granted to the NEOs in each year, valued as of each fiscal year end. See tables below for quantitative detail for the PEO and non-PEO NEOs.

◾	Added the year-over-year change in fair value of the prior years' unvested performance-based restricted stock units (and related accrued dividend equivalent units) and performance-based cash incentive unit awards, and the awards that vested during each fiscal year. See tables below for quantitative detail for the PEO and non-PEO NEOs.

Additionally, assumptions made in the valuation of the 2022, 2021, and 2020 grants of performance-based restricted stock unit awards, and the 2022, 2021, and 2020 grants of performance-based cash incentive unit awards that differ materially from those disclosed as of the grant date of such awards include adjustment of:

◾	Selective's common stock price per share and reinvested dividends to reflect the measurement date value (instead of the common stock price per share and reinvested dividends at grant date). Measurement date represents each fiscal year end or the date of vesting for those awards that vested in each fiscal year.

◾	Per unit values for the performance-based cash incentive unit awards for the TSR value at the measurement date (instead of using the initial per unit value of $100).

◾	The peer group multiplier for cash incentive unit awards to reflect the Monte Carlo valuation received at the measurement date, recorded on a one-quarter lag (instead of using the initial peer group multiplier of 100%).

(3)      The following table reconciles SCT Total for PEO (b1) to Total CAP to PEO (c1):

PEO (c1):
Fiscal Year	SCT Total ($) (A)	Deducted from SCT: Pension Value and Nonqualified Deferred Compensation Earnings ($) (B)	Added to CAP: Pension Value Attributable to Fiscal Years' Service and Plan Amendments ($) (C)	Deducted from SCT: Grant Date Fair Value of Awards ($) (D)	Added to CAP: Fair Value of Awards Granted in Fiscal Year ($)(1) (E)	Added to CAP: Change in Fair Value of Prior Years' Unvested Awards ($)(1) (F)	Added to CAP: Change in Fair Value of Prior Years' Awards that Vested in Fiscal Year ($)(1) (G)	Total CAP (A - B + C - D + E + F + G)
2022	5,810,187	--	–	2,628,160	3,420,746	584,812	(86,623)	7,100,961
2021	5,435,625	–	–	2,124,100	3,075,273	1,093,366	(8,221)	7,471,943
2020	5,130,406	239,169	–	1,648,685	1,810,867	244,246	21,461	5,319,126

(1) The table below shows information on performance-based restricted stock unit awards (“RSUs”) and performance-based cash incentive unit awards (“CIUs”) previously granted to PEO (c1).

PEO (c1):
Fiscal Year	Fair Value of Equity Awards Granted in Fiscal Year at Fiscal Year End ($)	Change in Fair Value of Prior Years' Awards Unvested ($)	Change in Fair Value of Prior Years' Awards that Vested in Fiscal Year ($)	Equity Fair Value Included in Compensation Actually Paid ($)
2022
RSUs	2,310,409	406,192	(86,623)	2,629,977
CIUs	1,110,337	178,620	-	1,288,957
Total	3,420,746	584,812	(86,623)	3,918,934
2021
RSUs	2,052,416	598,684	(36,748)	2,614,352
CIUs	1,022,857	494,682	28,527	1,546,066
Total	3,075,273	1,093,366	(8,221)	4,160,419
2020
RSUs	1,255,857	117,570	54,475	1,427,902
CIUs	555,010	126,676	(33,014)	648,673
Total	1,810,867	244,246	21,461	2,076,575

(4)      The following table reconciles SCT Total for PEO (b2) to Total CAP to PEO (c2):

PEO (c2):
Fiscal Year	SCT Total ($) (A)	Deducted from SCT: Pension Value and Nonqualified Deferred Compensation Earnings ($) (B)	Added to CAP: Pension Value Attributable to Fiscal Years' Service and Plan Amendments ($) (C)	Deducted from SCT: Grant Date Fair Value of Awards ($) (D)	Added to CAP: Fair Value of Awards Granted in Fiscal Year ($)(1) (E)	Added to CAP: Change in Fair Value of Prior Years' Unvested Awards ($)(1) (F)	Added to CAP: Change in Fair Value of Prior Years' Awards that Vested in Fiscal Year ($)(1) (G)	Total CAP (A - B + C - D + E + F + G)
2022	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
2021	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
2020	5,370,502	380,329	–	2,100,004	2,284,638	395,669	35,607	5,606,083

(1) The table below shows information on performance-based RSUs and performance-based CIUs previously granted to PEO (c2).

PEO (c2):
Fiscal Year	Fair Value of Equity Awards Granted in Fiscal Year at Fiscal Year End ($)	Change in Fair Value of Prior Years’ Awards Unvested ($)	Change in Fair Value of Prior Years’ Awards that Vested in Fiscal Year ($)	Equity Fair Value Included in Compensation Actually Paid ($)
2022
RSUs	n/a	n/a	n/a	n/a
CIUs	n/a	n/a	n/a	n/a
Total	n/a	n/a	n/a	n/a
2021
RSUs	n/a	n/a	n/a	n/a
CIUs	n/a	n/a	n/a	n/a
Total	n/a	n/a	n/a	n/a
2020
RSUs	1,599,049	190,096	90,788	1,879,933
CIUs	685,589	205,573	(55,181)	835,981
Total	2,284,638	395,669	35,607	2,715,914

(5)            For 2022 and 2021, the Non-PEO NEOs were Messrs. Wilcox, Lanza, and Senia, and Ms. Hall. For 2020, the Non-PEO NEOs were Messrs. Wilcox and Lanza.

(6)            The following table reconciles Average SCT Total for Non-PEO NEOs (d) to Average CAP to Non-PEO NEOs (e):

Average for Non-PEO NEOs:
Fiscal Year	SCT Total ($) (A)	Deducted from SCT: Pension Value and Nonqualified Deferred Compensation Earnings ($) (B)	Added to CAP: Pension Value Attributable to Fiscal Years' Service and Plan Amendments ($) (C)	Deducted from SCT: Grant Date Fair Value of Awards ($) (D)	Added to CAP: Fair Value of Awards Granted in Fiscal Year ($)(1) (E)	Added to CAP: Change in Fair Value of Prior Years' Unvested Awards ($)(1) (F)	Added to CAP: Change in Fair Value of Prior Years' Awards that Vested in Fiscal Year ($)(1) (G)	Total CAP (A - B + C - D + E + F + G)
2022	1,958,112	–	–	665,944	863,214	158,607	(31,070)	2,282,919
2021	1,889,803	–	–	580,838	835,690	348,738	(3,263)	2,490,130
2020	2,196,253	101,198	–	637,958	698,107	120,014	12,774	2,287,992

(1) The table below shows information on performance-based RSUs and performance-based CIUs previously granted to the Non-PEO NEOs.

Average for Non-PEO NEOs:
Fiscal Year	Fair Value of Equity Awards Granted in Fiscal Year at Fiscal Year End ($)	Change in Fair Value of Prior Years’ Awards Unvested ($)	Change in Fair Value of Prior Years’ Awards that Vested in Fiscal Year ($)	Equity Fair Value Included in Compensation Actually Paid ($)
2022
RSUs	583,518	108,458	(31,070)	660,907
CIUs	279,695	50,149	–	329,844
Total	863,214	158,607	(31,070)	990,751
2021
RSUs	559,612	188,746	(14,317)	734,040
CIUs	276,078	159,992	11,054	447,124
Total	835,690	348,738	(3,263)	1,181,165
2020
RSUs	485,891	55,881	32,425	574,197
CIUs	212,216	64,133	(19,651)	256,698
Total	698,107	120,014	12,774	830,894

(7)       We used our peer group for purposes of Item 201(e) of Regulation S-K to calculate peer group total shareholder return. The peer group is a select group of peer companies comprised of Nasdaq-listed companies in SIC Code 6330-6339, Fire, Marine, and Casualty Insurance.

Narrative Discussion of Relationship between CAP and Performance Measures

We believe that the Pay Versus Performance Table reflects an alignment of CAP with Selective’s performance of key financial performance measures. The information in the below charts further demonstrates that generally there is correlation among the CAP amounts set forth in columns (c1), (c2), and (e) and Selective’s TSR, net income, and GAAP combined ratio. As noted above, the amount set forth in column (c2) includes Mr. Murphy’s compensation for service as Executive Chairman from February 1, 2020 through December 31, 2020, in connection with Selective’s PEO leadership transition.

In addition to reviewing this discussion and the Pay Versus Performance Table above, we encourage you to read the Compensation Discussion and Analysis section of this Proxy Statement, which explains our executive compensation philosophy and programs and compensation decisions relating to 2022 compensation for our NEOs.

CAP versus Selective TSR

In each of 2022, 2021, and 2020, Selective markedly outperformed the Peer Group TSR. The relationship between CAP to PEO (c1) and Average CAP to Non-PEO NEOs to Selective’s TSR was moderately correlated, as both CAP to CEO (c1) and Average CAP to Non-PEO NEOs increased from 2020 to 2021, as Selective’s TSR increased. However, CAP to CEO (c1) and Average CAP to Non-PEO NEOs decreased from 2021 to 2022, while Selective’s TSR increased.

CAP versus Selective Net Income

Across 2022, 2021, and 2020, Selective generated strong net income. From 2020 to 2021, there were strong correlations between Selective’s net income and each of PEO CAP (c1) and Average CAP to Non-PEO NEOs. Specifically, both CAP to PEO (c1) and Average CAP to Non-PEO NEOs increased from 2020 to 2021, as Selective’s net income increased. In 2022, both CAP to PEO (c1) and Average CAP to Non-PEO NEOs decreased, as compared to 2021, as Selective’s net income decreased.

CAP versus Selective GAAP Combined Ratio

For each of 2022, 2021, and 2020, Selective generated strong GAAP combined ratio results. There is a correlation between Selective’s GAAP combined ratio and each of CAP to PEO (c1) and Average CAP to Non-PEO NEOs. Specifically, both CAP to PEO (c1) and Average CAP to Non-PEO NEOs increased from 2020 to 2021, as Selective’s combined ratio decreased (improved). Both CAP to PEO (c1) and Average CAP to Non-PEO NEOs decreased for 2022, as compared to 2021, as Selective’s combined ratio increased (weakened).

Important Financial Performance Measures

The following unranked tabular list sets forth the most important performance measures used by Selective to link CAP for all NEOs to company performance for 2022:

GAAP Combined Ratio
Cumulative non-GAAP operating ROE* / cumulative statutory operating return on policyholders’ surplus
Cumulative policy count growth
Cumulative statutory net premiums written growth
Profitability improvement
Expense management and operational efficiency
Customer experience

* See the Compensation Discussion and Analysis section of this Proxy Statement for a discussion of non-GAAP operating ROE, which is a non-GAAP performance measure.

DIRECTOR COMPENSATION

We compensate non-employee directors for their Board service with a combination of cash and equity in amounts commensurate with their role and involvement, and consistent with peer company practices. In setting director compensation, we consider the significant amount of time and effort our directors expend in fulfilling their duties, and the skill level required of members of our Board. We intend to compensate our non-employee directors in a competitive way that attracts and retains high-caliber directors and aligns their interests with those of our stockholders. Mr. Marchioni, our CEO, did not receive additional compensation for his service as a director in 2022.

The SEBC, which is comprised solely of independent directors, has the primary responsibility for reviewing and approving compensation for non-employee directors, including the following elements: retainer; meeting fees; committee member fees; committee chairperson fees; lead independent director fee; non-executive chairperson fee; and equity compensation. In October 2021, the SEBC reviewed the form and amount of compensation paid to our non-employee directors for their Board service. The SEBC considered the results of an independent analysis completed by the Compensation Consultant, who reviewed non-employee director compensation trends and data from companies comprising the Proxy Peer Group used by the SEBC in its review of executive compensation. After consultation with the Compensation Consultant, and in light of peer data and the amount of responsibility of the positions, the SEBC approved the following changes to Selective’s non-employee director compensation program to align compensation with the Proxy Peer Group median:

◾	Increased the Annual Retainer Fee from $85,000 to $90,000;

◾	Increased the Grant Date Fair Value of Annual Equity Award from $80,000 to $95,000;

◾	Increased Annual Committee Member Retainer Fees from $7,500 to $8,000 for the SEBC, Finance, and Audit Committees, with the Corporate Governance and Nominating Committee Member Retainer Fee remaining at $5,000;

◾	Increased the Annual Committee Chairperson Fees for the Audit Committee and Finance Committee from $30,000 to $32,500, and for the SEBC and the Corporate Governance and Nominating Committee from $20,000 to $22,500; and

◾	Established an Annual Non-Executive Chairperson Fee of $150,000.

The following table summarizes the types and amounts of compensation paid to our non-employee directors in 2022:

Type of Compensation	Amount ($)
Annual Retainer Fee	90,000
Grant Date Fair Value of Annual Equity Award	95,000
Board Meeting Attendance	–
Annual Committee Member Retainer Fees
Audit Committee	8,000
Corporate Governance and Nominating Committee	5,000
Finance Committee	8,000
SEBC	8,000
Annual Committee Chairperson Fees
Audit Committee	32,500
Corporate Governance and Nominating Committee	22,500
Finance Committee	32,500
SEBC	22,500
Non-Executive Chairperson Fee	150,000
Lead Independent Director Fee	40,000
Expenses	Reasonable

As the tables above show, in 2022, the non-employee directors received compensation in the forms of restricted stock units and cash for their director service. The SEBC annually reviews and approves the compensation for non-employee directors, including the Annual Retainer Fee. For 2022, non-employee directors had the election to receive up to 100% of their Annual Retainer Fee in shares of Selective common stock. Any remaining balance of the Annual Retainer Fee was paid in cash. Non-employee directors made this election before December 31, 2021. The Annual Retainer Fee was paid in one installment on the second business day following Selective’s 2022 Annual Meeting of Stockholders.

For 2022, the annual equity grant under Selective’s non-employee director compensation program was made entirely in restricted stock units granted under the Omnibus Stock Plan. Shares of Selective common stock paid to directors as a portion of their Annual Retainer Fee were issued under the Omnibus Stock Plan. Annual Committee Member Fees, Annual Committee Chairperson Fees, the Non-Executive Chairperson Fee, and the Lead Independent Director Fee were paid in cash as reflected in the table above.

The following table shows compensation earned by or paid to our non-employee directors during 2022 for 2022 service:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Ainar D. Aijala, Jr.	106,000	95,061	201,061
Lisa Rojas Bacus	103,000	95,061	198,061
John C. Burville	106,032	95,061	201,093
Terrence W. Cavanaugh	106,032	95,061	201,093
Wole C. Coaxum	103,000	95,061	198,061
Robert Kelly Doherty	132,630	95,061	227,691
Thomas A. McCarthy	130,532	95,061	225,593
Stephen C. Mills	106,000	95,061	201,061
H. Elizabeth Mitchell	127,500	95,061	222,561
Michael J. Morrissey	125,516	95,061	220,577
Cynthia S. Nicholson	120,532	95,061	215,593
William M. Rue	98,000	95,061	193,061
John S. Scheid	106,032	95,061	201,093
J. Brian Thebault	116,479	95,061	211,540
Philip H. Urban	111,032	95,061	206,093

(1)       Information on the election by directors to receive shares of Selective common stock instead of cash for their 2022 annual retainer is set forth below under the heading “Annual Retainer Stock Election.”

(2)       This column reflects the aggregate grant date fair value for the 2022 grants of restricted stock units to directors, based on a grant date fair value of $81.11 per share, calculated in accordance with ASC Topic 718. Information on unvested restricted stock units held by each director as of December 31, 2022, is set forth below under the heading “Unvested Restricted Stock Units.”

Annual Retainer Stock Election

Directors elected to receive shares of Selective common stock for all or a portion of their 2022 Annual Retainer Fee as follows:

Name	Number of Shares	Payment Date Value of Stock ($)
Ainar D. Aijala, Jr.	–	–
Lisa Rojas Bacus	–	–
John C. Burville	1,110	90,032
Terrence W. Cavanaugh	1,110	90,032
Wole C. Coaxum	–	–
Robert Kelly Doherty	–	–
Thomas A. McCarthy	1,110	90,032
Stephen C. Mills	–	–
H. Elizabeth Mitchell	–	–
Michael J. Morrissey	555	45,016
Cynthia S. Nicholson	1,110	90,032
William M. Rue	–	–
John S. Scheid	1,110	90,032
J. Brian Thebault	–	–
Philip H. Urban	1,110	90,032

Unvested Restricted Stock Units*

The aggregate number of unvested restricted stock units held by each director as of December 31, 2022, was as follows:

Name	Unvested Restricted Stock Units (#)
Ainar D. Aijala, Jr.	1,172
Lisa Rojas Bacus	1,172
John C. Burville	1,172
Terrence W. Cavanaugh	1,172
Wole C. Coaxum	1,172
Robert Kelly Doherty	1,172
Thomas A. McCarthy	1,172
Stephen C. Mills	1,172
H. Elizabeth Mitchell	1,172
Michael J. Morrissey	1,172
Cynthia S. Nicholson	1,172
William M. Rue	1,172
John S. Scheid	1,172
J. Brian Thebault	1,172
Philip H. Urban	1,172

*         No directors held any outstanding stock options as of December 31, 2022.

Director Stock Ownership and Retention Requirements

Selective believes that stock ownership by directors encourages the enhancement of stockholder value. Selective’s stock ownership guidelines are based on prevailing corporate governance practices and are detailed in the Corporate Governance Guidelines.

Each non-employee director must own five times the amount of their annual retainer within five years of their first election to the Board. The following count toward satisfying the guidelines: (i) shares of Selective common stock of which the director is deemed to be the “beneficial owner” (as such term is defined under Section 16 of the Exchange Act); (ii) awards of restricted stock and restricted stock units (including related dividend equivalent units) not yet vested; (iii) shares of Selective common stock held in benefit plan investments (i.e., 401(k) Plan); and (iv) deferred shares of Selective common stock held in accounts of directors. Unexercised stock options are not counted. All of our directors have met, or are on track to meet, the required ownership guidelines.

INFORMATION ABOUT PROPOSAL 2

As required under the Dodd-Frank Act, our Board of Directors provides Selective’s stockholders the opportunity to vote annually to approve, on an advisory (non-binding) basis, the compensation of our named executive officers disclosed pursuant to the compensation disclosure rules of the SEC (also referred to as say-on-pay). Although the vote is non-binding, the Board and the SEBC value our stockholders’ opinions and will consider the outcome of this vote when making future compensation decisions for named executive officers. In 2022, our stockholders overwhelmingly supported our compensation decisions, with over 99% of votes cast voting in favor of our say-on-pay proposal.

We urge stockholders to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses our compensation philosophy, policies, and procedures. The following resolution is being submitted to stockholders for approval at the Annual Meeting pursuant to Section 14A of the Exchange Act:

“RESOLVED, that the stockholders of Selective Insurance Group, Inc. (“Selective”) approve, on an advisory basis, the 2022 compensation of Selective’s named executive officers as such compensation is disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K or any successor thereto.”

If a majority of stockholders vote against this proposal, neither the Board nor the SEBC will be required to take any specific action because this vote is non-binding and advisory. Nonetheless, consistent with our record of stockholder responsiveness, the SEBC will consider our stockholders’ concerns and take them into account in future determinations concerning our executive compensation programs. The Board recommends you indicate your support for the compensation of our named executive officers as outlined in the above resolution.

We have included in this Proxy Statement a proposal regarding the frequency of the say-on-pay advisory vote (“say-on-frequency” vote) and the Board has recommended that the stockholders vote “one year” to approve an annual say-on-pay vote. Unless the Board modifies its policy on the frequency of holding say-on-pay votes, the next say-on-pay advisory vote will be held at our 2024 Annual Meeting of Stockholders, and the next say-on-frequency vote is expected to occur at the 2029 Annual Meeting of Stockholders.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ADVISORY RESOLUTION APPROVING THE 2022 COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

INFORMATION ABOUT PROPOSAL 3

The Dodd–Frank Wall Street Reform and Consumer Protection Act requires that at least once every six years, companies ask their stockholders how often they would like to be presented with the “say-on-pay” advisory vote on named executive officer compensation: every year, every two years, or every three years. This non-binding, advisory vote is commonly referred to as a “say-on-frequency” vote.

Our current policy provides for an annual say-on-pay vote. The Board believes an annual frequency (i.e., every year) is the optimal frequency for the say-on-pay vote. An annual vote provides stockholders the opportunity to evaluate our compensation policies and procedures on a regular and more frequent basis. Specifically, because the SEBC makes its compensation decisions on an annual basis, we believe our stockholders should have an annual opportunity to provide advisory approval of these decisions. We also believe that an annual frequency vote provides the highest level of accountability and direct communication with our stockholders.

Stockholders are not voting to approve or disapprove the Board’s recommendation. Instead, you may cast your vote on your preferred voting frequency by choosing any of the following four options with respect to this proposal:

◾	One year;

◾	Two years;

◾	Three years; or

◾	Abstain.

For the reasons discussed above, the Board recommends you vote for a frequency of “one year” as set forth in the following resolution:

“RESOLVED, that the advisory vote relating to compensation paid to Selective’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, shall be conducted every ONE YEAR.”

The Board and the SEBC value the opinions expressed by stockholders and will take into account the outcome of the vote when considering the frequency of future votes on Selective’s executive compensation; however, as the say-on-frequency vote is advisory, it will not be binding on the Board or the SEBC and will not overrule any decision by the Board or SEBC.

In accordance with Section 14A of the Exchange Act, the next say-on-frequency vote is expected to occur at our 2029 Annual Meeting of Stockholders.

Board Recommendation

The Board recommends THAT YOU vote for “ONE YEAR” AS the frequency of FUTURE advisory voteS ON THE compensation OF OUR NAMED EXECUTIVE OFFICERS, as stated in the above resolution.

INFORMATION ABOUT PROPOSAL 4

Ratification of Appointment of
Independent Registered Public Accounting Firm

The Audit Committee has appointed KPMG LLP to act as Selective’s independent registered public accounting firm for the fiscal year ending December 31, 2023. The Audit Committee monitors the independence of the independent registered public accounting firm and compliance with auditor partner rotation requirements. Upon the recommendation of the Audit Committee, the Board of Directors has approved the appointment and has directed that the appointment be submitted to Selective’s stockholders for ratification at the Annual Meeting.

Stockholder ratification of the appointment of KPMG LLP as Selective’s independent registered public accounting firm is not required. The Board of Directors, however, is submitting the appointment to our stockholders for ratification as a matter of good corporate practice. If our stockholders do not ratify the appointment, the Audit Committee and the Board of Directors will reconsider whether to retain KPMG LLP or another firm, but are under no obligation to engage a different auditing firm. Even if our stockholders ratify the appointment, the Audit Committee and the Board of Directors may direct the appointment of a different auditing firm at any time during the 2023 fiscal year if the Audit Committee and the Board determine that such a change would be in the best interests of Selective and our stockholders.

A representative of KPMG LLP will attend virtually and participate in the Annual Meeting. The representative will have an opportunity to make a statement and be available to respond to appropriate questions.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023.

FEES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP, Selective’s independent registered public accounting firm, provided services in the following categories and amounts in 2022 and 2021:

Category	2022	2021
Audit Fees(1)	$1,836,500	$1,807,000
Audit-Related Fees	–	–
Tax Fees(2)	$6,337	$4,074
All Other Fees(3)	$110,500	$114,000
TOTAL	$1,953,337	$1,925,074

(1)        Audit Fees include fees associated with the issuance of consent procedures in 2021.

(2)        Tax Fees for 2022 and 2021 were for tax consulting services.

(3)        All Other Fees for 2022 and 2021 consisted of amounts associated with independent actuarial reviews, reserve opinions, and consulting services.

The Audit Committee has a pre-approval policy that requires pre-approval of audit, audit-related, and permitted non-audit services on an annual basis and authorizes the Audit Committee to delegate, to one or more of its members, pre-approval authority for permitted services. The Audit Committee delegated the authority to pre-approve audit, audit-related, and permitted non-audit services by KPMG LLP to the Audit Committee Chairperson, who is required to report any pre-approvals to the Audit Committee for ratification at its next meeting. In 2022, the Audit Committee pre-approved 100% of audit, audit-related, and permitted non-audit services, and concluded that KPMG LLP’s provision of such services was compatible with the maintenance of KPMG LLP’s independence in the conduct of its auditing functions.

AUDIT COMMITTEE REPORT

The Audit Committee oversees Selective’s financial reporting processes on behalf of the Board of Directors. Management has the primary responsibility for overseeing the preparation of the financial statements and the overall reporting processes, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee has:

◾	Periodically met with and held discussions with management regarding the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in Selective’s financial statements.

◾	Reviewed and discussed the audited financial statements for the year ended December 31, 2022, included in the Annual Report on Form 10-K and any amendments thereto, with management, which represented to the Audit Committee that: (i) the financial statements were prepared in accordance with U.S. generally accepted accounting principles; and (ii) management had reviewed Selective’s disclosure controls and procedures and believes those controls are effective.

◾	Reviewed and discussed with KPMG LLP, Selective’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements in accordance with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of Selective’s accounting principles and such other matters as are required to be discussed with the Audit Committee under the requirements of the Public Company Accounting Oversight Board, including the Statement on Auditing Standards No. 1301, “Communications with Audit Committees” as adopted by the Public Company Accounting Oversight Board, as may be modified or supplemented.

◾	Received the written disclosures and the letter from KPMG LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with KPMG LLP its independence from Selective and its management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited financial statements in Selective’s Annual Report on Form 10-K and any amendments thereto for the year ended December 31, 2022.

Submitted by the Audit Committee of Selective’s Board of Directors,

H. Elizabeth Mitchell, Chairperson	Robert Kelly Doherty
Ainar D. Aijala, Jr.	Thomas A. McCarthy
John C. Burville	John S. Scheid
Terrence W. Cavanaugh	Philip H. Urban

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Selective filing under the Securities Act or the Exchange Act, except to the extent that Selective specifically incorporates the Audit Committee Report by reference therein.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Proposals for Inclusion in 2024 Proxy

From time to time, stockholders present proposals that may be proper subjects for inclusion in the proxy statement and consideration at an annual meeting. Under SEC rules, in order to be included in the proxy statement for the 2024 Annual Meeting of Stockholders, stockholder proposals submitted under Exchange Act Rule 14a-8 must be received no later than November 30, 2023 by Selective’s Corporate Secretary at 40 Wantage Avenue, Branchville, New Jersey 07890.

Other Proposals and Nominations

Selective’s By-Laws require that a stockholder who otherwise intends to: (i) present a proposal outside of Rule 14a-8 under the Exchange Act; or (ii) nominate a director, must deliver notice to the Corporate Secretary, in proper written form and in accordance with the requirements of the By-Laws, not less than 120 days nor more than 150 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, a notice of a stockholder proposal for the 2024 Annual Meeting of Stockholders, submitted outside of Rule 14a-8 under the Exchange Act, will be untimely if received by the Corporate Secretary before December 5, 2023 or after January 4, 2024. In addition, stockholders who intend to solicit proxies in support of director nominees other than Selective’s nominees must comply with the additional requirements of Rule 14a-19(b).

Householding

As permitted by the rules of the SEC, certain brokers have adopted the procedure of “householding” whereby they deliver a single set of proxy materials to one address shared by two or more of our stockholders. This procedure can result in significant cost savings. As such, certain brokers may have delivered only one set of proxy materials to multiple stockholders who share an address, unless such brokers received contrary instructions from the impacted stockholders prior to the mailing date. If you hold shares through a broker and are currently sharing an address with another of our stockholders and wish to receive a separate copy of the proxy materials, have your future proxy materials householded, or your materials are currently householded and you would prefer to receive separate materials in the future, please contact your broker to make a request to change your householding status.

* * * * * * * *

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. ACCORDINGLY, YOU ARE URGED TO PROMPTLY VOTE YOUR SHARES BY: (1) COMPLETING, DATING, AND SIGNING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE ENCLOSED ENVELOPE; (2) CALLING THE TOLL-FREE TELEPHONE NUMBER LISTED ON THE PROXY CARD; OR (3) ACCESSING THE INTERNET WEB SITE LISTED ON THE PROXY CARD.

By Order of the Board of Directors:

Robyn P. Turner

Corporate Secretary

March 29, 2023

Branchville, New Jersey

SELECTIVE INSURANCE GROUP, INC. ATTN: ROBYN P. TURNER 40 WANTAGE AVENUE BRANCHVILLE, NJ 07890 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Annual Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 2, 2023 for shares held directly and by 11:59 p.m. Eastern Time on April 28, 2023 for shares held in a Plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Annual Meeting - Go to www.virtualshareholdermeeting.com/SIGI2023 You may attend the Annual Meeting via the Internet and vote during the Annual Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch- tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 2, 2023 for shares held directly and by 11:59 p.m. Eastern Time on April 28, 2023 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D95310-P82943 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY SELECTIVE INSURANCE GROUP, INC. 1. ELECTION OF DIRECTORS THE BOARD IS SUBJECT TO ANNUAL ELECTION BY THE STOCKHOLDERS. THE BOARD RECOMMENDS THAT YOU VOTE " FOR " EACH OF THE FOLLOWING 13 NOMINATED DIRECTORS FOR A TERM OF ONE YEAR: Nominees: 1a. AINAR D. AIJALA, JR. 1b. LISA ROJAS BACUS 1c. TERRENCE W. CAVANAUGH 1d. WOLE C. COAXUM 1e. ROBERT KELLY DOHERTY 1f. JOHN J. MARCHIONI For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! For Against Abstain 2. APPROVAL, ON AN ADVISORY BASIS, OF THE 2022 COMPENSATION ! ! ! OF OUR NAMED EXECUTIVE OFFICERS THE BOARD RECOMMENDS THAT YOU VOTE ;FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE 2022 COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS DISCLOSED IN THE PROXY STATEMENT. 1 Year 2 Years 3 Years Abstain 3. ADVISORY VOTE ON THE FREQUENCY OF FUTURE ! ! ! ! ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS 1g. THOMAS A. MCCARTHY 1h. STEPHEN C. MILLS 1i. H. ELIZABETH MITCHELL 1j. CYNTHIA S. NICHOLSON 1k. JOHN S. SCHEID 1l. J. BRIAN THEBAULT 1m. PHILIP H. URBAN ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! THE BOARD RECOMMENDS THAT YOU VOTE FOR "1 YEAR" AS THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS 4. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM THE BOARD RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION O F T H E A P P O I N T M E N T O F K P M G L L P A S O U R I N D E P E N D E N T REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS. For Against Abstain ! ! ! Please sign exactly as your name(s) appear(s) on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

SELECTIVE INSURANCE GROUP, INC. ANNUAL MEETING OF STOCKHOLDERS Wednesday, May 3, 2023 9:00 AM Eastern Time Live via webcast at www.virtualshareholdermeeting.com/SIGI2023 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D95311-P82943 Selective Insurance Group, Inc. proxy This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 3, 2023. The shares of stock you hold in your account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted "FOR" each of the director nominees listed in Item 1, "FOR" Item 2, "1 YEAR" for Item 3, and "FOR" Item 4. By signing the proxy, you revoke all prior proxies and appoint Cynthia S. Nicholson and J. Brian Thebault, and each of them with full power of substitution and to act alone, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and any adjournments, postponements, or continuations thereof. TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.